      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 25, 2001
                                                      Registration No. 333-55818



           SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

                                    --------

                               AMENDMENT NO. 1 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                    --------
                                CYTOMEDIX , INC.
             (Exact name of registrant as specified in its charter)
                                    --------

           DELAWARE                         8731                23-3011702
(State or other jurisdiction        (Primary Standard        (I.R.S. Employer
     of incorporation          Industrial  Classification     Identification
      or organization)                 Code Number)                Number)

                               THREE PARKWAY NORTH
                           DEERFIELD, ILLINOIS, 60015
                                 (847) 405-7800
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  JAMES A. COUR
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 CYTOMEDIX, INC.
                               THREE PARKWAY NORTH
                           DEERFIELD, ILLINOIS, 60015
                                 (847) 405-7800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                                DAVID C. DEMAREST
                                 GENERAL COUNSEL
                                 CYTOMEDIX, INC.
                               THREE PARKWAY NORTH
                           DEERFIELD, ILLINOIS, 60015
                                 (847) 405-7800

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.


         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|


         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]





THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL the Registration Statement shall become EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                    SUBJECT TO COMPLETION, DATED MAY 25, 2001


PROSPECTUS
                                 CYTOMEDIX, INC.



                        7,822,334 SHARES OF COMMON STOCK




         This prospectus relates to the public offering of up to 7,822,334 shares of our common stock that may be offered for sale or otherwise transferred from time to time by one or more of the selling stockholders identified in this prospectus. All of the 7,822,334 shares of common stock offered hereby represent common stock which may be acquired by the selling stockholders upon conversion of convertible secured promissory notes or upon exercise of warrants, except for 400,000 shares which are currently issued and outstanding. The selling stockholders and any broker-dealer who may participate in sales of the shares may use this prospectus. See "Plan of Distribution."



         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares. We will bear substantially all expenses of registration of the shares, and the selling stockholders will pay any underwriting fees, discounts or commissions, and transfer taxes.



         Our common stock is traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "CYDX." On May 24, 2001, the average of the bid and asked sale prices for the common stock as reported on the NASDAQ Over-the-Counter Bulletin Board was $1.95 per share.


                             -------------------



        INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS"
                              BEGINNING ON PAGE 7.


                             -------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -------------------

                      The date of this Prospectus is , 2001

                             -------------------

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................6
RISK FACTORS..................................................................7
USE OF PROCEEDS..............................................................14
DIVIDEND POLICY..............................................................14
PRICE RANGE OF OUR COMMON STOCK..............................................14
ACQUISITION..................................................................15
BRIDGE FINANCING.............................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS......................................................19
BUSINESS.....................................................................27
MANAGEMENT...................................................................36
CERTAIN AGREEMENTS AND RELATED PARTY TRANSACTIONS............................43
PRINCIPAL AND SELLING STOCKHOLDERS...........................................46
PLAN OF DISTRIBUTION.........................................................54
DESCRIPTION OF CAPITAL STOCK.................................................56
SHARES ELIGIBLE FOR FUTURE SALE..............................................59
LEGAL MATTERS................................................................60
EXPERTS......................................................................60
WHERE YOU CAN FIND MORE INFORMATION..........................................60
INDEX TO FINANCIAL STATEMENTS...............................................F-1



                            ------------------------

         You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer of sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION DESCRIBED MORE FULLY ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO, BEFORE MAKING AN INVESTMENT DECISION.

                                 CYTOMEDIX, INC.


         We develop, produce, license and distribute cellular therapies for the treatment of chronic, non-healing wounds. The most common types of chronic wounds are diabetic ulcers, venous stasis wounds and decubitus ulcers, or pressure sores. At present, we offer two growth factor therapies for the treatment of chronic, non-healing wounds: AuTolo-Gel(TM) and Procuren(R). Both of these therapies are centered around harvesting and activating a patient's own blood platelets to isolate and release the growth factors contained in the platelets. Growth factors have been shown to promote the development of skin, soft tissue and blood vessel regeneration. Procuren and the platelet gel made using our proprietary AuTolo-Gel process are designed to initiate and accelerate a normal wound healing response in much the same way as a healthy body naturally initiates healing. Over the past several months, we have sustained recurring losses in connection with the manufacture and sale of the Procuren product, and therefore, intend to discontinue manufacturing Procuren by the end of 2001. We plan to close all Procuren production centers except for our Florida facility by July 2001. We will request permission from the Food & Drug Administration to continue to supply our existing patients with the Procuren product on an as needed basis through December 2001. We are currently a development stage company and to date have received limited revenues from the license of our platelet gel made using our proprietary AuTolo-Gel process.


         We believe that there is a strong demand for bioactive wound care therapies. According to "CHRONIC WOUND CARE: U.S. MARKETS FOR WOUND MANAGEMENT PRODUCTS," an estimated 6 million people suffer from chronic wounds in the United States. Of the estimated 6 million people with chronic wounds, 3 million have pressure sores, over 2 million have diabetic ulcers and over 1 million suffer from venous stasis ulcers. Venous stasis disease and pressure sores often afflict the elderly, who, according to Medical Data International; 1997, constitute the most rapidly growing segment of the U.S. population and account for a disproportionately large share of total U.S. health care expenditures. According to Frost & Sullivan, the wound care segment of the U.S. health care industry generated approximately $5 billion in expenditures in 1997, while global wound care expenditures exceeded $13 billion. As the wound care market continues to grow as a result of the aging population and the increasing incidence of health disorders which pre-dispose patients to develop chronic wounds, the market and demand for new, high-end therapies in wound care management, according to Frost & Sullivan, is also expected to grow from $455 million in 1999 to $2.4 billion in 2006.

         In the near term, we plan to focus our marketing efforts on the treatment of various types of wounds and related tissue regeneration. Our longer-term objective is to use our core set of technologies, which include cell harvest, ex-vivo manipulation and therapeutic administration, to support a variety of different cellular therapy applications, potentially including tumor vaccines for treatment of cancer, the use of stem cells for treatments of autoimmune diseases and neurological disorders, and RNA decoys for treatment of HIV replication.

                               RECENT DEVELOPMENTS


         Effective January 2, 2001, we acquired certain technology and other assets of Curative Health Services, Inc. and CHS Services, Inc. pursuant to an amended and restated asset purchase agreement. The technology and other assets acquired by us include the intellectual property rights related to the development and production of platelet-derived growth factors and related production equipment, leasehold improvements and certain other fixed assets. The acquisition included assets relating to the production of Curative's proprietary wound treatment agent, Procuren. In conjunction with the acquisition on January 2, 2001, our management began to formulate a plan to shut down facilities that are not economically viable. Since the date of this acquisition, we have sustained recurring losses in connection with the manufacture and sale of the Procuren product. As a result, we intend to close 22 of our 30 Procuren production centers by the middle of May 2001. We will continue to manufacture and supply Procuren from our 8 remaining facilities until the middle of July 2001, at which time we intend to close all but the Florida facility. We will request permission from the Food & Drug Administration to continue to supply our existing patients with the Procuren product on an as needed basis through December 2001. We plan to discontinue manufacturing Procuren entirely by the end of 2001.



         The consideration paid by us to Curative and CHS at closing was the sum of (1) $3,782,571 in the form of cash and a promissory note; (2) the assumption of liabilities arising after the closing in connection with any contracts sold or assigned to us by Curative or CHS and relating to the Procuren operations; and (3) our obligation to pay future royalties to Curative as set forth in a royalty agreement entered into between Cytomedix and Curative. We financed the $3,782,571 cash portion of the purchase price through a combination of a loan from Curative evidenced by a 10% convertible secured promissory note, issued by us to Curative in the aggregate principal amount of $1,682,571, and loans from three lenders in the aggregate principal amount of $2,100,000. We also issued warrants to purchase an aggregate of 1,350,846 shares of our common stock to Curative and the three lenders, and warrants to purchase an aggregate of 375,000 shares of our common stock to two entities as placement fees.



         The convertible secured promissory notes matured on April 15, 2001. We did not make payments on the notes on the maturity date; however, on April 20, 2001, we entered into a Consent, Waiver, Payoff and Exchange Agreement with Curative and each of the three lenders providing for the partial pay-off of the notes and the extension of the maturity date of the notes until April 15, 2002. Under the terms of this agreement, we paid to Curative and the lenders a total of $1,325,000 from the proceeds of an offering of 12% convertible promissory notes described below, reducing the outstanding amount of the notes. One of the lenders also elected to convert $100,000 principal amount of its note into 100,000 shares of our common stock. In addition, a group of third-party investors purchased the remaining outstanding convertible secured promissory notes from the original lenders, and agreed to subordinate these notes to our newly issued 12% convertible promissory notes. This same group of investors also loaned Cytomedix an additional $312,000 by increasing the outstanding principal amount of the assigned notes. As consideration for subordinating the assigned notes and for increasing the principal amount of these notes, we issued to certain of these third-party investors warrants representing the right to purchase an aggregate of 364,289 shares of our common stock on the same terms and conditions as the warrants issued to the original note holders.


         On April 23, 2001, we completed a private placement of $1,807,500 of 12% convertible secured promissory notes referred to above, maturing April 23, 2005, for aggregate net proceeds of $1,391,700. We used $1,325,000 of these proceeds to pay down the convertible secured promissory notes as described above. We may issue additional debt securities, although we cannot assure you that we will be able to raise any additional financing. We will use any proceeds received from additional borrowings first to pay off the remaining outstanding balance on the note held by Curative, second, to pay off the remaining outstanding balance on the notes held by the third party investors and third, to provide funds for general corporate operating needs. We have agreed to register with the Securities and Exchange Commission the shares of common stock underlying the 12% convertible promissory notes on or prior to the first anniversary date of the closing of the private placement. In addition to the private placement of 12% convertible secured promissory notes, we recently entered into an equity line of credit arrangement with Fusion Capital Fund II, L.L.C. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."



         On March 21, 2001, we signed an exclusive licensing agreement with DePuy AcroMed, Inc., a subsidiary of DePuy, Inc. Under this agreement, we have granted to DePuy an exclusive, worldwide license to use certain of the U.S. and foreign issued patents relating to platelet-based growth factors that we acquired from Curative. This license is limited to a field of use, which is defined as covering diagnostic and therapeutic spinal, neurosurgery and orthopedic surgery (including soft tissue damage resulting from such surgery). DePuy has no rights to use the technology embodied in our patents outside the defined field of use. In consideration of these rights, DePuy paid to us a one-time up front license fee of $750,000 and agreed to pay running royalties of 6.5% on all relevant sales as defined under the terms of the agreement, for the life of the patents, which is, on average, approximately nine years. Under the terms of our royalty agreement with Curative, we must pay Curative approximately 92.3% of the royalties we collect from DePuy. The license to DePuy also provides for certain minimum annual royalties, beginning in fiscal 2001. We retain the right to practice under, and grant licenses to other parties to the technology embodied in our patents outside the defined field of use.


                                CORPORATE HISTORY

         We were incorporated in Delaware on April 29, 1998. Prior to November 4, 1999, we were known as Informatix Holdings, Inc., which was originally a public shell company, defined as an inactive, publicly traded company with nominal assets and liabilities. On November 4, 1999, Autologous Wound Therapy, Inc., an Arkansas corporation, formed on December 11, 1998, merged with and into Informatix Holdings, Inc. In the merger, each issued and outstanding share of common stock of Autologous Wound Therapy, Inc. was converted into fifty shares of common stock and fifty shares of series B preferred stock of Informatix Holdings, Inc., after giving effect to a one-for-two reverse stock split of Informatix Holdings, Inc.'s common stock effective November 8, 1999. Simultaneously with the consummation of the merger, the name of the surviving corporation, Informatix Holdings, Inc., was changed to Autologous Wound Therapy, Inc. On March 30, 2000, the surviving entity subsequently changed its name to Cytomedix, Inc.

         Our principal executive offices are located at Three Parkway North, Deerfield, Illinois 60015. Our telephone number at that location is (847) 405-7800. References in this prospectus to "Cytomedix," "we," "our," and "us" refer to Cytomedix, Inc. "AuTolo-Gel" and "Procuren" are trademarks of Cytomedix, Inc. Other trademarks and trade names appearing in this prospectus are the property of their holders.

                                  THE OFFERING



Common stock offered by selling stockholders:
  Common stock..........................................    400,000 shares
  Common stock currently issuable upon conversion
     of convertible secured promissory notes............  2,669,571 shares
  Common stock currently issuable upon the exercise of
     warrants...........................................  2,352,346 shares
Common stock outstanding after this offering............ 16,471,216 shares
Use of proceeds......................................... We will not receive any proceeds from this
                                                         offering. All proceeds
                                                         will be received by the
                                                         selling stockholders.

NASDAQ Over-the-Counter Bulletin Board Symbol............"CYDX"




         The number of shares of our common stock to be issued and outstanding immediately after this offering is based on the number of shares issued and outstanding as of May 1, 2001. The number of shares of common stock to be offered by the selling stockholders assumes that the selling stockholders have converted the aggregate amounts currently outstanding under the convertible secured promissory notes into shares of our common stock and that they have exercised all of the warrants currently outstanding at the conversion rates and exercise prices currently in effect. As of the date of this prospectus, except for one lender who has exercised its conversion right for 100,000 shares, the convertible secured promissory notes have not been converted into any shares of our common stock and no shares have been issued upon exercise of the warrants. This prospectus also covers the resale by selling stockholders of additional shares in the event that antidilution adjustments or fluctuations in our stock price cause the conversion rates and exercise prices of the notes and warrants to change. Such adjustments, if any, will depend on factors such as the future market price of our common stock, the price of any securities we issue and any future stock split or stock dividend. Pursuant to the requirements of a registration rights agreement, the total amount of shares available for resale under this prospectus for certain selling stockholders includes two times the sum of the number of shares currently issuable upon conversion of the notes and the number of shares currently issuable upon exercise of certain related warrants held by those stockholders. The total amount of shares covered by this prospectus is therefore 7,822,334, which includes 400,000 shares of common stock, 3,719,142 shares issuable upon conversion of the convertible secured promissory notes and 3,703,192 shares issuable upon exercise of warrants. If all such shares were to be issued, there would be 19,271,633 shares of common stock outstanding after this offering.

         In addition to the shares of common stock to be outstanding after this offering, there are:

         o 4,675,046 shares of common stock that could be issued upon the exercise of options outstanding as of March 31, 2001 that are exercisable within 60 days of the date of this prospectus at a weighted average exercise price of $4.28 per share;

         o 6,000,000 shares of common stock that are currently reserved for issuance under our Long-Term Incentive Plan of which 2,528,106 shares are subject to outstanding options;

         o 364,289 shares of common stock issuable upon the exercise of warrants at an exercise price of $.50 per share;

         o 3,250,000 shares of common stock that are currently reserved for issuance upon conversion of the 12% convertible promissory notes; and

         o 6,000,000 shares of common stock that are currently reserved for issuance and may be purchased by Fusion Capital Fund II, LLC, pursuant to the terms of a common stock purchase agreement with Fusion Capital.

                             SUMMARY FINANCIAL DATA

         The summary financial data is derived from the historical financial statements of Cytomedix, Inc. This summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our historical financial statements and the related notes thereto, included elsewhere in this prospectus.



                                                YEAR ENDED DECEMBER 31,       THREE MONTHS ENDED MARCH 31,
                                            -----------------------------    ---------------------------------
                                                2000               1999           2001              2000
                                            --------------    -----------    ---------------    --------------
STATEMENTS OF OPERATIONS DATA:
Revenue ..................................  $     318,819     $     8,600     $ 1,220,742       $    34,504

Net Loss Applicable to Common Stockholders    (33,336,462)     (6,203,151)     (6,678,052)       (6,491,408)
Net Loss per Share to Common Stockholders           (3.26)          (0.93)          (0.63)            (0.69)
Weighted Average Shares Outstanding ......     10,240,532       6,641,904      10,671,875         9,343,089

BALANCE SHEET DATA:
Working Capital (Deficit) ................  $   1,396,912     $  (221,976)    $(5,485,288)      $ 6,998,598

Total Assets .............................      3,875,274         277,953       9,009,377         7,713,104
Total Liabilities ........................      1,240,707         499,697       7,855,555           588,071
Mandatorily redeemable preferred stock ...      1,625,000       1,625,000       1,625,000         1,625,000
Stockholders' Equity (Deficit) ...........      1,009,567      (1,846,744)       (471,178)        5,500,033


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions that cover these forward-looking statements. These statements, which include statements regarding the anticipated business operations of Cytomedix described in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus relate to expectations concerning matters that are not historical facts. We intend to identify forward-looking statements with words such as "projects," "believes," "anticipates," "expect," "intend," "plans," "may" or similar words and expressions. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. However, there may be events in the future that we are not able to predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                   RISK FACTORS

         THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED BY THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES WE FACE.

                  RISKS RELATED TO OUR CONTINUING BUSINESS


         IF WE FAIL TO RAISE ADEQUATE CAPITAL WE WILL BE UNABLE TO CONTINUE AS A GOING CONCERN.

         As of May 1, 2001, we had available approximately $750,000 in cash. As noted in the notes to our financial statements, our recurring losses from operations raise substantial doubt about our ability to continue as a going concern without the realization of additional adequate financing. We will need additional capital to continue our operations as current funds are insufficient to fund our current operations. In the first quarter of 2001, we used $1,184,021 in our operating activities and our current cash is insufficient to sustain a similar burn rate or pay off the remaining convertible secured promissory notes which mature on April 15, 2002 (as extended under the terms of the Consent, Waiver, Payoff and Exchange Agreement).

         If we fail to secure additional financing, we will need to substantially curtail our operations, which may include: delaying the implementation of our business development plans or significantly reducing their scope; delaying some of our development and clinical testing; delaying our plans to initiate government regulatory and reimbursement approval processes for our wound treatment technologies; and postponing the hiring of new personnel and substantially reducing the size of our current staff. The occurrence of any or all of these events would have a material adverse effect on our business, prospects, operating results and financial condition and may require us to cease operations. Our financial statements included herein do not include any adjustments that might result from the outcome of this uncertainty.

         WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR SUBSTANTIAL LOSSES AND NEGATIVE OPERATING CASH FLOWS FOR THE FORESEEABLE FUTURE, AND WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.


         Since our inception, we have incurred significant net losses, including net losses applicable to common stockholders of $33,336,462 for the year ended December 31, 2000 and net losses applicable to common stockholders of $6,203,151 for the year ended December 31, 1999. From our inception through March 31, 2001, we incurred a cumulative net operating loss of $46,237,029. We are not currently profitable and we expect to continue to incur net losses in the foreseeable future. We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot assure you that we will be able to generate these revenues, and we may never achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the market price of our common stock.






         WE HAVE A SHORT OPERATING HISTORY AND LIMITED OPERATING EXPERIENCE.

         You must evaluate us in light of the uncertainties and complexities affecting an early stage biotechnology company. We are a development stage company, and started implementing our current business plan in the second quarter of 2000. Therefore, we have a limited operating history and limited experience in conducting these operations. Continued operating losses, together with the risks associated with our ability to gain new customers and the sale of disposable products for the AuTolo-Gel process to existing customers may have a material adverse effect on our liquidity. We may also be forced to respond to unforeseen difficulties, such as decreasing demand for our products and services, regulatory requirements or the timing of revenues and unanticipated market pressures.

         WE ARE SUBJECT TO GOVERNMENTAL REGULATION AND WE MAY NOT HAVE OR BE ABLE TO OBTAIN THE NECESSARY GOVERNMENTAL APPROVAL TO MANUFACTURE AND SELL OUR PRODUCTS.

         Our current therapies, and those we contemplate producing in the future, are and will be subject to extensive regulation by numerous governmental authorities in the United States, both federal and state, and in foreign countries by national and provincial regulatory agencies. Specifically, our therapies may be subject to regulation by the United States Food and Drug Administration (FDA) and state regulatory agencies. The FDA regulates drugs, medical devices and biologics that move in interstate commerce and requires that such products receive pre-marketing approval based on evidence of safety and efficacy. The regulations of government health ministries in foreign countries are analogous to those of the FDA in both application and scope.



         Our AuTolo-Gel process currently uses 510(k) approved medical devices. However, we do not have explicit FDA approval for the AuTolo-Gel process itself. The FDA could require us to submit a 510(k) pre-market notification, or Pre-Market Approval Application (PMA), or a Biologicals License Application
(BLA) for the product, which would require us to demonstrate the safety, purity and efficacy of our AuTolo-Gel process, possibly through extensive clinical trials. Compliance with FDA Biologic medical device regulatory requirements is time-consuming and involves substantial expenditures. We cannot assure you that we would be able to demonstrate the safety and efficacy of, or obtain or maintain the necessary FDA approvals for, the AuTolo-Gel process.

         In addition, any change in current regulatory interpretations by, or positions of, state regulatory officials where the AuTolo-Gel process is practiced could materially and adversely affect our ability to sell products in those states.

         Further, as our business expands and we offer additional products in the United States and in foreign countries, we may require approval from the FDA and comparable foreign regulatory authorities prior to introduction of such products into the health care market. We cannot assure you that we can obtain all necessary approvals from the FDA or comparable regulatory authorities in foreign countries for our products. Failure to obtain the required approvals would have a material adverse impact on our business, prospects, operating results and financial condition.



     WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WHICH MAY LIMIT OUR ABILITY TO COMPETE.

     We regard our patents, trademarks, trade secrets and other intellectual property as critical to our success. We rely on a combination of patents, trademarks and trade secret and copyright laws as well as confidentiality procedures, contractual provisions and other similar measures to establish and protect our intellectual property rights.

     We seek to avoid disclosure of our trade secrets through a number of means, including requiring substantially all of our employees, consultants and other persons with access to our proprietary information, to execute confidentiality agreements with us and by restricting access to our proprietary information.

     Despite our efforts to protect our intellectual property and other proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of our intellectual property and other proprietary rights is difficult. Litigation may be necessary in the future to enforce our intellectual property rights or to enforce intellectual property rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm our business.


     BECAUSE CELLULAR THERAPY TECHNOLOGIES ARE EVOLVING, WE CANNOT FORESEE THE DIRECTION OF THEIR DEVELOPMENT, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY IN THIS MARKET.

     As we continue to implement our business strategy, we intend to invest in development of a portfolio of cellular therapy technologies. Biotechnology development projects are characterized by intense competition, the requirement of significant cash investment, long development cycles and high failure rates. We cannot assure you that:

     o we will be first-to-market with any products developed as a result of these biotechnology projects;

     o  we will be able to successfully market these products; or

     o we will be able to obtain sufficient investment capital during the period of development of these products in order to continue funding research efforts.

     If we are unable to successfully participate and compete in the cellular therapy market our business, prospects, operating results and financial condition will be materially and adversely affected.

         WE MAY BE UNABLE TO OBTAIN REQUIRED LICENSES TO USE CERTAIN
TECHNOLOGIES.

         As part of our business strategy, we plan to license certain technologies from third parties. However, such third parties may not be willing to grant the necessary licenses to us, or we may be unable to negotiate such licensing arrangements on acceptable business and financial terms. If we fail to obtain the licenses necessary for carrying out our business plan, our business, prospects, operating results and financial condition would be materially adversely affected.

         OUR ABILITY TO MARKET AND SELL OUR PROPRIETARY PROCESS AND PRODUCTS DEPENDS ON THIRD-PARTY PAYOR REIMBURSEMENT, WHICH IS NOT CURRENTLY AVAILABLE TO OUR CUSTOMERS.

         On March 1, 2001, we submitted an application to the Health Care Finance Administration ("HCFA") requesting Medicare reimbursement for our AuTolo-Gel process. HCFA has not yet acted on our application but is required to do so within 120 days of the date of our application. At present, our AuTolo-Gel process may also qualify for Medicaid reimbursement in certain states. Many foreign countries also have comprehensive government-managed health care programs that provide reimbursement for health care products. Under such modern health care systems, reimbursement is often a determining factor in predicting a product's success, with physicians and patients strongly favoring only those products for which they will be reimbursed. Our ability to obtain reimbursement approval from HCFA and other government agencies and private insurers will be a significant factor in our ability to increase our revenues. We cannot assure you that any of HCFA, other government agencies or third-party payors will elect to reimburse treatments using our products or processes or, if such reimbursement is approved, that the level of reimbursement granted will be sufficient to cover the cost of the product or process to the physician or the patient.


         There are increasing public and private sector pressures to contain health care costs and to restrict rates for medical care. Budgetary constraints at both the federal and state level have led to significant reductions in reimbursements and to negotiation of capitated payment systems with service providers. We expect such cost pressures to continue in the United States and foreign countries. We cannot assure you that the payments under governmental and private third-party payor programs will remain at levels comparable to present levels. Changes in reimbursement regulations, policies or practices could materially and adversely affect our business, prospects, operating results and financial condition.

         IF PHYSICIANS AND PATIENTS DO NOT ACCEPT OUR THERAPIES, OUR ABILITY TO SELL OUR PRODUCTS AND PROCESSES COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         The commercial success of our products and processes, if they are approved for marketing, will depend upon the medical community and patients accepting our therapies as being safe and effective. If the medical community and patients do not ultimately accept our therapies as being safe and effective, our ability to sell our products and processes could be materially and adversely affected.

         OUR SUCCESS DEPENDS ON OUR RETENTION OF CERTAIN KEY PERSONNEL AND ON THE PERFORMANCE OF SUCH PERSONNEL.

         We are a small company with 52 employees as of May 1, 2001. In connection with our discontinuing production of Procuren, we expect to terminate approximately one-half of our employees' employment with us by July 2001. To date, we have retained a team of highly qualified key managers, but we cannot assure you that we will be able to retain all of them or be successful in recruiting additional personnel as needed. Our inability to do so will materially and adversely affect our business, prospects, operating results and financial condition.


         Our ability to maintain, expand or renew existing engagements, and provide additional services to our existing customers depends on our ability to hire and retain business development and scientific and technical personnel with the skills necessary to keep pace with continuing changes in cellular therapy technologies. Competition for such personnel is intense. We compete with pharmaceutical, biotechnology and health care companies, contract research companies and academic and research institutions to recruit scientists. Our inability to hire additional qualified personnel may also require an increase in the workload for both existing and new personnel. We may not be successful in attracting new scientific and technical personnel or management or in retaining or motivating our existing personnel. The shortage of experienced personnel, and other factors, may lead to higher recruiting, relocation and compensation costs for such personnel, which may exceed our expectations. These increased costs may reduce our profit margins or make hiring new personnel impracticable.

         WE MAY BE SUBJECT TO CLAIMS THAT WE OR OUR EMPLOYEES HAVE WRONGFULLY USED OR DISCLOSED ALLEGED TRADE SECRETS OF THEIR FORMER EMPLOYERS.

         As is commonplace in the biotechnology industry, we employ individuals who were previously employed at other biotechnology or health care companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against those claims, litigation could result in substantial costs and be a distraction to management.

         RISKS RELATED TO OUR INDUSTRY

         THE UNCERTAINTY RELATED TO HEALTH CARE REFORM POSES ADDED RISKS FOR OUR BUSINESS.

         Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. We cannot predict what other legislation relating to our business or to the health care industry may be enacted, including legislation relating to third party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition. We expect federal and state legislators to continue to review and assess alternative health care delivery and payment systems, and possibly adopt legislation affecting fundamental changes in the health care delivery system. Such laws may contain provisions, which may change the operating environment for our targeted customers, including hospitals and managed care organizations. Similar changes in the health care regulatory environment may occur in foreign countries where we plan to operate in the future.

         Health care industry participants may react to such legislation by curtailing or deferring expenditures and initiatives, including those relating to our products. Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above.

         WE FACE INTENSE COMPETITION IN THE BIOTECHNOLOGY INDUSTRY AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.


         In the market for biotechnology products, we face competition from pharmaceutical companies, biopharmaceutical companies and other competitors. We are aware of other companies that have developed or are developing products that may be in direct competition with the AuTolo-Gel process. We cannot assure you that we will be able to compete effectively against such companies in the future. Many of these companies have substantially greater capital resources, larger marketing staffs and experience in commercializing products. Recently developed technologies, or technologies that may be developed in the future, may be the basis for developments which will compete with our products.


         THE LAWS UNDER WHICH WE OPERATE ARE SOMETIMES VAGUE OR HAVE NOT BEEN SUBJECT TO INTERPRETATION, WHICH MAY RESTRICT THE DEVELOPMENT OF OUR BUSINESS.

         Some of the laws that are applicable to our business in the United States and in foreign countries are vague and have been subject to little or no interpretation by courts or administrative agencies. We cannot be certain that our products and procedures will remain in compliance with such laws, or that the regulatory agencies or courts would interpret such laws in our favor. The sanctions for failure to comply with such laws, regulations or rules include denial of the right to conduct business, significant fines and criminal penalties. Increasing complexity or substantive requirements of such laws, regulations or roles could have a material adverse effect on our business, prospects, operating results and financial condition.

         WE ARE SUBJECT TO RISKS OF PROFESSIONAL, PRODUCT AND HAZARDOUS SUBSTANCE LIABILITY, WHICH MAY NOT BE COMPLETELY ADDRESSED BY THE AVAILABILITY OF INSURANCE.

         Providing medical care entails an inherent risk of professional malpractice and other claims. We do not control or direct the practice of medicine by physicians or health care providers who use our products and do not assume responsibility for compliance with regulatory and other requirements directly applicable to physicians. We cannot assure you that claims, suits or complaints relating to the use of the AuTolo-Gel process or the Procuren product administered by physicians will not be asserted against us in the future.

         The production, marketing and sale and use of the AuTolo-Gel process and the Procuren product entail risks that product liability claims will be asserted against us. These risks cannot be eliminated and we could be held liable for any damages that result from adverse reactions or infectious disease transmission. Such liability could materially and adversely affect our business, prospects, operating results and financial condition.

         We currently maintain professional and product liability insurance coverage, but we cannot assure you that the coverage limits of this insurance would be adequate to protect us against all potential claims. We cannot guarantee that we will be able to obtain or maintain professional and product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities.

         RISKS RELATED TO THIS OFFERING


         THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE.

         The market price of our common stock has been and is expected to continue to be highly volatile. Factors including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, government regulation, developments or disputes relating to agreements, patents or proprietary rights may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by stockholders and by Cytomedix, including the selling stockholders pursuant to this prospectus and subsequent sale of common stock by Fusion Capital and the holders of warrants and options, could have an adverse effect on the price of our common stock.

         THE EXISTENCE OF THE AGREEMENT WITH FUSION CAPITAL TO PURCHASE SHARES OF OUR COMMON STOCK COULD CAUSE DOWNWARD PRESSURE ON THE MARKET PRICE OF OUR COMMON STOCK.

         The potential for dilution resulting from sales of Cytomedix common stock to Fusion Capital could cause holders to elect to sell their shares of our common stock, which could cause the trading price of our common stock to decrease. In addition, prospective investors anticipating the downward pressure on the price of our common stock due to the shares available for sale by Fusion Capital could refrain from purchases or effect sales in anticipation of a decline of the market price.

         WE HAVE A SIGNIFICANT NUMBER OF OUTSTANDING CONVERTIBLE SECURED PROMISSORY NOTES WITH CONVERSION RATES THAT FLUCTUATE BASED ON THE MARKET PRICE OF OUR COMMON STOCK. WE ALSO HAVE A SIGNIFICANT NUMBER OF OPTIONS AND WARRANTS OUTSTANDING. THE EXERCISE OF THESE OPTIONS AND WARRANTS COULD RESULT IN THE DILUTION OF YOUR OWNERSHIP INTEREST AND ADVERSELY IMPACT THE PRICE OF OUR COMMON STOCK.

         As of May 1, 2001, we had an aggregate of $2,669,000 of the 10% convertible secured promissory notes outstanding, maturing on April 15, 2002. These notes are immediately convertible at a conversion price equal to the lesser of (1) $1.00 and (2) the price equal to eighty percent of the average of the lowest three intraday sales prices as reported by Bloomberg during the twenty trading days preceding the date of conversion. As of May 1, 2001, based on the current trading price of our common stock, the conversion rate would be $1.00. If the market value of our common stock decreases, the number of shares of common stock to be issued upon conversion of the notes could increase significantly and result in significant dilution in your ownership interest. To the extent the convertible secured promissory notes are converted, a significant number of shares of common stock may be sold into the market, which could decrease the price of our common stock and encourage short sales. Short sales could place further downward pressure on the price of our common stock.

         As of May 1, 2001, we had outstanding options and warrants representing the right to purchase an aggregate of 7,567,441 shares of our common stock. We have also issued 12% convertible secured promissory notes in the aggregate net amount of $1,545,000 in a recent private placement and have reserved 3,250,000 shares of our common stock for issuance upon conversion of these notes. The conversion of the notes and exercise of the warrants and options will result in substantial dilution to the interests of other holders of our common stock. Even though the holders of the notes and some of the holders of the warrants may not convert their notes or warrants if upon such conversion or exercise the holder, together with its affiliates, would have acquired greater than 4.9% of our then outstanding shares of our common stock, this restriction does not prevent that holder from selling a substantial number of shares in the market. By periodically selling shares into the market, an individual holder of the notes or warrants could over time sell more than 4.9% of our outstanding common stock while never holding more than 4.9% at any time.


         THERE IS A LARGE NUMBER OF SHARES THAT MAY BE SOLD IN THE MARKET, WHICH MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.


         Sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could materially and adversely affect the market price of our common stock or our future ability to raise capital through an offering of our equity securities. After this offering, we will have an aggregate of approximately 16,471,216 shares of our common stock outstanding (assuming the convertible secured promissory notes and warrants are fully converted and exercised at the conversion rates and exercise prices currently in effect). If all options and warrants currently outstanding to purchase shares of our common stock are exercised and all of the 6,000,000 shares of common stock are issued to Fusion Capital, there will be approximately 25,016,740 shares of common stock outstanding. Of the outstanding shares, approximately 10,123,940 shares will be freely tradable without restriction or further registration under the Securities Act, unless the shares are held by "affiliates" of Cytomedix as such term is defined in Rule 144 of the Securities Act. The remaining shares may be sold only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. The holders of approximately 1,760,010 shares of common stock and holders of approximately 3,646,996 options that are currently exercisable have entered into agreements not to sell those securities for a period of 9 months from the later of (1) the date of this prospectus or (2) the date on which all of the convertible secured promissory notes have been repaid or converted in full, without the prior written consent of the holders of the convertible secured promissory notes, except that each holder is permitted to make a disposition of up to, but not more than, 5% of its securities beginning 3 months after the commencement of the lock-up period and to make an additional disposition of up to, but not more than, an additional 5% of its securities beginning 6 months after the commencement of the lock-up period. After the closing of this offering, holders of up to approximately 5,812,580 shares of common stock will be entitled to registration rights with respect to the registration of their shares under the Securities Act. If the sale and distribution of our shares were to occur, the market price of our common stock could decline as a result of the introduction of these shares into the public market.

         OUR COMMON STOCK IS CLASSIFIED AS A "PENNY STOCK" UNDER SEC RULES WHICH MAY MAKE IT MORE DIFFICULT FOR OUR STOCKHOLDERS TO RESELL THEIR CYTOMEDIX COMMON STOCK.

         Our common stock is traded on the NASDAQ OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the Nasdaq National Market or the Nasdaq Small-Cap Market. Because our common stock is not traded on a stock exchange or on the Nasdaq National Market or the Nasdaq Small-Cap Market, and the market price of the common stock is less than $5.00 per share, the common stock is classified as a "penny stock." SEC Rule 15g-9 under the Exchange Act imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of Cytomedix common stock to resell the stock.

         SOME OF OUR CHARTER AND BY-LAW PROVISIONS AND DELAWARE LAW MAY DETER A THIRD PARTY FROM ACQUIRING US, WHICH MAY NEGATIVELY AFFECT OUR STOCK PRICE.

         Provisions in our amended certificate of incorporation and bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult for a third party to acquire control of us without the approval of our board of directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding voting common stock or delay, prevent or deter a merger, acquisition, tender offer or proxy contest, which may negatively affect our stock price.

                                 USE OF PROCEEDS

         All of the shares of our common stock are being sold by the selling stockholders. We will not receive any proceeds from the sale of the shares.

                                 DIVIDEND POLICY

         We have never declared or paid any dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any dividends.

         Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. All accrued and unpaid dividends on the outstanding shares of our Series A preferred stock must be made before we declare any dividends on our common stock. Holders of our Series B preferred stock are not entitled to receive any dividends.

                         PRICE RANGE OF OUR COMMON STOCK


         Our common stock is traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "CYDX." Our common stock previously traded on the NASDAQ Over-the-Counter Bulletin Board under the symbols of our predecessor as "MENW," "IFXF" and "AWTX." In March 2000, when we changed our corporate name to Cytomedix, Inc., we changed our trading symbol to "CYDX." Prior to November 1999, our corporate predecessor, Informatix Holdings, was an inactive, publicly quoted company with nominal assets and liabilities.


         The following table sets forth the high and low closing bid prices for transactions in our and our predecessor's common stock on the NASDAQ Over-the-Counter Bulletin Board for the periods indicated. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.



FISCAL YEAR 1999:                 HIGH CLOSING BID PRICE:      LOW CLOSING BID PRICE:
----------------                  ----------------------       ---------------------

First Quarter (1)                         $4.9688                      $1.1250
Second Quarter (1)                         6.0000                       3.1250
Third Quarter (1)                          4.0000                       1.5000
Fourth Quarter (2)                         8.3750                       1.6250

FISCAL YEAR 2000:
----------------

First Quarter (2)                        $28.0000                       $6.5000
Second Quarter (3)                        21.2500                        6.7500
Third Quarter (3)                         11.3750                        7.1250
Fourth Quarter (3)                         8.6875                        1.3125

FISCAL YEAR 2001:
----------------

First Quarter (3)                         $3.4375                       $1.9375



-------------------------
(1)  Quoted as IFXH.
(2)  Quoted as AWTX.
(3)  Quoted as CYDX.



         As of May 1, 2001, we had 367 holders of record of our common stock.

                                   ACQUISITION


         On January 2, 2001, we acquired certain technology and other assets of Curative Health Services, Inc., a Minnesota corporation (Curative), and CHS Services, Inc., a Delaware corporation (CHS), pursuant to an amended and restated asset purchase agreement. The technology and other assets acquired by us include the intellectual property rights related to development and production of Curative's chronic wound treatment agent, Procuren(R), and other platelet-derived growth factors and all production equipment, leasehold improvements and certain other fixed assets. In addition, we hired approximately fifty of Curative's employees associated with Procuren production, whose employment with Curative was terminated immediately prior to the closing of this transaction. We have also acquired a number of patents related to the isolation of growth factors from platelets, as well as platelet-derived peptides. Prior to this transaction, neither we nor any of our affiliates, directors or executive officers, nor any associate of any such director or executive officer, had any relationship with Curative or CHS.

         The consideration paid by us to Curative and CHS at closing was the sum of (1) $3,782,571 in the form of cash and a promissory note (the net book value of the assets acquired); (2) the assumption of liabilities arising after the closing in connection with any contracts sold or assigned to us by Curative or CHS and relating to the Procuren operations; and (3) our obligation to pay future royalties to Curative as set forth in the royalty agreement dated as of December 26, 2000, as amended on April 20, 2001, by and between Cytomedix and Curative. The amount of this consideration was determined as a result of the negotiation of the asset purchase agreement and the related agreements described in this prospectus.

         In connection with this transaction, we entered into supply and royalty agreements with Curative. Under the supply agreement, we are responsible for supplying all of Curative's requirements for Procuren in the United States. Curative has the exclusive right to sell Procuren to third party end-users in the United States, although we have the unrestricted right to sell Procuren on our own behalf outside the United States. Pursuant to the terms of the supply agreement, we sell Procuren to Curative at fixed prices based on the number of units sold. Under certain conditions, we will have no obligation to exclusively supply Curative with its needs for Procuren, whether in any individual state where the product is made, or in the United States as a whole, if it would result in a net loss for us, unless Curative agrees to make up the net loss amount.

         During each month of the first quarter of 2001, Curative's purchase orders for the Procuren product have continuously declined. Because under the terms of the supply agreement we sell the Procuren product to Curative at fixed prices, we have incurred significant losses as a result of this decline in sales. Therefore, pursuant to the terms of the supply agreement, we gave notice to Curative and our employees of our decision to close all of our Procuren production facilities by the end of fiscal 2001. We anticipate closing 22 of our 30 production centers in various states and Puerto Rico by May 2001. We will continue to manufacture and supply Procuren to Curative from our 8 remaining facilities until July 2001, at which time, we intend to close all but the Florida facility.

         We plan to request permission from the FDA to continue to manufacture and sell Procuren from our Florida facility to existing patients who are in the course of Procuren wound therapy treatment through December 2001. We believe that it is necessary to close substantially all of the Procuren production facilities by July 2001 in order to mitigate a significant cause of continuing losses to our business.

         Under the royalty agreement, we must pay a royalty to Curative for sales of Procuren that we make to customers other than Curative. The royalty is equal to a fixed percentage of sales of Procuren made in certain countries, so long as we retain patent rights for Procuren in those countries. We must also make royalty payments to Curative for sales of products that we may develop, or sales of products made by third parties under the license of, the intellectual property we have acquired pursuant to the asset purchase agreement. This royalty is a slightly higher percentage of net sales, up to a maximum amount of sales of the newly developed products, after which the royalty will decrease by a percentage point.

         In consideration for Curative's agreement to enter into a Consent, Waiver, Payoff and Exchange Agreement as described below, we agreed to amend the royalty agreement: (1) to establish Curative's position as the senior secured creditor and lienholder with regard to all of the patents we acquired from Curative and the income we may derive from such patents; (2) to provide
Curative with a payment of 30% of all aggregate proceeds we may recover from third parties for infringement of the patents we acquired from Curative; and
(3) to provide Curative with a payment of 20% of any up-front license fees we may acquire from third-parties from future licenses we may grant on the patents we acquired from Curative.

         In addition, we and Curative have entered into a transitional services agreement. Pursuant to this agreement, during the six months following the closing date, Curative will provide to us certain quality assurance services, warehouse services, finance, accounting and information services and other transitional assistance, for a monthly fee plus cost reimbursement.

         We and Curative have also entered into an assignment and assumption agreement, pursuant to which we have agreed to assume liabilities which may arise after the closing in connection with any contracts sold or assigned to us by Curative or CHS and a lease assignment and assumption agreement, which assigned to us Curative's interest in approximately thirty leases relating to cell processing facilities engaged in Procuren production operations.

         In addition, each of Curative and CHS executed documents containing assignment of marks, assignment of patents and assignment of copyrights, as contemplated by the asset purchase agreement. These agreements assigned to us the intellectual property rights formerly held by Curative and CHS in connection with the Procuren technology and operations.

                                BRIDGE FINANCING


         We have financed the $3,782,571 cash portion of the asset purchase price through a combination of a loan from Curative evidenced by a 10% convertible secured promissory note, given by us to Curative in the aggregate principal amount of $1,682,571, and loans from third-party lenders in the aggregate principal amount of $2,100,000. Principal and interest on the convertible secured promissory note issued to Curative will mature on April 15, 2002 (as extended pursuant to the terms of the Consent, Waiver, Payoff and Exchange Agreement as described below). At any time between the issuance date and the repayment date, Curative has the option to convert the convertible secured promissory note into shares of our common stock, at a conversion price per share equal to the lesser of (1) $1.00 and (2) the price equal to eighty percent of the average of the lowest three intraday sale prices as reported by Bloomberg during the twenty trading days preceding the date of any request by Curative to exercise its conversion option. This conversion price is subject to adjustment for stock splits and combinations, dividends and distributions, reclassifications, reorganizations, mergers, consolidations or sales of assets, as well as issuances of our common stock or securities convertible into our common stock at a share price below the applicable conversion price. If we do not repay the convertible secured promissory note in full by this maturity date, we will be in default under the terms of the note. Upon the occurrence of an event of default, if Curative does not elect to convert its note into shares of our common stock, the note will become immediately due and payable and we will be obligated to pay to Curative an amount equal to the greater of (1) 120% times the sum of (A) the then outstanding principal amount of the note, plus (B) accrued and unpaid interest on the unpaid principal amount of the note to the date of payment, plus (C) default interest at a rate of 5% per annum on the unpaid principal and interest on the notes, plus (D) any additional amounts owed to Curative; or (2) the "parity value" of the sum calculated in (A) through (D) above to be prepaid, where parity value means (A) the highest number of shares of common stock issuable upon conversion of the default sum, multiplied by (B) the highest closing price for the common stock during the period beginning on the date of the default and ending one day prior to the mandatory payment date. Until we fulfill all of our obligations under the convertible secured promissory note to Curative, Curative may send a non-voting representative to attend all meetings of our board of directors.


         We also have issued to Curative a warrant to purchase 600,846 shares of our common stock. The purchase price per share is the lesser of (1) $0.50 and
(2) the price equal to eighty percent of the average of the lowest three intraday sale prices as reported by Bloomberg during the twenty trading days preceding the date on which Curative may elect to exercise its warrant. The warrant issued to Curative vested fully upon Curative's funding of the convertible secured promissory note. This exercise price is subject to adjustment for stock splits and combinations, dividends and distributions, as well as issuances of our common stock or securities convertible into our common stock at a share price below the applicable exercise price. The exercise period of the warrant remains in effect until December 26, 2010.

         Under the terms of both the convertible secured promissory note and the warrant, Curative is not entitled to exercise a number of warrants or to convert any portion of the convertible secured promissory note in excess of the number of warrants (or portions thereof) or that portion of the convertible secured promissory note upon exercise or conversion of which the sum of (1) the number of shares of common stock beneficially owned by Curative and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unexercised warrants and the unconverted portion of the convertible secured promissory note) and (2) the number of shares of common stock issuable upon exercise of the warrants or conversion of the convertible secured promissory note with respect to which the determination is being made, would at the time of exercise or conversion result in beneficial ownership by Curative and its affiliates of more than 4.9% of the outstanding shares of common stock, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder.

         In connection with the loans in the aggregate amount of $2,100,000 obtained by us from TSENVI, LLC, Bel-Cap Delaware, LLC and Bristol Investment Fund, Ltd., each lender received from us a 10% convertible secured promissory note in the amount of $700,000. These convertible secured promissory notes were issued on substantially the same terms as the convertible secured promissory note issued to Curative. On April 20, 2001, we paid off a portion of the notes held by these lenders, who subsequently assigned the remaining balance of the notes to a group of third-party investors, as discussed below. In addition, on April 23, 2001, Bristol Investment Fund, Ltd. converted $100,000 of its convertible secured promissory note into 100,000 shares of our common stock. Each of TESNVI, LLC, Bel-Cap Delaware, LLC and Bristol Investment Fund, Ltd. also received a warrant to purchase 250,000 shares of our common stock. These warrants were issued on substantially the same terms as the warrant issued to Curative. We have also entered into a security agreement, which grants to Curative and each holder of the notes a pro rata security interest in all of our personal property and assets in connection with each of the convertible secured promissory notes.

         Each of the convertible secured promissory notes issued to Curative, TSENVI, LLC, Bel-Cap Delaware, LLC and Bristol Investment Fund, Ltd. and each of the warrants issued to Curative, TSENVI, LLC, Bel-Cap Delaware, LLC and Bristol Investment Fund, Ltd. were issued in a private placement pursuant to Rule 506 under Regulation D promulgated under the Securities Act of 1933, as amended, and are governed by a securities purchase agreement and a registration rights agreement entered into among us, Curative and each of the three lenders. The securities purchase agreement sets forth the terms of the issuance and sale of the above mentioned convertible secured promissory notes and warrants, and states that, unless done to repurchase all outstanding notes, without the consent of a majority-in-interest of the lenders, we may not offer: (1) common stock at a discount to its market price on the issuance date; (2) securities convertible into an indeterminate number of shares of our common stock; or (3) warrants, until the later of 180 days after the closing date, or 150 days from the effective date of this registration statement. For two years after the end of such 180 day or 150 day period, we must also give prior notice to Curative and the lenders of a proposed securities offering, and offer them to purchase a pro rata share of the securities being offered, subject to certain exceptions and unless the offering is made to repurchase all outstanding notes at maturity. We also issued to The Kriegsman Group and FAC Enterprises, Inc. warrants representing the right to purchase an aggregate of 25,000 and 350,000 shares of our common stock, respectively, as placement fees in connection with this bridge financing. These warrants are immediately exercisable at a price per share equal to the lesser of (1) $0.50 and (2) the price equal to eighty percent of the average of the lowest three intraday sales prices as reported by Bloomberg during the twenty trading days preceding the date on which the warrant is exercised. The exercise period of each of the warrants remains in effect until January 2, 2011. In February 2001, FAC Enterprises, Inc. assigned its right to purchase 250,000 shares of our common stock to Smoke Rise Investments, LLC.


         The securities purchase agreement also provides for agreements by our directors, executive officers and certain stockholders not to dispose of any shares of our common stock until the above mentioned convertible secured promissory notes have been repaid or converted in full. Subject to certain exceptions, such lock-up agreements have been executed by all our directors, executive officers and the following stockholders: BDR Consulting, Inc., Quasar Investments LLC, Discretionary Investment Trust, KAB Investments, GWR Trust, Steven Kriegsman, William Brown, Michael Chunn, Dennis Hendren and The Charles Worden Trust.


         The convertible secured promissory notes matured on April 15, 2001. We did not make payments on the notes on the maturity date; however, on April 20, 2001, we entered into a Consent, Waiver, Payoff and Exchange Agreement with Curative and each of the three lenders providing for the partial pay-off of the notes and the extension of the maturity date of the notes until April 15, 2002. Under the terms of this agreement, we paid to Curative and the lenders a total of $1,325,000 from the proceeds of an offering of 12% convertible promissory notes described below, reducing the outstanding amount of the notes. One of the lenders also elected to convert $100,000 principal amount of its note into 100,000 shares of our common stock. In addition, a group of third-party investors purchased the remaining outstanding convertible secured promissory notes from the lenders, and agreed to subordinate these notes to our newly issued 12% convertible promissory notes. This same group of investors also loaned Cytomedix an additional $312,000 by increasing the outstanding principal amount of the assigned notes. As consideration for subordinating the assigned notes and for increasing the principal amount of these notes, we issued to certain of these third-party investors warrants representing the right to purchase an aggregate of 364,289 shares of our common stock on the same terms and conditions as the warrants issued to the original note holders.

         On April 23, 2001, we completed a private placement of $1,807,500 of 12% convertible secured promissory notes referred to above, maturing April 23, 2005, for aggregate net proceeds of $1,391,700. We used $1,325,000 of these proceeds to pay down the convertible secured promissory notes as described above. We may issue additional debt securities, although we cannot assure you that we will be able to raise any additional financing. We will use any proceeds received from additional borrowings first to pay off the remaining outstanding balance on the note held by Curative, second, to pay off the remaining outstanding balance on the notes held by the third party investors and third, to provide funds for general corporate operating needs. We have agreed to register with the Securities and Exchange Commission the shares of common stock underlying the 12% convertible promissory notes.

         The registration statement of which this prospectus is a part covers, in part, the resale by Curative, TSENVI, LLC, Bel-Cap Delaware, LLC, Bristol Investment Fund, Ltd., The Kriegsman Group, FAC Enterprises, Inc., Smoke Rise Investments, LLC and the group of third-party investors of the shares issuable upon conversion of the convertible secured promissory notes and the shares issuable upon exercise of certain related warrants.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. WE CAUTION PROSPECTIVE INVESTORS THAT SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING SUCH STATEMENTS, PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THIS PROSPECTUS, INCLUDING THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" CONTAINED ELSEWHERE IN THIS PROSPECTUS, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. WE DISCLAIM ANY OBLIGATION TO UPDATE INFORMATION CONTAINED IN ANY FORWARD-LOOKING STATEMENT.

OVERVIEW

         We are a Delaware corporation formed on April 29, 1998. Prior to November 4, 1999, we were known as Informatix Holdings, Inc., which was originally a public shell company, defined as an inactive, publicly traded company with nominal assets and liabilities. On November 4, 1999, Autologous Wound Therapy, Inc., an Arkansas corporation formed on December 11, 1998, merged with and into Informatix Holdings. In the merger, each share of issued and outstanding common stock of Autologous Wound Therapy, Inc. was converted into fifty shares of common stock and fifty shares of Series B convertible preferred stock of Informatix Holdings after giving effect to a one-for-two reverse stock split of Informatix Holdings' common stock effective November 8, 1999. Simultaneously with the consummation of the merger, the name of the surviving corporation, Informatix Holdings, was changed to Autologous Wound Therapy, Inc. We subsequently changed our name to Cytomedix, Inc., effective March 30, 2000.


         Prior to the merger referenced above, we had no products or services and we were not conducting any viable enterprise. By virtue of the merger, we acquired the business of Autologous Wound Therapy. We are continuing this business, which involves the development, marketing and sale of a proprietary system and related disposable products for the treatment of chronic, non-healing wounds. Our proprietary system is based upon the use of a process for the application of an autologous platelet-rich concentrated gel, known as the AuTolo-Gel process, to chronic, non-healing wounds. Since its inception, our predecessor, and since the merger, we have been engaged in research and testing of the AuTolo-Gel process, the development of the system and a single-use license agreement which we have made an integral part of the sale of the disposable treatment products. In January 2001, we acquired certain technology and other assets of Curative Health Services, Inc. and CHS Services, Inc., including the intellectual property rights related to the development and production of platelet-derived growth factors. The acquisition included assets relating to the production of Curative's proprietary wound treatment agent, Procuren. With the technology and other assets we have acquired from Curative, we intend to develop or license others to develop other products associated with this intellectual property. In conjunction with the acquisition on January 2, 2001, management began to formulate a plan to shut down facilities that are not economically viable. Since the date of this acquisition, we have, in fact, sustained recurring losses in connection with the manufacture and sale of the Procuren product. As a result, we believe that it is necessary to finalize our plans to discontinue manufacturing Procuren by the end of 2001 in order to mitigate a significant aspect of continuing losses to our business. We plan to close all Procuren production centers except for our Florida facility by July 2001. We will request permission from the Food & Drug Administration to continue to supply our existing patients with the Procuren product on an as needed basis through December 2001.


         To date, we have realized minimal revenues. Our goal is to become a leader in the sale of cellular growth factors for the treatment of chronic wounds, as well as a leader in the field of cellular therapies. We have initially made investments in bioactive wound care products, but we continue to explore opportunities in the full range of cellular therapies and molecular biotechnology.

         Our most important current activities include or will include:

         o  raising working capital;

         o  licensing to third parties our technology and intellectual property;

         o initiating government regulatory and reimbursement approval processes for our wound treatment technologies;

         o developing additional reimbursement and third party payor strategies and procedures;

         o  developing sales and marketing programs for our AuTolo-Gel process;

         o securing an agreement with a sales/marketing partner to increase sales of our AuTolo-Gel process;

         o  additional research and testing of the AuTolo-Gel process;

         o filing additional patent and trademark applications with the relevant government agencies;




         o developing additional distribution capability for our AuTolo-Gel process;

         o  recruiting key management and sales representatives;





         o evaluating a broader range of opportunities in the cellular therapy and molecular biotechnology market;

         o evaluating our corporate structure with the goal of positioning Cytomedix in the international biotechnology marketplace; and


         o developing the means for more effective corporate and scientific communications.

         For the next twelve months, we plan to continue to engage in the activities enumerated above. We expect to incur additional costs for the continued development of our proprietary system, legal and professional fees for licensing, patent and trademark services, streamlining and rationalizing existing operations, and to expand the promotion and marketing of the use of our AuTolo-Gel process through the sale of the disposable products and treatment kits. In addition, we are seeking to expand our operations through internal growth and acquisitions. We will continue to focus on strengthening our intellectual property portfolio by integrating the patents and other intellectual property rights we acquired in the transaction with Curative.


RESULTS OF OPERATIONS

         This discussion and analysis of our results of operations utilizes our financial statements, which, for the period prior to November 4, 1999, are those of Autologous Wound Therapy, Inc., who in the merger was the acquiror for accounting purposes since its shareholders acquired a majority of our company.


         We are a development stage company as defined in Statement of Financial Accounting Standards No. 7 and had only limited operations through March 31, 2001. In addition to negotiating the purchase of technology and other assets related to Procuren production from Curative Health Services, Inc. as discussed above, our main activities during this start-up phase have consisted of recruiting and hiring a new management team and corresponding personnel, developing the licensing strategy for, and market expansion of, our AuTolo-Gel process and related disposable products and proprietary system. We generated minimal revenues from inception through March 31, 2001.

THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2000

         REVENUES

         Our revenues for the quarter ended March 31, 2001 were $1,220,742, as compared to $34,504 for the same period in 2000. The increase in revenues in 2001 compared to 2000 was due to our sales to Curative Health Services, Inc. of our Procuren product pursuant to the terms of a manufacturing and supply agreement between us and Curative; our entering into a license agreement with DePuy/Acromed, giving DePuy/Acromed the right to practice under our platelet-derived growth factor patents; and continuing sales of single-use licenses of our AuTolo-Gel process and sales of related disposable products to various customers.

         COST OF SALES

         Our cost of sales for the quarter ended March 31, 2001 was $1,163,093, as compared to $5,236 for the same period in 2000. The increase in cost of sales in 2001 compared to 2000 was due primarily to our entering into a manufacturing and supply agreement with Curative Health Services, Inc. under which we are required to manufacture and sell to Curative at fixed prices all of Curative's requirements for the Procuren product.

         GROSS MARGIN

         Our gross margin for the quarter ended March 31, 2001 was $57,649, as compared to $29,268 for the same period in 2000. The increase in gross margin in 2001 compared to 2000 was due to the reasons stated above.

         TOTAL OPERATING EXPENSES

         Our total operating expenses for the quarter ended March 31, 2001 were $2,440,737, as compared to $6,517,467 for the same period in 2000. Included in the operating expenses for the quarters ended March 31, 2001 and 2000 were non-cash charges of $280,000 and $5,573,500, respectively, for consulting expenses arising from the issuance of options to acquire our common stock. The remaining costs in the quarters ended March 31, 2001 and 2000 of $2,160,737 and $943,967, respectively, are from salaries and wages, consulting expenses, professional fees and general and administrative costs, as described below. The increase in our operating expenses in the first quarter of 2001 as compared to the same period in 2000, net of the non-cash charges described above, was due to two main factors: (i) our incurring substantial overhead costs, including professional, consulting and other expenses as a result of our acquisition and financing of assets and technology from Curative Health Services, Inc.; and (ii) an overall increase in most operating expense categories due to an increase in both the number of employees and in corporate overhead as it relates to the Procuren operations.

         SALARIES AND WAGES EXPENSE

         Our operational salary and wages expense for the quarter ended March 31, 2001 was approximately $622,937, as compared to $434,178 for the same period in 2000. Additionally, in the quarter ended March 31, 2001, approximately $521,726 of wage expense is included in cost of sales, as the cost directly relates to the production of the Procuren product. The increase in operational salary and wages expense for the first quarter of 2001 compared to the same period of 2000 was primarily due to an increase in the number of personnel. The increase in the overall salary and wages expense for the first quarter of 2001 compared to the same period of 2000 was primarily due to our hiring approximately 50 former Curative employees engaged in Procuren production and processing activities. We expect our salary and wage expenses to diminish, as we intend to close down all 30 of our Procuren production facilities by the end of this fiscal year, as described elsewhere in this prospectus.

         CONSULTING EXPENSES

         Our consulting expenses for the quarter ended March 31, 2001 were approximately $521,785 as compared to $5,688,023 for the same period in 2000. Included in the consulting expenses for the quarters ended March 31, 2001 and 2000 were non-cash charges of $280,000 and $5,599,500, respectively, arising from the issuance of options to acquire our common stock. The remaining costs in the quarters ended March 31, 2001 and 2000 are $241,785 and $88,523, respectively. The increase in the consulting expenses in the first quarter of 2001 compared to the same period of 2000, net of the non-cash charges described above, was primarily due to increases in expenses related to services provided to us in the areas of marketing, investor services and administrative support.

         PROFESSIONAL FEES AND EXPENSES

         During the quarter ended March 31, 2001, we incurred professional fees of approximately $632,623 as compared to $196,004 for the same period in 2000. The increase in the professional fees in the first quarter of 2001 compared to the same period of 2000 was primarily due to an increase in legal and accounting fees. We have incurred substantial professional fees with respect to work performed for the registration of securities with the SEC in connection with our acquisition and financing of assets and technology from Curative Health Services, Inc. and preparing and submitting an application for reimbursement approval for our AuTolo-Gel process from the U.S. Health Care Finance Administration.

         GENERAL AND ADMINISTRATIVE EXPENSES

         Our general and administrative expenses for the first quarter ended March 31, 2001 were $663,392 compared to $199,262 for the same period in 2000. The increase was primarily due to an increase in most components of our general and administrative expenses, such as rent, insurance, utilities, supplies, advertising, marketing, depreciation, amortization and travel.

         INTEREST INCOME AND INTEREST EXPENSE

         Our interest income for the quarter ended March 31, 2001 was $15,445 compared to $19,795 for the quarter ended March 31, 2000. The decrease in interest income in the 2001 period is due to a decrease in cash. Our interest expense for the quarter ended March 31, 2001 was $4,293,616 compared to $2,692 for the quarter ended March 31, 2000. The material increase in our interest expense in the first quarter 2001 period was primarily due to our recording of $4,196,847 in non-cash interest charges arising from: (i) warrants to acquire our common stock issued to Curative and to the bridge lenders in connection with the financing of the Curative transaction, which were accounted for as a discount to the debt issued and amortized to interest expense, and (ii) warrants issued to third-party consultants for their efforts in negotiating with the bridge lenders, which were accounted for as deferred financing costs and amortized to interest expense. At March 31, 2001, $699,474 of unamortized debt discount and deferred financing costs remain. That amount will be recognized as interest expense during the second quarter of 2001. We expect total interest expense to decline in subsequent quarters due to the fact that the non-cash charges will be fully amortized early in the second quarter.

         NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

         Our net loss applicable to common stockholders for the quarter ended March 31, 2001 was $6,678,052, as compared to a net loss of $6,491,408 for the same period in 2000. The increase in the net loss in the first quarter of 2001 compared to the first quarter of 2000 was almost entirely due to our acquisition of certain intellectual property and assets from Curative; more specifically: (i) increases in our salary, wages and other administrative expenses from having hired approximately 50 former Curative employees to staff the Procuren production and processing facilities; (ii) $4,196,847 of non-cash costs incurred through the debt-related issuance of warrants to Curative and three bridge lenders to acquire our common stock; and (iii) higher consulting and professional expenses for negotiating and concluding the Curative acquisition and loan documentation and related regulatory filings.

         CLOSING OF OPERATIONS RELATED TO PROCUREN

         In conjunction with the acquisition, we began to formulate a plan to shut down facilities that are not economically viable. Since the date of the acquisition in January 2001, we have sustained recurring losses in connection with the manufacture and sale of the Procuren product. As a result, we believe that it is necessary to discontinue manufacturing Procuren by the end of 2001 in order to mitigate a significant aspect of continuing losses to our business. We plan to close all Procuren production centers, except for our Florida facility, by July 2001. We expect the Florida center to be closed by the end of fiscal 2001. At the date of acquisition, January 2, 2001, we accrued the costs we expect to incur in the process of closing the facilities, disposing of the physical assets, terminating the related employees and paying the applicable facility and equipment leases. Those costs, which total $2,218,399, have been recorded as a component of the cost of acquiring the Procuren operation and related assets, and will not be charged to operations. Any adjustment to that estimate that occurs after one year from the date it was determined to close the facilities and dispose of the related assets will be charged to operations in that period.


YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

         REVENUES

         Our revenues for the year ended December 31, 2000 were $318,819, as compared to $8,600 for the same period in 1999. The increase in revenue in 2000 compared to 1999 was due to our entering into seven license agreements, which were not in effect during 1999 and sales of our disposable product, subject to the single-use license, to one customer in 2000.

         COST OF SALES

         Our cost of sales for the year ended December 31, 2000 was $61,952, as compared to $25,870 for the same period in 1999. The increase in cost of sales in 2000 compared to 1999 was due to increased sales of disposable treatment packs.

         GROSS MARGIN

         Our gross margin for the year ended December 31, 2000 was $256,867, as compared to a loss of $17,270 for the same period in 1999. The increase in gross margin in 2000 compared to 1999 was due to the reasons stated above.

         TOTAL OPERATING EXPENSES

         Our total operating expenses for the year ended December 31, 2000 were $33,724,748, as compared to $6,170,288 for the same period in 1999. The increase in the total operating expenses in 2000 as compared to 1999 was due primarily to an increase in our wage and consulting expenses, and also to increases in both professional fees and general and administrative expenses. Most of the wage and consulting expenses arose from the issuance of stock options and warrants to purchase our common stock as noted below.

         SALARIES AND WAGES EXPENSE

         Our salary and wages expense for the year ended December 31, 2000 was approximately $22,013,583, as compared to $1,015,513 for the same period in 1999. The increase in the salary and wages expense in 2000 compared to 1999 was primarily due to $20,400,483 of non-cash expense resulting from the granting of options to the new executives and our employment of additional personnel. We expect cash salary and wages expense to grow as we retain additional employees to help us with administrative, marketing and support efforts as we continue to grow our business. However, we expect our non-cash salary and wages expense to diminish materially. During the year ended December 31, 2000, we granted 2,173,440 options (including anti-dilutive options issued) to our new executives with an exercise price of $7.00, which was less than the fair market value of our common stock on the respective dates. In December 2000, our board of directors passed a resolution to accelerate the vesting period of the options. As a result, they are all currently exercisable. Consequently, we recorded expense for the difference between the stock purchase price and the fair market value of our common stock on the date of these grants. As of December 31, 2000, we had approximately $21,000 of deferred compensation. We expect to amortize this $21,000 deferral into salary and wages expense in fiscal year 2001.

         CONSULTING EXPENSES

         Our consulting expenses for the year ended December 31, 2000 were approximately $8,329,475 as compared to $1,963,363 for the same period in 1999. The increase in the consulting expenses in 2000 compared to 1999 was primarily due to the costs incurred from the issuance of stock and options to acquire our common stock, which amounted to $7,788,000 of non-cash costs in addition to the cash costs of $541,475 in the year ended December 31, 2000. These expenses were mainly related to services provided to us in the areas of marketing, investor relations and management placement. As of December 31, 2000, we had approximately $4,293,000 of deferred consulting fees, which will be amortized ratably to expenses through October 2004.

         PROFESSIONAL FEES AND EXPENSES

         During the year ended December 31, 2000, we incurred professional fees of approximately $1,588,956 as compared to $267,747 for the same period in 1999. The increase in the professional fees in 2000 compared to 1999 was primarily due to an increase in legal and accounting fees. We have incurred significant professional fees with respect to work performed in connection with a restructuring of the company into an international organization and the costs of complying with all regulatory and governmental requirements.

         GENERAL AND ADMINISTRATIVE EXPENSES

         Our general and administrative expenses for the year ended December 31, 2000 were $1,792,734 compared to $244,965 for the same period in 1999. The increase was primarily due to an increase in most components of our general and administrative expenses, such as rent, insurance, utilities, supplies, marketing, depreciation and travel.


         INTEREST INCOME

         Our interest income for the year ended December 31, 2000, was $199,602 compared to $433 for the year ended December 31, 1999. The increase in our interest income in the 2000 period was primarily due to an increase of cash. We expect interest expense to increase materially in the first quarter of 2001 due to the debt we incurred in connection with our acquisition of certain intellectual property and assets from Curative Health Services, Inc.


         NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

         Our net loss applicable to common stockholders for the year ended December 31, 2000 was $33,336,462, as compared to a net loss of $6,203,151 for the same period in 1999. The increase in the net loss in 2000 compared to 1999 was primarily due to higher salaries, $20,400,483 of which was from non-cash costs incurred from the issuance of options to acquire our common stock, higher consulting expenses, $7,788,000 of which was from non-cash costs incurred from the issuance of stock and options to acquire our common stock, higher professional fees and other general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES


         To date, we have not generated positive cash flow from our operations. This is primarily due to the development stage nature of our operations, investment in development and testing of the AuTolo-Gel process, investment of time and resources in acquiring certain technology and other assets related to Procuren production from Curative Health Services, Inc. and CHS Services, Inc. and building a corporate infrastructure to support our future operations. Prior to the Curative acquisition, we financed our operations primarily through private placements of our common stock and borrowings under our $100,000 revolving line of credit. This line of credit expired in January 2001 and has not been renewed. We currently have no working capital or other credit facility under which we may borrow for working capital or other general corporate purposes, other than the equity line of credit arrangement described below. We financed the acquisition of the Procuren assets with bridge financing described elsewhere in this prospectus. See "Bridge Financing."


         In February 2000, we issued an aggregate of 250,000 shares of our common stock in a private placement to one accredited investor at a purchase price of $3.00 per share for which we received aggregate gross cash proceeds of $750,000, from which we paid aggregate advisory and placement fees of $75,000 to SPH Investments, Inc. and LCP Capital Corporation.

         In March 2000, we issued an aggregate of 771,500 shares of our common stock in a private placement to 31 accredited investors at a purchase price of $10.00 per share for which we received aggregate gross cash proceeds of $7,715,000. In connection with this private placement, we paid aggregate advisory and placement fees of $441,267 and issued 20,000 shares of our common stock and warrants representing the right to purchase 26,500 shares of our common stock at $10.00 per share as additional placement fees.


         In January 2001, to finance the acquisition of certain technology and other assets related to Procuren production from Curative Health Services, Inc. and CHS Services, Inc., we issued convertible secured promissory notes in the aggregate principal amount of $3,782,571 to Curative and three other lenders. These notes accrue interest at a rate of 10% per annum and matured on April 15, 2001. We also issued warrants to purchase an aggregate of 1,350,846 shares of our common stock to Curative and the three lenders, and warrants to purchase an aggregate of 375,000 shares of our common stock to two entities as placement fees.

         We did not make payments on the notes on the maturity date; however, on April 20, 2001, we entered into a Consent, Waiver, Payoff and Exchange Agreement with Curative and each of the three lenders providing for the partial pay-off of the notes and the extension of the maturity date of the notes until April 15, 2002. Under the terms of this agreement, we paid to Curative and the lenders a total of $1,325,000 from the proceeds of an offering of 12% convertible promissory notes described below, reducing the outstanding amount of the notes. One of the lenders also elected to convert $100,000 principal amount of its note into 100,000 shares of our common stock. In addition, a group of third-party investors purchased the remaining outstanding convertible secured promissory notes from the original lenders, and agreed to subordinate these notes to our newly issued 12% convertible promissory notes. This same group of investors also loaned Cytomedix an additional $312,000 by increasing the outstanding principal amount of the assigned notes. As consideration for subordinating the assigned notes and for increasing the principal amount of these notes, we issued to certain of these third-party investors warrants representing the right to purchase an aggregate of 364,289 shares of our common stock on the same terms and conditions as the warrants issued to the original note holders.

         On April 23, 2001, we completed a private placement of $1,807,500 of 12% convertible secured promissory notes referred to above, maturing April 23, 2005, for aggregate net proceeds of $1,391,700. We used $1,325,000 of these proceeds to pay down the convertible secured promissory notes as described above. We may issue additional debt securities, although we cannot assure you that we will be able to raise any additional financing. We will use any proceeds received from additional borrowings first to pay off the remaining outstanding balance on the note held by Curative, second, to pay off the remaining outstanding balance on the notes held by the third party investors and third, to provide funds for general corporate operating needs. We have agreed to register with the Securities and Exchange Commission the shares of common stock underlying the 12% convertible promissory notes.

         On April 20, 2001, we entered into a equity line of credit arrangement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement $26,250 of our common stock up to an aggregate of $14.7 million. The $14.7 million in shares is to be purchased over a 28 month period, which may be extended an additional six months at our discretion. The purchase price of the shares will be equal to a price based upon the future market price of our common stock without any fixed discount to the market price. The term of the agreement does not commence, and therefore sales of our common stock will not be made, until the SEC has declared effective a registration statement registering for resale up to 6,000,000 shares of our common stock. As consideration for Fusion Capital's purchase commitments, we have issued to Fusion Capital a warrant representing the right to purchase 1,189,320 shares of our common stock. On April 23, 2001, Fusion Capital exercised the warrant pursuant to its cashless exercise option under the warrant agreement. As a result, we issued 657,424 shares of our common stock to Fusion Capital. Subject to certain exceptions, Fusion Capital has committed not to transfer or sell any shares issued to it upon exercise of the warrant during the term of the common stock purchase agreement. The net proceeds from this equity line of credit arrangement will be used primarily to: refinance indebtedness described above; to meet our working capital needs in connection with expanding our sales and marketing programs for our therapies; and to apply for and obtain governmental regulatory and reimbursement approvals for our AuTolo-Gel process. Fusion Capital has the right to terminate this common stock purchase agreement upon the occurrence of certain events of default set forth in the agreement.



         Net cash used in operating activities was $1,184,021 for the first quarter of 2001 and $592,925 for the first quarter of 2000. Net cash used in operating activities was $4,445,846 in fiscal 2000 and $679,037 in fiscal 1999 and was used primarily to fund operations. Capital expenditures were $564,767 in fiscal 2000 and $18,076 in fiscal 1999. Our capital expenditures consisted of the purchase of equipment. We expect our operating expenses and capital expenditures will continue to increase in the future as we continue to grow our operations.

         As of May 1, 2001, we had available approximately $750,000 in cash. We cannot assure you that the funds raised pursuant to our equity line of credit arrangement with Fusion Capital will be sufficient to pay off the convertible secured promissory notes at maturity on April 15, 2002 and to meet our working capital requirements over the next twelve months. If these funds are not sufficient and we fail to secure additional financing, we will need to substantially curtail our operations, which may include: delaying the implementation of our business development plans or significantly reducing their scope; delaying some of our development and clinical testing; delaying our plans to initiate government regulatory and reimbursement approval processes for our wound treatment technologies; and postponing the hiring of new personnel and substantially reducing the size of our current staff or ceasing operations. The occurrence of any or all of these events would have a material adverse effect on our business, prospects, operating results and financial condition. These matters raise substantial doubt about our ability to continue as a going concern. The financial statements included elsewhere in this document do not include any adjustments that might result from the outcome of this uncertainty.


INFLATION

         We do not believe that inflation has had a material effect on our financial position or results of operations during the past three years. However, we cannot predict the future effects of inflation, including interest rate fluctuations and market fluctuations.

                                    BUSINESS

         OVERVIEW


         We develop, produce, license and distribute cellular therapies for the treatment of chronic, non-healing wounds. Cellular therapy refers to the use of cells or cellular derived material to treat medical conditions. At present, we offer two growth factor therapies for the treatment of chronic, non-healing wounds: Procuren and the AuTolo-Gel process. Both therapies are centered around harvesting and activating a patient's own blood platelets to isolate and release the growth factors contained in the platelets. Growth factors have been shown to promote the development of skin, soft tissue and blood vessel regeneration. The Procuren product and platelet gel made using the AuTolo-Gel process are designed to stimulate and accelerate a normal wound healing response in much the same way a healthy body naturally initiates healing. Platelet gel made using the AuTolo-Gel process and the Procuren process are examples of autologous cellular therapies, meaning cellular material is removed from a patient, the cells are manipulated outside of the patient's body, and then the modified cells are reintroduced into the same patient's body to create a desired therapeutic effect. We intend to close down 22 of our 30 Procuren production centers no later than the middle of May 2001. We will continue to manufacture and supply Procuren from our 8 remaining facilities until the middle of July 2001, at which time we intend to close down all but the Florida facility. We will request permission from the Food & Drug Administration to continue to supply our existing patients with the Procuren product on an as needed basis through December 2001.


         TRADITIONAL METHODS OF WOUND TREATMENT

         The most common types of chronic wounds are diabetic ulcers, venous stasis wounds and decubitus ulcers (pressure sores). People suffering from these afflictions are commonly affected by debilitating diseases, such as diabetes, that affect the circulatory system, resulting in a decreased ability to heal through the body's natural mechanism. The result is a chronic wound that, unless its progression is controlled, could lead to amputation and, ultimately, to death.

         Traditionally, chronic, non-healing wounds have been treated with inert dressings or by soaking the affected area in whirlpool baths. These traditional types of treatments have had limited effectiveness in treating these types of wounds. In addition, these traditional methods of wound treatment typically require frequent dressing changes to the wound and personnel interaction to control infection and advancement. Advances in biotechnologies have made the possibility of proactive therapies and produced an alternative to traditional methods of treatment. We believe that these proactive approaches not only accelerate healing rates, but also are less labor-intensive than the traditional approaches to wound care.

         THE CYTOMEDIX SOLUTION


         The AuTolo-Gel therapy represents a bioactive approach. We believe there are no other products currently available on the market that employ the range of growth factors found in the AuTolo-Gel process. According to Bentkover; Wounds 1993, it is estimated conventional wound care costs approximate $54,000 per patient per year, with a healing rate of about 40%. Our internal research has shown that when used as part of a comprehensive wound care treatment plan, platelet gel made using the AuTolo-Gel process lowers the overall costs to about $33,000 per patient per year, with a healing rate of 89% for platelet gel using the AuTolo-Gel process. We also believe that both not only lower overall health care costs, but also improve the chances of wound healing success and the quality of life for the patient.


         CYTOMEDIX'S STRATEGY

         Our goal is to become a leading provider of cellular therapies by leveraging the experience of our management, many of whom have had years of experience in the health care and related biologics industries. We have made our initial investments in bioactive wound care products. In the near-term, we intend to concentrate our efforts on building revenues by increasing the sales of our existing therapies and licensing our intellectual property rights in the United States and by expanding our overseas markets. Our goals over the next 12 months include:

         o   raising working capital;


         o licensing to third parties our technology and intellectual property;

         o initiating government regulatory and reimbursement approval processes for our wound treatment technologies;


         o developing additional reimbursement and third party payor strategies and procedures;


         o   developing sales and marketing programs for our AuTolo-Gel process;

         o securing an agreement with a sales/marketing partner to increase sales of our AuTolo-Gel process;

         o   additional research and testing of the AuTolo-Gel process;

         o filing additional patent and trademark applications with the relevant government agencies;




         o developing additional distribution capability for our AuTolo-Gel process;

         o   recruiting key management and sales representatives;




         o evaluating a broader range of opportunities in the cellular therapy and molecular biotechnology market;

         o evaluating our corporate structure with the goal of positioning Cytomedix in the international biotechnology marketplace; and

         o developing the means for more effective corporate and scientific communications.


OUR WOUND CARE THERAPIES

         At present, we have two growth factor therapies for the treatment of chronic wounds:

         o   the Procuren(R)product, and

         o   the AuTolo-Gel process.

         THE PROCUREN(R) PRODUCT


         We recently acquired certain technology, manufacturing, sales and distribution rights to the Procuren product from Curative Health Services, Inc. Procuren is a proprietary wound healing agent comprised of a naturally occurring complex of several growth factors. Growth factors have been shown to promote the development of skin, soft tissue and blood vessels. In order to produce Procuren, blood is taken from the patient at a hospital or other treatment center, and is then sent to one of the 30 company-operated Procuren cell processing facilities (located in the state where the patient's blood was drawn). The cell processing facility separates the platelets from the remainder of the blood sample. A biological reagent is added to the platelets causing them to release multiple growth factors. The platelet "ghosts" (shells) are discarded and the growth factors are diluted and placed in a buffered solution, which is frozen until used. Procuren is currently manufactured in individual processing centers located in 34 states. When administered as part of the patient's wound care treatment, Procuren is applied topically to the wound area by soaking a gauze dressing in the Procuren solution and covering the wound area with the gauze.

          In connection with the Curative acquisition, we entered into supply and royalty agreements with Curative. Under the supply agreement, we are responsible for supplying all of Curative's requirements for Procuren in the

United States. Curative has the exclusive right to sell Procuren to third party end-users in the United States, although we have the unrestricted right to sell Procuren on our own behalf outside the United States. Pursuant to the terms of the supply agreement, we are required to sell Procuren to Curative at fixed prices based on the number of units sold. Under certain conditions, we have no obligation to exclusively supply Curative with its needs for Procuren, whether in any individual state where the product is made, or in the United States as a whole, if it would result in a net loss for us, unless Curative agrees to make up the net loss amount.

         During each month of the first quarter of 2001, Curative's purchase orders for the Procuren product have continuously declined. Because under the terms of the supply agreement we sell the Procuren product to Curative at fixed prices, we have incurred significant losses as a result of this decline in sales. Therefore, pursuant to the terms of the supply agreement, we gave notice to Curative and our employees of our decision to close all of our Procuren production facilities by the end of fiscal 2001. We anticipate closing 22 of our 30 production centers in various states and Puerto Rico by May 2001. We will continue to manufacture and supply Procuren to Curative from our 8 remaining facilities until July 2001, at which time, we intend to close all but the Florida facility.

         We plan to request permission from the FDA to continue to manufacture and sell Procuren from our Florida facility to existing patients who are in the course of Procuren wound therapy treatment through December 2001. We believe that it is necessary to close substantially all of the Procuren production facilities by July 2001 in order to mitigate a significant cause of continuing losses to our business.


         THE AUTOLO-GEL PROCESS

         AuTolo-Gel therapy involves a process by which a therapeutic platelet gel is prepared under the direction of a physician using our proprietary process. The platelet is prepared by harvesting a concentrate of platelets from a small quantity of whole blood drawn from the patient. The platelets are mixed with a series of biologic and other reagents, and the solution is agitated to form a gel. The physician then applies the gel into the wound bed and covers the area with a moist dressing. The platelet gel made using the AuTolo-Gel process is applied to chronic wounds to initiate the natural healing process by delivering the patient's own growth factors into the wound bed and creating a scaffold on which the new tissue can grow.

         The entire process to produce the gel, including the platelet harvesting, may be accomplished in the course of a routine office visit. Like Procuren, the patient's own blood is used as the source of the platelets, eliminating the risk of infection that would be present if donor platelets were used. Because the gel is applied immediately after preparation, there are no issues with shelf life or transportation of the product. Developed in 1998, platelet gel made using the AuTolo-Gel process has been used to treat over 300 patients.

         Our current business model provides that either we, the hospital or clinic will own an FDA-approved machine that will permit hospital personnel to obtain from a patient a quantity of concentrated platelets. We will sell to hospitals and clinics a kit containing the necessary disposable components to perform the platelet concentration and activation of platelet growth factors. With the kit, we will sell users a single-use license covering our AuTolo-Gel technology which permits the health care provider to prepare one batch of platelet gel. The processing of each new batch of platelet gel using our AuTolo-Gel process will require an additional license. Under a former business model, which was in place until May 2000, we had signed a number of comprehensive license agreements with hospitals and wound care clinics. Under these agreements, in exchange for a three year license to use our proprietary technology the hospitals and clinics paid us an up-front license fee and committed to purchase certain minimum quantities of disposable products that are used to prepare the platelet concentrate and the therapeutic platelet gel. While we intend to honor obligations under these licenses, we do not intend to renew these licenses upon expiration or to sell any new licenses of this type.





         Once formulated, our wound care therapies can be utilized in a variety of clinical settings, including hospitals, outpatient centers, physician offices and, in the case of Procuren, by the patient at home. We believe that our therapies will provide the maximum therapeutic benefit when used as part of a treatment regimen that includes aggressive debridement of the wound, infection control and specialized nursing care. We believe that hospitals and outpatient centers with a specialized wound clinic, which treat a disproportionate percentage of chronic wounds, are more likely to be successful with our products.

CUSTOMERS


         We will sell our therapies (processes and technologies) primarily to wound treatment centers, of which there are approximately 400 in the United States. Under the manufacturing and supply agreement that we have entered into with Curative, we are required to supply all of Curative's requirements for Procuren at its wound care centers in the states where our recently-acquired cell processing centers are located. As previously discussed, we intend to discontinue manufacturing Procuren by the end of fiscal 2001.

         If we are able to obtain Medicare or Medicaid reimbursement approval on the AuTolo-Gel process, we intend to expand our sales and marketing activities and sell our processes to physicians and other health care providers in hospitals, outpatient centers, physicians' offices and other clinical treatment centers throughout the United States, and eventually overseas.


SALES AND MARKETING





         The AuTolo-Gel process has been marketed to physicians, outpatient clinics and hospitals. We have recently elected to focus our marketing efforts on acute care hospitals and more particularly those with wound care clinics. The volume of chronic wounds treated at such facilities is believed to be significantly larger than a typical physician office or outpatient clinic. We are actively seeking a business partner to manage physical distribution of our products and processes, and may, in the future, explore relationships that combine some marketing and selling efforts with physical distribution.


         Our employees will be principally responsible for the sales and marketing efforts. The use of the AuTolo-Gel therapy requires us to provide training to medical professionals on proper use of the product or process. We will provide to the hospital a team consisting of a salesperson trained in wound care and sales of biologics with a medical technician or nurse skilled in use of the apparatus needed to harvest blood or platelets.


INTELLECTUAL PROPERTY RIGHTS

         We regard our patents, trademarks, trade secrets and other intellectual property as critical to our success. We rely on a combination of patents, trademarks and trade secret and copyright laws as well as confidentiality procedures, contractual provisions and other similar measures to establish and protect our intellectual property rights.


         We actively pursue a program of patent applications to seek protection of our technologies. As of March 31, 2001, we owned four issued U.S. patents, six issued corresponding foreign patents and have two pending U.S. patent and ten pending foreign patent applications. In a recent acquisition transaction with Curative Health Services, Inc. and CHS Services, Inc., we acquired all of the issued patents related to the production of the Procuren wound treatment therapeutic. In this transaction we also obtained rights as an exclusive licensee of two additional issued U.S. patents relating to angiogenic peptides and anti-inflammatory peptides.


         We seek to avoid disclosure of our trade secrets through a number of means, including requiring substantially all of our employees, consultants and other persons with access to our proprietary information, to execute confidentiality agreements with us and by restricting access to our proprietary information.

         Despite our efforts to protect our intellectual property and other proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of our intellectual property and other proprietary rights is difficult. Litigation may be necessary in the future to enforce our intellectual property rights or to enforce intellectual property rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm our business.

         We are a party to a royalty agreement with Charles E. Worden, dated April 27, 1999, as amended October 29, 1999, pursuant to which, in consideration for the assignment by Mr. Worden to us of his right, title, and interest in all trade names, trademarks, logos, service marks, copyrights, patents, writings, licenses, trade secrets, patented ideas, formulas, processes, inventions, procedures, know-how, and other intellectual property formerly used in the operation of Autologous Wound Therapy's business as conducted at the date of the agreement and the marketing, sale, use and application of the services and products formerly sold by Autologous Wound Therapy, we agreed to pay Mr. Worden a royalty equal to 5% of the gross profit derived by us from the sale or use of the intellectual property rights, not to exceed $1,000,000 in any four consecutive quarters. We also have a consulting arrangement with Mr. Worden under the agreement which provides for a maximum payment $50,000 per year until such time as the royalties exceed $150,000 during any four consecutive calendar quarters.


         We have signed a royalty agreement with Curative Health Services Inc. in connection with our purchase of certain intellectual property and assets from Curative, relating to the Procuren product. Under the royalty agreement, we will pay Curative a royalty for sales of Procuren that we make to customers other than Curative. The royalty will be equal to a fixed percentage of sales of Procuren made in certain countries, so long as we retain patent rights for Procuren in those countries. We will also make royalty payments to Curative for sales of products that we may develop, or sales of products made by third parties under the license of, the intellectual property we have acquired from Curative. This royalty will be a slightly higher percentage of net sales, up to a maximum amount of sales of the newly developed products, after which the royalty will decrease by a percentage point. The decreased royalty will also apply to sales by Curative of the Procuren product, if and after we receive the above FDA approval for Procuren.

         In consideration for Curative's agreement to enter into a Consent, Waiver, Payoff and Exchange Agreement as described below, we agreed to amend the royalty agreement: (1) to establish Curative's position as the senior secured creditor and lienholder with regard to all of the patents we acquired from Curative and the income we may derive from such patents; (2) to provide Curative with a payment of 30% of all aggregate proceeds we may recover from third parties for infringement of the patents we acquired from Curative; and
(3) to provide Curative with a payment of 20% of any up-front license fees we may acquire from third-parties from future licenses we may grant on the patents we acquired from Curative. We also agreed to use our best efforts to amend our license agreement with DePuy AcroMed, Inc. to provide for a quarterly payment direct to Curative of approximately 92.3% of the royalties we collect from DePuy.

         On March 21, 2001, we signed an exclusive licensing agreement with DePuy AcroMed, Inc., a subsidiary of DePuy, Inc. Under this agreement, we have granted to DePuy an exclusive, worldwide license to certain of our U.S. and foreign issued patents relating to platelet-based growth factors. We have limited this license to a field of use, which is defined as covering diagnostic and therapeutic spinal, neurosurgery and orthopedic surgery (including soft tissue damage resulting from such surgery). DePuy has no rights to use the technology embodied in our patents outside the defined field of use. In consideration for these rights, DePuy paid to us a one-time up front licensing fee of $750,000, and agreed to pay running royalties of 6.5% on all relevant sales as defined under the terms of the agreement, for the life of the patents, which is, on average, approximately nine years. Under the terms of our royalty agreement with Curative, we must pay Curative approximately 92.3% of the royalties that we collect from DePuy. The license also provides for certain minimum annual royalties, beginning in fiscal 2001. We retain the right to practice under, and grant licenses to other parties to the technology embodied in our patents outside the defined field of use.


         We have filed for or received trademarks for the names "Cytomedix," "Procuren," "AuTolo-Gel" and a few variants thereof. We have registered several Internet domain names, including cytomedix.com.

RESEARCH AND DEVELOPMENT

         In fiscal 1999, our research and development expenses amounted to approximately $455,300. Of this amount, $421,050 was the value of 250,000 warrants granted to Dr. Keith Bennett and approximately $34,250 for the cost of equipment and disposable products we supplied to him. In return, Dr. Bennett agreed to undertake preliminary treatment and proof of concept studies on platelet gel made from our AuTolo-Gel process and for collection and analysis of clinical data generated at all the wound care clinics where the AuTolo-Gel platelet gel was then used. In 2000, our research and development expenses amounted to approximately $131,000, which primarily consisted of consulting fees paid in connection with a retrospective study of the AuTolo-Gel process.

         We believe that our future success depends on our ability to continue to enhance our existing products and processes and to develop new products and processes that maintain a competitive position in the cellular therapy market. If and when appropriate, we may conduct research and testing of our AuTolo-Gel process and additional research and testing on technology acquired from Curative Health Services, Inc. We may also make additional investments in the development of an expanded portfolio of new and different cellular therapy technologies. Although we believe that our research and development efforts are key to our ability to maintain a competitive position in the cellular therapy market, we cannot assure you that any new product development efforts we undertake will result in commercially successful products, that our existing processes and therapies will not be rendered obsolete by changing technology or new product announcements by other companies or that any investments we make to acquire additional cellular therapy technologies will result in successful outcomes.

COMPETITION

         There are two competing technologies for our platelet-based wound care products:

         o   Recombinant Platelet Derived Growth Factor (rhPDGF-BB); and

         o   Artificial Tissues.

         Regranex(C) is a topical gel containing becaplermin, a single platelet derived growth factor. The active ingredient is produced using a genetically engineered strain of yeast that is cultured to express the protein. The product is marketed by a division of Johnson & Johnson, which has been very successful with the product despite the lack of a Medicare prescription benefit. The manufacturer does not disclose sales figures for Regranex but we believe retail sales are at least $100 million per year.


         Several companies, including Advanced Tissue Sciences, Organogenesis and Ortec produce artificial tissues. These tissues are manufactured by layering immature fibroblasts and/or keratinocytes harvested from infant foreskins in a bovine collagen matrix. The immature skin cells release growth factors into the wound and cause new tissue to form, not unlike our products. We believe that Apligraf, manufactured by Organogenesis, is the most successful of these products. Based on public filings with the Securities and Exchange Commission, Organogenesis is currently selling approximately 1,360 units of Apligraf per month. In the first three quarters of 2000, it sold $2.1 million of the product to its marketing partner Novartis. We believe market acceptance of Apligraf has been limited because the tissue has an extremely short shelf life and a high per unit price, which makes hospitals reluctant to inventory the product.


         We are also aware of other small molecule drugs and peptide sequences in development that are designed to stimulate release of growth factors. We believe these products will require at least two to three years of development before large scale sales will be feasible.

         Growth factors are playing an increasing role in the treatment of chronic wounds. We believe that complex mixtures of growth factors, such as are found in platelet gel made using our AuTolo-Gel process, are more effective than single growth factors that are found in competitive products now on the market. We further believe that as a point-of-use product, the AuTolo-Gel platelet gel offers numerous economic advantages in today's health care practice, such as ease of use, low cost preparation, reduction in time of treatment and no need to carry inventory with a limited shelf-life.

         We believe that the technology and patents we have acquired from Curative Health Services, Inc., combined with our own intellectual property portfolio give us a strong proprietary base in the treatment of wounds. We feel that our patents have broad applications in fields of use beyond the treatment of chronic wounds. We intend to license our intellectual property in fields of use in areas of the wound treatment market in which we are not currently active.

         GOVERNMENT REGULATION

         The FDA regulates drugs, biologics and medical devices that move in interstate commerce, and generally requires that such products receive pre-marketing approval based on evidence of safety and efficacy. Procuren is currently produced at one of the blood processing facilities in the same state where the patient's blood is drawn, and is not shipped across state lines. These facilities are registered with the FDA and are regularly inspected. We believe that under current law and regulations, FDA approval is not required for the manufacture, distribution, sale and use of Procuren on an intrastate basis. The FDA is currently reassessing its regulation of other autologous and somatic cell products, and has publicly stated that it believes that if any component of a drug or biological or if any patient receiving such substance moves in interstate commerce, a sufficient nexus with interstate commerce exists for FDA to require pre-marketing approval and licensure. The production of Procuren includes components that are shipped in interstate commerce, but, to date, the FDA has not determined that Procuren, as currently prepared, is subject to licensure or pre-market approval. We believe that interstate shipment of the final biologic product is required to trigger pre-marketing approval and licensure. We have acquired the rights to Procuren from Curative Health Services, Inc., which has been selling the product on this basis since 1989.



         Our AuTolo-Gel process currently uses 510(k) approved medical devices. However, we do not have explicit FDA approval for the AuTolo-Gel process itself. The FDA could require us to submit a 510(k) pre-market notification, a Pre-Market Approval Application (PMA), or a Biologics License Application (BLA), which would require us to demonstrate the safety, efficacy, purity and potency of our AuTolo-Gel process, possibly through extensive clinical trials. Compliance with biologic and medical device regulatory requirements is time-consuming and involves substantial expenditures. We cannot assure you that we would be able to demonstrate the safety and efficacy of, or obtain or maintain the necessary FDA approvals for, the AuTolo-Gel process.

         Biologics, drugs and medical devices are subject to extensive pre- and post- market regulation by the FDA, including regulations that govern the collection, testing, manufacturing, safety, efficacy, potency, labeling, storage, record keeping, advertising, and promotion of the products. The process required by the FDA before a biologic drug product may be marketed in the U.S. generally involves the following: completion of preclinical laboratory and animal testing; submission of an Investigational New Drug application (IND), which must become effective before clinical trials may begin; performance of adequate and well controlled human clinical trials to establish the safety and efficacy of the proposed drug products intended use; and approval by the FDA of a BLA.


         Human clinical trials are typically conducted in three sequential phases that may overlap. The FDA, and the Institutional Review Board at each institution at which a clinical trial is being performed, may suspend a clinical trial at any time for various reasons, including a belief that the subjects are being exposed to an unacceptable health risk. These phases generally include the following: Phase I during which the drug is introduced into healthy human subjects or, on occasion patients, and is tested for safety, dose tolerance and metabolism; Phase II during which the drug is introduced into a limited patient population to determine the efficacy of the product of specific targeted diseases, to determine dosage tolerance and optimal dosage and to identify possible adverse effects and safety risks; and, Phase III during which the clinical trial is expanded to a more diverse patient group in geographically dispersed clinical trial sites to further evaluate clinical efficacy, optimal dosage and safety.

         The results of product development, pre-clinical animal studies and human studies are submitted to the FDA as part of the BLA. The BLA also must contain extensive manufacturing information, and each manufacturing facility must be inspected and approved by the FDA before the BLA will be approved. The FDA may approve or disapprove the BLA if applicable FDA regulatory criteria are not satisfied or it may require additional clinical data. Once approved, the FDA may withdraw the product approval if compliance with pre and post market regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require post-marketing studies, referred to as Phase IV studies, to monitor the effect of approved products, and may limit further marketing of the product based on the results of these post-market studies. Further, if the sponsor wants to make changes in a product, or the manufacturing of a product after FDA approval, a new supplemental application most likely will be required.

         In the U.S., medical devices are classified into one of three classes on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. Class I devices are generally subject to general controls, including labeling, pre-market notification and adherence to quality systems regulations, or QSRs, which are device specific good manufacturing practices. Class II devices are subject to general controls and special controls, including performance standards and post-market surveillance. Class III devices are subject to most of the previously identified requirements as well as to pre-market approval.

         Before a new device can be introduced in the market, its manufacturer generally must obtain marketing clearance through either a pre-market notification under Section 510(k) of the Federal Food Drug and Cosmetic Act or approval of a PMA. A 510(k) pre-market notice demonstrates that the device in question is substantially equivalent to another legally marketed device that does not require pre-market approval. FDA is supposed to complete its review of a 510(k) notice within 90 days of submission, but it may request additional data, including clinical information, thus increasing the time that will be necessary to review the notice. If the FDA rejects the 510(k), if the device is not equivalent to a marketed device or if the use of a 510(k) notice is not otherwise appropriate, the manufacturer must file a PMA. The PMA process is more complex, costly and time consuming than the 510(k) clearance process. A PMA must be supported by more detailed scientific evidence than a 510(k) including clinical data to demonstrate the safety and efficacy of the device. The FDA is required to review a PMA in 180 days, however, it can take from one to several years to complete, and there can be no assurance that any submitted PMA application will ultimately be approved. The FDA has broad post-market regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals.

         REIMBURSEMENT

         Most health care costs in developed countries are reimbursed through third-party payors, including governmental programs such as Medicare and Medicaid, and private insurance. These payors have developed extensive coverage and payment policies as to the types of services and items that are covered, as well as the methodology for reimbursement. Any service or item for which payment is to be made, therefore, must first meet the applicable coverage policies. Typically, coverage policies require that any new medical product, device, process, or procedure must be effective and beneficial to patients and that FDA approval has been obtained for those services and items requiring such approval. Also, with limited exceptions, Medicare does not cover most drugs and biologicals that are usually self-administered. Other criteria also may be specifically identified under coverage policies. For Medicare payment, coverage criteria include, but are not limited to, requirements of medical necessity for the treatment or diagnosis of Medicare beneficiaries.

         Procuren has been classified as a biological under Medicare coverage policies and, at present, has been determined not to be covered because the efficacy of the product has not been sufficiently demonstrated. Even if FDA approval were to be obtained, because it may be construed as usually self administered, there is a question as to whether Procuren will be reimbursed for use under existing Medicare provisions regarding outpatient drugs and biologicals. Private insurance carriers, however, reach coverage decisions independent of Medicare, and some of these do cover the cost of Procuren therapy.


         We believe the AuTolo-Gel process may meet Medicare coverage criteria and we are pursuing reimbursement strategies to that end. To this end, on March 1, 2001 we submitted an application to the U.S. Health Care Finance Administration ("HCFA") requesting Medicare reimbursement for our AuTolo-Gel process. HCFA has not yet acted on our application but is required to do so within 120 days of the date of our application. In addition, when services employing the AuTolo-Gel process are performed in the hospital outpatient setting, the Medicaid reimbursement rules under the new hospital outpatient prospective payment system might also apply in certain states. However, our customers have limited experience in claiming reimbursement for AuTolo-Gel in the hospital outpatient department, and there is no assurance that our process will be reimbursed under the prospective payment methodology or any other methodology. We cannot assure you that HCFA, state governmental entities or third-party payors will elect to reimburse treatments using our products or processes or, even if such reimbursement is approved, that the level of reimbursement granted will be sufficient to cover the cost of our products or processes to the physician or the patient. If we fail to obtain coverage and payment through Medicare, Medicaid or third-party payors, this would have a material adverse impact on our business, prospects, operating results, and financial condition.

         We cannot predict what other legislation or policies relating to our business or to the health care industry may be enacted or issued, including legislation relating to third party reimbursement, or what effect such legislation may have on our business, prospects, operating results and financial condition.

         EMPLOYEES


         As of May 1, 2001, we had a total of 52 full-time employees, including 36 employees who were previously employed by Curative Health Services, Inc. and worked on production of the Procuren product. We intend to out-source our needs for field support and training personnel in a continuing effort to reduce our overall expenses. None of our current employees is represented by a labor union and we consider our relations with our employees to be good. The timing of the hiring of additional personnel and the engagement of a third-party contractor to provide for field support and training personnel will be based upon sales activities and on our evolving needs.

         On March 26, 2001, we gave notice to ten employees, all of whom work in the Procuren production area, that their employment with the Company would terminate effective April 27, 2001. The reason for this termination is a decline in the quantity of orders from and sales to Curative Health Services, Inc. of the Procuren product, and our decision to eliminate otherwise duplicative and overlapping positions.

         On April 27, 2001, we informed our employees that we intend to close down 22 of our 30 Procuren production centers by the middle of May 2001. We will continue to manufacture and supply Procuren from our 8 remaining facilities until the middle of July 2001, at which time we intend to close down all but one of our facilities. As a result of these closures, we expect to terminate approximately one-half of our employees' employment with us by July 2001.


         PROPERTIES


         We own no real estate. Our headquarters is located in a leased office at Three Parkway North, Deerfield, Illinois 60015. This lease expires in May 2003 and the base rent is approximately $12,450 per month. With the acquisition of the Procuren technology and assets, we assumed the leases of 30 cell processing centers from Curative Health Services, Inc. Because we have decided to shut-down all but one of our Procuren production centers by July 2001, we intend to sublease, assign or terminate all of these leases over the course of the next 3 months. We believe that our existing leased space is adequate for our current operations and that suitable replacement and additional spaces will be available in the future on commercially reasonable terms.


         LEGAL PROCEEDINGS

         There are no pending legal proceedings to which we are a party that will, individually or in the aggregate, have a material adverse effect on our financial condition or on our business.

         CORPORATE HISTORY

         We were incorporated in Delaware on April 29, 1998. Prior to November 4, 1999, we were known as Informatix Holdings, Inc., which was originally a public shell company, defined as an inactive, publicly traded company with nominal assets and liabilities. On November 4, 1999, Autologous Wound Therapy, Inc., an Arkansas corporation formed on December 11, 1998, merged with and into Informatix Holdings. In the merger, each issued and outstanding share of common stock of Autologous Wound Therapy, Inc. was converted into fifty shares of common stock and fifty shares of series B preferred stock of Informatix Holdings after giving effect to a one-for-two reverse stock split of Informatix Holdings' common stock effective November 8, 1999. Simultaneously with the consummation of the merger, the name of the surviving corporation, Informatix Holdings, was changed to Autologous Wound Therapy, Inc. On March 30, 2000, the surviving entity subsequently changed its name to Cytomedix, Inc.

                                   MANAGEMENT


         The following table sets forth, as of May 1, 2001, the name, age and position of each of our directors and executive officers.






NAME                                                AGE     POSITION
----                                                ---     --------

James A. Cour................................       45      Chief Executive Officer,  President and Chairman of the
                                                            Board of Directors
Glenn M. Charlesworth .......................       49      Vice President of Finance, Chief Financial Officer
David C. Demarest ...........................       52      Vice President, General Counsel and Corporate Secretary
Robin L. Geller..............................       46      Vice President of Science and Technology
Kent T. Smith................................       47      Vice President of Sales and Marketing
Arthur F. Staubitz (1)(2)....................       61      Director
Fabrizio Bonanni (2).........................       54      Director
Dennis L. Winger (1).........................       53      Director
R. Douglas Armstrong (1)(2)..................       47      Director

--------------------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee



         JAMES A. COUR has served as President, Chief Executive Officer and a director since April 14, 2000. From May 1981 to March 2000, Mr. Cour served in a variety of management positions at Baxter International Inc., a multinational medical products and health care company, including Vice President of Portfolio Strategy, General Manager of Operations for Baxter Limited, Baxter's Japanese operating subsidiary, and as Director of Business Development for the Baxter Global Business Group.

         GLENN M. CHARLESWORTH has served as Vice President of Finance and Chief Financial Officer since June 30, 2000. From February 2000 to June 2000, he served as our Manager of Finance. From June 1983 to January 2000, Mr. Charlesworth practiced accountancy as a Certified Public Accountant with a number of firms in Little Rock, Arkansas, most recently with Bell & Company. Mr. Charlesworth filed a petition for personal bankruptcy in 1999 due to financial hardship resulting from his business partner committing fraud by converting business assets to personal use and leaving the United States. Mr. Charlesworth's bankruptcy petition has been settled and discharged.




         DAVID C. DEMAREST has served as Vice President, General Counsel and Corporate Secretary since March 2000. From January 1997 to December 1999, Mr. Demarest practiced law with the firm of Preston, Gates & Ellis, where he specialized in biotechnology, pharmaceutical transactions, high-technology research and development projects, and corporate transactional matters. From October 1983 to December 1996, Mr. Demarest was employed by Baxter International, Inc., a multinational medical products and health care company, where he served as Corporate Counsel and Assistant General Counsel in expatriate assignments in Brussels, Tokyo and Singapore. Mr. Demarest is admitted to practice in the States of New York and California.

         ROBIN L. GELLER, PH.D. has served as Vice President of Science and Technology since April 2000. From January 1993 to April 2000, Dr. Geller was employed by Baxter Healthcare Corporation, a multinational medical products and health care company, where she served in a variety of capacities, including Associate Director of Regulatory Affairs, Senior Assessment Manager for Corporate Quality Systems and Senior Research Scientist for the Gene Therapy Division. Prior to her employment with Baxter, Dr. Geller was on the faculty of the University of Minnesota in the departments of Laboratory Medicine & Pathology and Pediatrics where she also did post-doctoral research in cellular immunology.

         KENT T. SMITH has served as Vice President of Sales and Marketing since July 2000. From June 1999 to June 2000, he served as the Senior Vice President of Market Development at medibuy.com, a health care developmental stage company. From January 1980 to April 1999, he was employed by Baxter Healthcare

Corporation, a multinational medical products and health care company, where he served in a variety of general management and senior executive roles.

         ARTHUR F. STAUBITZ, ESQ. has served as director since May 26, 2000 and has more than two decades of experience in the biomedical industry. He has served in a number of senior management positions for the past twenty years at Baxter International, Inc., a multinational medical products and health care company, most recently, as a Senior Vice President for Portfolio Strategy. He also served as Corporate Vice President and General Counsel of Amgen, Inc., a biotechnology company that discovers, develops, manufactures and markets human therapeutics based on advances in cellular and molecular biology. Mr. Staubitz also serves on the board of directors of Aastrom Biosciences.

         DR. FABRIZIO BONANNI has served as director since May 26, 2000. Dr. Bonanni has served as Senior Vice President for Quality and Compliance of Amgen, Inc. since April 1999. Prior to joining Amgen, Dr. Bonanni was employed at Baxter International, Inc., a multinational medical products and health care company, in a variety of positions: from December 1997 to April 1999, as Corporate Vice President for Regulatory/Clinical Affairs; from November 1994 to December 1997, as Corporate Vice President, Quality Systems; and from 1974 in a variety of quality, regulatory and manufacturing positions with the Baxter Group of companies in Europe and the United States. Dr. Bonanni also serves on the board of directors of Aastrom Biosciences, a developer of cell therapy systems for cancer and other diseases.

         DENNIS L. WINGER has served as a director since September 1, 2000 and as Senior Vice President and Chief Financial Officer of Applera Corporation (previously known as PE Corporation and Perkin-Elmer Corporation), which is engaged in genomics research and development and manufacture of equipment for analysis and synthesis of nucleic acids and proteins, since September 1997. From 1989 to 1997, Mr. Winger served as Chiron Corporation's Senior Vice President, Finance and Administration, and Chief Financial Officer. Chiron Corporation conducts research and development in the fields of biological proteins, gene therapy, and combinatorial chemistry.

         DR. R. DOUGLAS ARMSTRONG has served as a director since September 1, 2000 and as President and Chief Executive Officer of Aastrom Biosciences, a manufacturer of automated clinical systems, since June 1991. From 1987 to 1991, Dr. Armstrong served in various capacities including Executive Vice President and a Trustee, at the La Jolla Cancer Research Foundation, a scientific research institute located in San Diego, California. Dr. Armstrong received his doctorate in Pharmacology and Toxicology from the Medical College of Virginia, and has held faculty positions at Yale University, University of California, San Francisco, and the University of Michigan.

         BOARD OF DIRECTORS


         Our board of directors currently consists of five members. All directors serve for an indefinite term or until their successor is elected and qualified or until their earlier resignation or removal. In addition, until we fulfill all of our obligations under the convertible secured promissory note issued to Curative Health Services, Inc., it may send a non-voting representative to attend all meetings of the board of directors.


         BOARD COMMITTEES

         Our board of directors has established an audit committee and a compensation committee.

         The audit committee consists of Mr. Dennis L. Winger, Mr. Arthur F. Staubitz and Dr. R. Douglas Armstrong. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

o recommends the appointment of independent accountants to audit our financial statements and perform services related to the audit;

o reviews the scope and results of the audit with the independent accountants;

o reviews with management and the independent accountants on our annual operating results;

o    considers the adequacy of the internal accounting control procedures; and

o    considers the independence of our accountants.

         The compensation committee consists of Mr. Arthur F. Staubitz, Dr. Fabrizio Bonanni and Dr. R. Douglas Armstrong. The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our stock option plan and our employee stock purchase plan, including reviewing management recommendations with respect to option grants and taking other actions as may be required in connection with our compensation and incentive plans.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of the directors serving on the Compensation Committee is an employee of the company, and neither the Chief Executive Officer nor any other executive officer will serve on the Compensation Committee. No director or executive officer of the company is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the company.

         DIRECTOR COMPENSATION


         Non-management directors of Cytomedix receive $1,000 for each Board meeting attended in person and $500 for each Board meeting attended via telephone, or, if all directors are asked to attend via a telephonic conference call, then each Board member attending such telephonic conference call receives $1,000. Committee members receive the same compensation for attendance at committee meetings not held on the same day as a board meeting. In addition, directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with the business and affairs of Cytomedix. In lieu of cash, directors may elect to take all or part of their compensation in shares of our common stock valued at the closing price on the date of the meeting. Our stock-based compensation package for our directors consists of a five year option to purchase 5,000 shares of our common stock at the closing market price on the date of initial election and an additional grant of 5,000 shares each year on the date of the annual shareholders' meeting, provided that the director has served at least six months as of the date of the annual meeting and continues to serve in that capacity.


         LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

         Our certificate of incorporation in effect at the time of this offering limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following: any breach of their duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions; or any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

         Our bylaws provide that any officer or director who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of service as an officer or director of Cytomedix, shall be indemnified and held harmless to the full extent permissible under the Delaware General Corporation Law against all expenses, liability and loss (including attorneys fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us. The right of indemnification is a contract right enforceable by any means desired by the director or officer and is not exclusive of any other right such person may have or acquire.

         EXECUTIVE COMPENSATION

         The following table sets forth all compensation awarded to, earned by or paid to two individuals who served as our Chief Executive Officer in fiscal 2000 and to the four other most highly compensated executive officers of Cytomedix, collectively referred to below as the Named Executive Officers, for services rendered in all capacities to us during fiscal 2000.


                           SUMMARY COMPENSATION TABLE


                                                                                         LONG-TERM COMPENSATION
                                                ANNUAL COMPENSATION                              AWARDS
                                      ------------------------------------------------  ------------------------
                                                                                        Restricted    Securities
                                                                          Other Annual     Stock      Underlying         Other
                                      Year       Salary           Bonus   Compensation    Award(s)      Options      Compensation
                                      ----      -------          -------  ------------  ----------    -----------    ------------
Dennis G. Hendren (1)                 2000      $60,020          $24,481       --            --             --         $39,750
    Former Chief Executive            1999      $37,251             --         --            --           250,000          --
    Officer and President             1998         --               --         --            --             --             --

James A. Cour (2)                     2000     $165,144             --         --            --         1,108,400          --
    Chief Executive Officer
    and President

Glenn M. Charlesworth(3)              2000     $103,606             --         --            --           225,000          --
    Vice President of Finance,
    Chief Financial Officer

Christopher J. Caywood(4) .           2000     $110,096             --         --            --           221,680          --
    Vice President of Strategy
    and Business Development

David C. Demarest(5)                  2000     $117,212             --         --            --           221,680          --
    Vice President, General
    Counsel and Corporate
    Secretary

Robin L. Geller(6)                    2000     $110,096             --         --            --           221,680          --
    Vice President of Science
    and Technology

---------------------------

(1) Mr. Hendren served as Chief Executive Officer and President of Cytomedix, Inc. until March 2000. In 2000, we made severance payments of $39,750 to Mr. Hendren.

(2) Mr. Cour joined Cytomedix, Inc. and began serving as Chief Executive Officer and President of Cytomedix, Inc. in April 2000.

(3) Mr. Charlesworth joined Cytomedix in February 2000 as Vice President of Finance. He was appointed Chief Financial Officer in June 2000.

(4) Mr. Caywood joined Cytomedix in April 2000. On March 5, 2001, Mr. Caywood resigned his position of Vice President of Strategy and Business Development at Cytomedix, Inc.

(5)  Mr. Demarest joined Cytomedix in March 2000.

(6)  Ms. Geller joined Cytomedix in April 2000.

         OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding stock options granted to each of the Named Executive Officers during fiscal 2000. We have not granted any stock appreciation rights.



                                                                    INDIVIDUAL GRANTS
                                              -------------------------------------------------------------
                                                            % OF TOTAL
                                               NUMBER OF      OPTIONS
                                               SECURITIES   GRANTED TO
                                               UNDERLYING    EMPLOYEES
                                                OPTIONS     IN  FISCAL   EXERCISE    MARKET      EXPIRATION
                    NAME                       GRANTED (1)    YEAR (2)     PRICE      PRICE         DATE
                  --------                    ------------  -----------  ---------  ---------    ----------
Dennis G. Hendren......................           --           --          --         --            --
   Former Chief Executive Officer
   and President

James A. Cour..........................        1,108,400      50.19%      $7.00      $18.50      Dec. 21, 2010
   Chief Executive Officer
   and President

Glenn M. Charlesworth .................        200,000       9.06%       $7.00      $8.875      Dec. 21, 2010
   Vice President of Finance,                   20,000          *         $4.00      12.56       Feb. 16, 2005
   Chief Financial Officer                       5,000          *         $4.00      18.50       Mar. 4, 2005

Christopher J. Caywood (3)............         221,680       10.04%      $7.00      $18.50      Dec. 21, 2010
   Vice President of Strategy
   and Business Development

David C. Demarest......................         221,680       10.04%      $7.00      $18.50      Dec. 21, 2010
   Vice President, General Counsel
   and Corporate Secretary

Robin L. Geller........................         221,680       10.04%      $7.00      $18.50      Dec. 21, 2010
   Vice President of Science
   and Technology

---------------------------
* Less than 1%.

(1)  All options are fully vested and immediately exercisable.

(2) The percentage of total options granted is based on an aggregate of 2,208,440 options granted by us during fiscal 2000 to our employees.

(3) Unless exercised, these options will expire on June 5, 2001, which is 90 days after the date on which Mr. Caywood resigned from Cytomedix.

         OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information concerning the number and value of shares of common stock underlying the unexercised options held by the Named Executive Officers as of December 31, 2000. The table also sets forth the value realized upon exercise of stock options in fiscal year 2000, and the year-end number and value of unexercised options held by each of the Named Executive Officers as of December 31, 2000. The value was calculated by using the closing price of our common stock as reported on the NASDAQ Over-the-Counter Bulletin Board on the date of exercise, less the exercise price paid for the shares. The value of unexercised in-the-money options at December 31, 2000 is based on the closing price of our common stock as reported on the NASDAQ Over-the-Counter Bulletin Board on December 29, 2000, less the exercise prices of the options, multiplied by the aggregate number of shares underlying those options.


                                                                    NUMBER OF                        VALUE OF
                                                              SECURITIES UNDERLYING            UNEXERCISED IN-THE-
                                                                UNEXERCISED OPTIONS                MONEY OPTIONS
                               SHARES                          AT DECEMBER 31, 2000            AT DECEMBER 31, 2000
                              ACQUIRED          VALUE       ------------------------        -----------------------
      NAME                  ON EXERCISE       REALIZED        VESTED        UNVESTED          VESTED       UNVESTED
--------------------        -----------       --------      ---------       --------        ---------      --------
Dennis G. Hendren...           3,000           $3,878          247,000          --           $627,998          --
   Former Chief
   Executive Officer
   and President

James A. Cour........            --              --          1,108,400          --              --             --
   Chief Executive
   Officer and President

Glenn M. Charlesworth            --              --            225,000          --              --             --
   Vice President of
   Finance, Chief
   Financial Officer

Christopher J. Caywood           --              --            221,680          --              --             --
   Vice President of
   Strategy and
   Business Development

David C. Demarest....            --              --            221,680          --              --             --
   Vice President,
   General Counsel and
   Corporate Secretary

Robin L. Geller......            --              --            221,680          --              --             --
   Vice President of
   Science and
   Technology


EMPLOYEE BENEFIT PLANS

         LONG-TERM INCENTIVE PLAN


         We have amended and restated our original non-qualified stock option plan to a long-term incentive plan covering our employees, directors, officers, consultants and independent contractors. The plan provides for the compensation committee of the board of directors to have authority over all aspects of the plan and for each award granted. All options and grants made under the former non-qualified stock option plan are now subject to the new plan, which provides for awards of stock appreciation rights, phantom stock, non-qualified options and incentive options, performance units, dividend equivalents and restricted and unrestricted stock. The plan is limited to making awards up to 15% of the fully diluted common stock of Cytomedix as of the effective date of board approval of the plan. As of May 1, 2001, options or grants representing 2,528,106 shares of our common stock have been made under the plan to employees, directors, consultants and independent contractors.

         401(k) PLAN

         Effective January 1, 2001, we adopted a 401(k) Plan that is intended to qualify for preferential tax treatment under section 401(k) of the Code. Under the 401(k) Plan, participants may contribute up to 15% of their eligible compensation on a pre-tax basis, subject to a statutorily prescribed annual limit. We may make matching and non-elective contributions in our discretion. Contributions to the 401(k) plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. All contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

         NAMED EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS.


         We are party to executive employment agreements with James A. Cour, Robin Lee Geller, Ph.D. and David C. Demarest, dated as of March 3, 2000, and with Glenn M. Charlesworth, dated as of June 30, 2000. The initial term of each agreement is until December 31, 2001, with automatic extensions for successive two-year terms unless either party provides at least ninety days prior notice of termination. Under the agreements we are obligated to pay Mr. Cour an annual salary of $225,000 plus an annual performance-based bonus in an initial amount of $150,000, and each of Dr. Geller, Mr. Demarest, and Mr. Charlesworth an annual salary of $150,000 plus an annual performance-based bonus in an initial amount of $75,000. Each of the employees is also eligible to participate in our Long-Term Incentive Plan. In addition, we granted Mr. Cour options to purchase 1,000,000 shares of our common stock at an exercise price of $7.00 per share, and each of Dr. Geller, Mr. Demarest and Mr. Charlesworth options to purchase 200,000 shares of our common stock at an exercise price of $7.00 per share. Mr. Charlesworth has been granted options to purchase 200,000 shares of our common stock at an exercise price of $7.00 per share. Prior to the date of his executive employment agreement, we granted Mr. Charlesworth two separate employment-related options to purchase 20,000 and 5,000 shares, respectively, each of these options having an exercise price of $4.00 per share.

        Each of the employment agreements contain change of control provisions. In the event we terminate or elect not to renew the employment arrangement without cause, and such termination without cause occurs prior to any change of control, the executive shall be entitled to receive his or her base salary through the date of termination, welfare benefits for the benefit period (as defined in the agreement) and a lump sum severance payment equal to the product of two times the sum of the executive's then-current base salary plus the arithmetic average of payments made to the executive pursuant to Cytomedix's executive bonus compensation program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, any unvested stock option awards awarded to the executive shall vest and become exercisable on the date of termination.

         Each of the executive's employment agreements contain anti-dilution provisions. As a result of a private placement of our common stock in March 2000, we granted Mr. Cour an additional 108,400 options and each of Dr. Geller and Mr. Demarest an additional 21,680 options. We have not granted Mr. Charlesworth any additional options pursuant to his anti-dilution clause as his employment agreement post-dated the closing of the private placement. In connection with the issuance of the warrants and convertible secured promissory notes in our financing of the Curative asset acquisition, each of the executives signed a statement which waived all rights of operation of their anti-dilution clauses with respect to that transaction.


         On December 21, 2000, the board of directors accelerated the vesting schedule, effective immediately, in each of the employment agreements of the above named executive officers so that all of the options are fully vested as of December 21, 2000. We have agreed to issue registered shares of common stock in the event any of the employees exercises his or her options and may be required to register shares in the event we do not have sufficient quantities of shares available to satisfy our obligation. In the event we terminate any of the executive's employment without cause, we are obligated to provide benefits for the remaining employment term plus an additional two years and to disburse a severance payment equal to twice the current annual salary plus the average bonus compensation paid to the employee in the three years prior to the termination. Each of the employees has agreed not to disclose any confidential information for a period of five years following termination of his or her employment and not to compete with us for a period of two years following termination of his or her employment. In addition, each of the employees has agreed to assign to us all inventions conceived by him or her during the term of his or her agreement to the extent such inventions are related to our business. During the term of the employment agreement and for a period of two years thereafter, each of the employees has agreed not to compete directly with us.

                CERTAIN AGREEMENTS AND RELATED PARTY TRANSACTIONS

         The information set forth herein describes certain transactions between the Company and certain affiliated parties.

         CONSULTING AGREEMENT WITH BDR CONSULTING, INC.

         On February 23, 1999, we entered into a consulting with BDR Consulting, Inc., whereby BDR agreed to provide financing and business related consulting to us. The initial consulting fee was 10% of the gross value of any contracts entered into with a party introduced by BDR. On October 29, 1999, we and BDR amended the consulting agreement, whereby we issued 50,000 shares of common stock to BDR in exchange for cancellation of the old consulting agreement. On the same date, we entered into a new consulting agreement under which BDR is entitled to receive compensation based on our annualized gross revenues. The fee is $6,000 per month on annual revenues of $0 to $7.5 million; $10,000 per month if annualized revenues are over $7.5 million to $14 million; $15,000 per month if annualized revenues are over $14 million to $25 million; and $20,000 per month if annualized revenues are in excess of $25 million. The consulting fees are based on the rolling twelve month aggregate gross revenues of Cytomedix measured as of the close of the month immediately prior to the month for which the payment is due is being calculated. On September 15, 2000, we and BDR entered into an amendment to the consulting agreement, by which BDR agreed establish a maximum limit of $10,000 per month for BDR's consulting fees, irrespective of the level of our annualized revenues. In consideration of this limit, we issued to BDR a warrant to purchase 72,056 shares of our common stock. The warrant is exercisable as of the date of the amendment, expires on October 31, 2004, which is coincident with the expiration date of the consulting agreement, and has an exercise price of $7.69 per share.

         SERVICE AGREEMENT WITH KEITH BENNETT, M.D. AND BENNETT MEDICAL, LLC

         On September 22, 1999, we entered into an agreement with Keith Bennett, M.D. and Bennett Medical, LLC (BMI) whereby Dr. Bennett and BMI agreed to test the AuTolo-Cure system on 75 cases on our behalf. As compensation for these tests, Dr. Bennett and BMI retained all professional fees associated with the trials and received a warrant to purchase up to 5% of our shares of our common stock outstanding at the time of the agreement. The warrant may be exercised at any time after March 31, 2000, and must be exercised on or before the fifth anniversary of the date of issue. The exercise price of the warrant is $.02 per share of underlying common stock. Upon exercise of the warrant, BMI is entitled to participate in a stock option plan that permits BMI to acquire one additional share of common stock for each share of common stock then owned by BMI or Dr. Bennett. The options have an exercise price of $1.00 and may be exercised for five years after the later of (i) the date of issue or (ii) March 31, 2000. BMI will also act as a sales agent for the lease of equipment, licensing fees, sale of disposable supplies and training services for us. The agreement also provides for BMI to receive a commission of 25% of the gross profit from these sales and licenses to customers designated in their sales territory, $40 per wound therapy pack sold to those customers and a commission of 5% of the gross profit for sales and licenses to certain designated customers. On October 29, 1999, we and BMI amended the commission agreement whereby BMI waived the 5% commission on the gross profit of sales and licenses to certain designated customers outside of Arkansas in exchange for an option to purchase 135,000 shares of our common stock at an exercise price of $1.00 per share. As of December 31, 1999, BMI had completed the 75 trials under the agreement.

         ROYALTY AGREEMENT WITH CHARLES E. WORDEN

         We are a party to a royalty agreement with Charles E. Worden, dated April 27, 1999, as amended October 29, 1999, pursuant to which, in consideration for the assignment by Mr. Worden to us of certain intellectual property rights, we agreed to pay Mr. Worden a royalty equal to 5% of the gross profit derived by us from the sale or use of the intellectual property rights, not to exceed $1,000,000 in any four consecutive quarters. We also have a consulting arrangement with Mr. Worden under the agreement which provides for a maximum payment $50,000 per year until such time as the royalties exceed $150,000 during any four consecutive calendar quarters. Pursuant to the terms of a subordination agreement, Mr. Worden's right to payments under the royalty agreement are subordinated to Curative's and the lenders' rights of repayment in full of the debt evidenced by the convertible secured promissory notes.

         AGREEMENTS WITH THE KRIEGSMAN GROUP

         We are party to a three-year consulting agreement with The Kriegsman Group, dated January 12, 2000, as amended February 22, 2000, whereby Kriegsman has agreed to assist us in recruiting members for our board of directors, advisory board and senior executives to complete our management team. In consideration for these services, Kriegsman received a non-refundable consulting fee of $25,000. Kriegsman is also entitled to additional consulting fees of up to a maximum of $25,000 per month and is entitled to receive options to purchase up to a maximum of 450,000 shares of our common stock upon meeting certain performance criteria. As a signing bonus, in January 2000, Kriegsman received options to purchase 150,000 shares of our common stock. In March 2000, upon the completion of certain performance criteria, Kriegsman received options to purchase 275,000 shares of our common stock. As of December 31, 2000, Kriegsman has received the remaining options to purchase 175,000 shares. These options have an exercise price of $4.00 per share and a term of five years from the date of issuance; however, we will agree to extend the exercise term for the options for up to an additional three year period if it is determined that FDA approval is required for our wound care therapy. We have also agreed to register the common stock underlying all of the options.


         Under the consulting agreement, Kriegsman is entitled to receive a fee of 8% of the proceeds raised from any equity or debt placement initiated by Kriegsman. Kriegsman is also entitled to receive warrants representing the rights to purchase 10% of the shares issued in such equity placement (or shares into which debt is convertible). The warrants will have a term of five years and an exercise price equal to the per share price of any equity raised or the conversion price of common stock for any convertible debt offerings. In the event of a merger, sale or acquisition of the company, then all outstanding warrants will immediately vest and Kriegsman will be paid a fee on the closing of the transaction equal to 6% of the value of the consideration received. In a private placement of our common stock in March 2000 which Kriegsman facilitated, Kriegsman received warrants to purchase 26,500 shares of our common stock at an exercise price of $10.00 per share. In connection with the bridge financing of the Curative acquisition in December 2000, Kriegsman received $66,298 for initiating part of the financing and also received warrants to purchase 25,000 shares of our common stock at an exercise price of the lesser of (i) $0.50 per share or (ii) the price equal to eighty percent of the lowest three day intraday sales prices of our common stock as reported by Bloomberg for any three days during the twenty trading days preceding the exercise date.


         In addition, we are party to a letter agreement with The Kriegsman Group, dated November 17, 2000, whereby we retained Kriegsman to serve as our agent and financial advisor regarding the private placement of securities in connection with the acquisition of certain technology and other assets of Curative Health Services, Inc. and CHS Services, Inc. In consideration of those services, we agreed to pay The Kriegsman Group fees and to grant warrants on the same terms and conditions as specified under our consulting agreement with The Kriegsman Group dated January 12, 2000, as amended.

         EXECUTIVE EMPLOYMENT AGREEMENTS


         We are party to executive employment agreements with James A. Cour, Robin Lee Geller, Ph.D. and David C. Demarest, dated as of March 3, 2000, and with Glenn M. Charlesworth, dated as of June 30, 2000. The initial term of each agreement is until December 31, 2001, with automatic extensions for successive two-year terms unless either party provides at least ninety days prior notice of termination. Under the agreements we are obligated to pay Mr. Cour an annual salary of $225,000 plus an annual performance-based bonus in an initial amount of $150,000, and each of Dr. Geller, Mr. Demarest, and Mr. Charlesworth an annual salary of $150,000 plus an annual performance-based bonus in an initial amount of $75,000. Each of the employees is also eligible to participate in our Long-Term Incentive Plan. In addition, we granted Mr. Cour options to purchase 1,000,000 shares of our common stock at an exercise price of $7.00 per share, and each of Dr. Geller, Mr. Demarest and Mr. Charlesworth options to purchase 200,000 shares of our common stock at an exercise price of $7.00 per share. Mr. Charlesworth has been granted options to purchase 200,000 shares of our common stock at an exercise price of $7.00 per share. Prior to the date of his executive employment agreement, we granted Mr. Charlesworth two separate employment-related options to purchase 20,000 and 5,000 shares, respectively, each of these options having an exercise price of $4.00 per share.

         Each of the executive's employment agreements contain anti-dilution provisions. As a result of a private placement of our common stock in March 2000, we granted Mr. Cour an additional 108,400 options and each of Dr.

Geller and Mr. Demarest an additional 21,680 options. We have not granted Mr. Charlesworth any additional options pursuant to his anti-dilution clause as his employment agreement post-dated the closing of the private placement. In connection with the issuance of the warrants and convertible secured promissory notes in our financing of the Curative asset acquisition, each of the executives signed a statement which waived all rights of operation of their anti-dilution clauses with respect to that transaction.


         On December 21, 2000, the board of directors accelerated the vesting schedule, effective immediately, in each of the employment agreements of the above named executive officers so that all of the options are fully vested as of December 21, 2000. We have agreed to issue registered shares of common stock in the event any of the employees exercises his or her options and may be required to register shares in the event we do not have sufficient quantities of shares available to satisfy our obligation. In the event we terminate any of the executive's employment without cause, we are obligated to provide benefits for the remaining employment term plus an additional two years and to disburse a severance payment equal to twice the current annual salary plus the average bonus compensation paid to the employee in the three years prior to the termination. Each of the employees has agreed not to disclose any confidential information for a period of five years following termination of his or her employment and not to compete with us for a period of two years following termination of his or her employment. In addition, each of the employees has agreed to assign to us all inventions conceived by him or her during the term of his or her agreement to the extent such inventions are related to our business. During the term of the employment agreement and for a period of two years thereafter, Each of the employees has agreed not to compete directly with us.

         In connection with the issuance of the warrants and convertible secured promissory notes in our financing of the Curative asset acquisition, each of the executives signed a statement which waived all rights of operation of their anti-dilution clauses with respect to that transaction.

         LOAN TO JAMES A. COUR


         We have outstanding loans in an aggregate amount of $95,390.32 to James A. Cour, our president and chief executive officer, evidenced by two promissory notes. The notes accrue interest at a rate of 10% per annum. The loans were granted to Mr. Cour to pay in, as incorporator, the minimum capital required to form three European shell corporations. These shell corporations were formed as part of a planned reorganization of our company into an international organization. We also advanced an aggregate of $94,554 to these shell corporations. At present, these shell corporations remain inactive pending further action on the part of our management.


         LOAN FROM CHARLES WORDEN, SR. AND CELL SAVERS OF ARKANSAS, INC.


         During 1999, Charles Worden, Sr., a stockholder of Cytomedix and Cell Savers of Arkansas, Inc., a company controlled by Mr. Worden, Sr., advanced us loans in net aggregate average amounts of approximately $125,000 to meet our working capital requirements. The advances are payable on demand and carried initial interest rates ranging from .05% to 1.0% per annum. In July 1999, Mr. Worden, Sr. and Cell Savers of Arkansas, Inc. agreed to waive the interest payable. As of May 1, 2001, $87,083 of the principal amount of the advances remained outstanding. Pursuant to the terms of a subordination agreement, Mr. Worden, Sr. has agreed to subordinate all amounts owed to him by Cytomedix to Curative's and the lenders' rights of repayment in full of the debt evidenced by the convertible secured promissory notes issued to finance the Procuren asset acquisition.

                       PRINCIPAL AND SELLING STOCKHOLDERS


         The following tables set forth information with respect to the beneficial ownership of our common stock, Series A preferred stock and Series B preferred stock, respectively, as of May 1, 2001, by:


o each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our common stock, Series A preferred stock and Series B preferred stock;

o    each of our directors and Named Executive Officers;

o    all of our directors and executive officers as a group; and

o    the selling stockholders.


         Share ownership in each case includes shares issuable upon exercise of outstanding options, warrants and convertible secured promissory notes that are exercisable within 60 days of May 1, 2001. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table below have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated according to SEC Rule 13d-3(d)(1). For purposes of calculating each stockholder's percentage ownership, all options and warrants exercisable within 60 days of May 1, 2001 held by the particular stockholder and that are listed under the column "Number of Shares Beneficially Owned" are treated as outstanding shares, but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Percentage ownership calculations before and after this offering are based on 11,449,299 shares of common stock outstanding, 1,625,000 shares of Series A preferred stock outstanding and 5,115,000 shares of Series B preferred stock outstanding. Unless otherwise indicated, the address for all executive officers and directors is c/o Cytomedix, Inc., Three Parkway North, Deerfield, Illinois 60015.

         The purpose of this prospectus is to permit the selling stockholders to offer for sale or to sell shares of common stock at such time and at such prices as they, in their sole discretion, choose. We will not receive any of the proceeds from these offerings or sales. The following table sets forth, with respect to each of the selling stockholders (i) the number of shares of common stock owned as of May 1, 2001 and prior to the offering contemplated hereby,
(ii) the maximum number of shares of common stock which may be sold in this offering, and (iii) the number of shares of common stock which will be owned after the offering, assuming the sale of all the shares of common stock offered hereby.





                                                   NUMBER OF                   NUMBER OF     SHARES BENEFICIALLY OWNED
                                                    SHARES                       SHARES         AFTER THIS OFFERING
                                       TITLE OF   BENEFICIALLY                    BEING        ---------------------
NAME OF BENEFICIAL OWNER                CLASS       OWNED          PERCENTAGE    OFFERED       NUMBER     PERCENTAGE
------------------------------------   --------   ------------     ----------  ---------     ------------ ------------
5% STOCKHOLDERS:
BDR Consulting, Inc. (1)............    Common     1,153,465          9.99%      100,000        1,053,465     9.12%
    1523 Bowman Road
    Suite A
    Little Rock, Arkansas  72201
Fusion Capital Fund II, L.L.C. .....    Common       657,424          5.74%          --           657,424     5.74%
    222 Merchandise Mart Plaza
    Suite 9-112
    Chicago, IL 60654
SPH Investments, Inc. ..............    Common       644,136 (35)     5.61%          --           644,136     5.61%
    c/o Steve Harrington
    1 Belmont Avenue, Suite 417
    Bala Cynwyd, Pennsylvania 19004
Charles E. Worden, Sr. .............    Common       591,375 (36)     5.17%          --           591,375     5.17%
    7201 Highway 300
    Little Rock, Arkansas 72223

DIRECTORS:
Arthur F. Staubitz..................    Common         --               --           --            --          --
Fabrizio Bonanni....................    Common         --               --           --            --          --
Dennis L. Winger....................    Common         --               --           --            --          --
R. Douglas Armstrong................    Common         --               --           --            --          --

NAMED EXECUTIVE OFFICERS:
James A. Cour.......................    Common    1,108,400 (2)       8.83%          --         1,108,400     8.83%
Dennis G. Hendren ..................    Common      662,801 (3)       5.67%          --           662,801     5.67%
    67 Norfolk Drive
    Maumelle, Arkansas 72113-6537




                                                   NUMBER OF                   NUMBER OF     SHARES BENEFICIALLY OWNED
                                                    SHARES                       SHARES         AFTER THIS OFFERING
                                       TITLE OF   BENEFICIALLY                    BEING        ---------------------
NAME OF BENEFICIAL OWNER                CLASS       OWNED          PERCENTAGE    OFFERED       NUMBER     PERCENTAGE
------------------------------------   --------   ------------     ----------  ---------     ------------ ------------
Glenn M. Charlesworth...............    Common      225,000 (4)       1.93%          --           225,000     1.93%
Christopher J. Caywood (19).........    Common      221,680 (5)       1.90%          --           221,680     1.90%
David C. Demarest...................    Common      221,680 (6)       1.90%          --           221,680     1.90%
Robin L. Geller.....................    Common      221,680 (7)       1.90%          --           221,680     1.90%

ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP (8 PERSONS):....    Common    1,776,760          13.43%          --         1,776,760    13.43%
SELLING STOCKHOLDERS:
Bel-Cap Delaware, LLC ..............    Common      350,000 (8)       2.93%      600,000 (9)       --          --
    1383 Marinaside Crescent
    Vancouver, British Columbia
    Canada V6Z2W9
Bristol Investment Fund, Ltd........    Common      250,000 (10)      2.09%      500,000 (11)       --          --
    c/o Olympia Capital (Cayman)
    Williams House
    20 Reid Street
    Hamilton HM 11, Bermuda
Curative Health Services, Inc.......    Common    1,650,417 (12)     11.19%    3,300,834 (13)        --          --
    150 Motor Parkway
    Happaugue, New York 11788
FAC Enterprises, Inc................    Common      100,000 (14)          *      100,000             --          --
    4960 S. Virginia
    Suite 300
    Reno, Nevada 89502
KA Consulting, LLC..................    Common      100,000               *      100,000             --          --
    266 19th Street
    Santa Monica, CA 90402
Smoke Rise Investments, LLC.........    Common      450,000 (15)       3.85%     450,000             --          --
    28 Smoke Rise Lane
    Bedminster, NJ 07921
The Kriegsman Group.................    Common      651,500 (16)       5.38%     651,500             --          --
    11726 San Vicente Blvd.
    Suite 650
    Los Angeles, California 90049
TSENVI, LLC ........................    Common      250,000 (17)       2.09%     500,000 (18)        --          --
    2 Ridgedale Avenue
    P.O. Box 214
    Cedar Knolls, New Jersey 07927
John Sneed..........................    Common       74,643 (20)           *      55,000           19,643         *
    124 W. Capitol Suite 2000
    Little Rock AR 72201
David Crews.........................    Common      169,643 (21)       1.46%     125,000           44,643         *
    12 Dressage Lane
    Little Rock, AR  72223
Mike Grady..........................    Common       33,929 (22)           *      25,000            8,929         *
    c/o First Albany Corp.
    4101 Cox Road, Suite 350
    Richmond, VA 23060
Scott Naurath.......................    Common       33,929 (22)           *      25,000            8,929         *
    c/o First Albany Corp.
    4101 Cox Road, Suite 350
    Richmond, VA 23060
Pete Tindell........................    Common       33,929 (22)           *      25,000            8,929         *
    c/o First Albany Corp.
    4101 Cox Road, Suite 350
    Richmond, VA 23060
Alfred Jordan.......................    Common       33,929 (22)           *      25,000            8,929         *
    4646 Poplar Ave. Ste 237
    Memphis, TN  38117
Clark Reborn........................    Common       13,571 (23)           *      10,000            3,571         *
    5017 Country Club
    Little Rock, AR  72207
Don Walker Barrett, III Trust.......    Common       33,929 (22)           *      25,000            8,929         *
    5528 N Grandview
    Little Rock, AR  72207
David Davis Barrett Trust...........    Common       33,929 (22)           *      25,000            8,929         *
    P.O. Box 185
    Roe, AR  72134
Stephen Chaffin.....................    Common       33,929 (22)           *      25,000            8,929         *
    P.O. Box 24002
    Little Rock, AR  72221



                                                   NUMBER OF                   NUMBER OF     SHARES BENEFICIALLY OWNED
                                                    SHARES                       SHARES         AFTER THIS OFFERING
                                       TITLE OF   BENEFICIALLY                    BEING        ---------------------
NAME OF BENEFICIAL OWNER                CLASS       OWNED          PERCENTAGE    OFFERED       NUMBER     PERCENTAGE
------------------------------------   --------   ------------     ----------  ---------     ------------ ------------
Steve Selakovich....................    Common       33,929 (22)           *      25,000            8,929         *
    361 North Ridge Road
    Little Rock, AR  72207
Lana Crews..........................    Common       33,929 (22)           *      25,000            8,929         *
    1405 Anover Ridge
    Little Rock, AR  72227
Glenn Smith.........................    Common       61,071 (24)           *      45,000           16,071         *
    13214 White Fir Lane
    Little Rock, AR  72212
Blake Murchison.....................    Common      169,643 (21)       1.46%     125,000           44,643         *
    52 Berney Way Drive
    Little Rock, AR  72223
Bart Barnwell.......................    Common      115,357 (25)       1.00%      85,000           30,357         *
    56 Iviers Drive
    Little Rock, AR  72223
David Alexander.....................    Common      101,786 (26)           *      75,000           26,786         *
    382 Pippin Circle
    Conway, AR  72032
Rush F. Harding III.................    Common       67,857 (27)           *      50,000           17,857         *
    19 Hickory Creek Drive
    Little Rock, AR  72212
Lewis Pollack.......................    Common       67,857 (27)           *      50,000           17,857         *
    9218 Broad Street
    Boca Raton, FL  33434
Tim Mariani.........................    Common       13,571 (23)           *      10,000            3,571         *
    24 Eguennes Drive
    Little Rock, AR  72223
Price C. Gardner....................    Common       10,857 (28)           *       8,000            2,857         *
    400 W. Capitol Suite 2000
    Little Rock, AR 72201
Dalton A. Farmer, Jr................    Common        6,786 (29)           *       5,000            1,786         *
    P.O. Box 19282
    Jonesboro, AR 72402
J. Lee Brown........................    Common        6,786 (29)           *       5,000            1,786         *
    400 W. Capitol Suite 2000
    Little Rock, AR 72201
Christopher J. Heller...............    Common       16,286 (30)           *      12,000            4,286         *
    400 W. Capitol Suite 2000
    Little Rock, AR 72201
Regions Bank,  Trustee FEC 401k Plan    Common       20,357 (31)           *      15,000            5,357         *
    fbo Christopher J. Heller.......
    400 W. Capitol Suite 2000
    Little Rock, AR 72201
L&L Investments, Ltd................    Common       20,357 (31)           *      15,000            5,357         *
    400 W. Capitol Suite 2000
    Little Rock, AR 72201
H. E. Cummings......................    Common        6,786 (29)            *      5,000            1,786         *
    1818 North Taylor PMB 301
    Little Rock, AR 72207
Winton Capital Holdings, Ltd........    Common      300,000 (32)        2.65%    300,000             --          --
    Jardine House
    33-35 Reid St.
    Hamilton, Bermuda
Trinity Pacific Investments, Ltd....    Common      100,000 (33)            *    100,000             --          --
    3 Trilogy Court
    Paget Close
    Paget, Bermuda
1025 Investments, Inc...............    Common      200,000 (34)        1.72%    200,000             --          --
    711 S. Carson St. Suite 4A
    Carson City, NV 89701

--------------------
* Represents less than 1%.

(1) Includes 135,700 shares beneficially owned by BDR, Inc. BDR Consulting, Inc. is a party to a Voting Agreement dated effective November 4, 1999. Under this agreement, it has voting control of 5,050,000 shares of common stock of Cytomedix in the nomination and election of directors and decisions regarding the merger, consolidation, liquidation, reorganization of substantially all of Cytomedix's assets. Jim D. Swink, Jr. would actually exercise the voting rights in his capacity as President of BDR Consulting, Inc. The parties to the Voting Agreement in addition to BDR Consulting, Inc. and the individual persons having voting control of the shares owned by such entities are as follows: Quasar Investments, LLC (Jim
     D. Swink, Jr.), F&G Investment Partnership (Alec Farmer, Partner), KAB Investments, Inc. (Earnest Bartlett, President), GWR Trust (Greg Stephens, Trustee), SPH Investments, Inc. (Stephen Harrington, President), SPH Equities, Inc. (Stephen Harrington, President), Cranbourne Investments, Inc. (Harold E. Chaffe, President), Discretionary Investment Trust (Richard Zona, Trustee) and Gatkin Investments (S. E. Edwards, President).

(2) Represents options to purchase 1,108,400 shares that are presently exercisable.

(3)  Includes options to purchase 247,000 shares that are presently exercisable.

(4) Represents options to purchase 225,000 shares that are presently exercisable.

(5) Represents options to purchase 221,680 shares that are presently exercisable. These options will expire on June 5, 2001, which is 90 days after the date on which Mr. Caywood resigned from Cytomedix.

(6) Represents options to purchase 221,680 shares that are presently exercisable.

(7) Represents options to purchase 221,680 shares that are presently exercisable.


(8) Includes 250,000 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect. The warrant is exercisable by Bel-Cap Delaware only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by Bel-Cap Delaware and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unexercised warrants) would not exceed 4.9% of the then outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act of 1934.

(9) Represents 100,000 shares issued and outstanding and two times the number of shares currently issuable to Bel-Cap Delaware upon exercise of its warrant to accommodate any future antidilution adjustments or fluctuations in our stock price that cause the exercise price of the warrant to change.

(10) Represents 250,000 shares of common stock issuable upon exercise of a warrant, based on the exercise price currently in effect. The warrant is exercisable by Bristol Investment Fund only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by Bristol Investment Fund and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unexercised warrants) would not exceed 4.9% of the then outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act of 1934.

(11) Includes two times the number of shares beneficially owned by Bristol Investment Fund to accommodate any future antidilution adjustments or fluctuations in our stock price that cause the conversion rate and exercise price of the warrant to change.

(12) Includes 1,049,571 shares of common stock issuable upon conversion of a convertible secured promissory note and 600,846 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect. Under the terms of the convertible secured promissory note and the warrant, the note is convertible and the warrant is exercisable by Curative Health Services, Inc. only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by Curative Health Services, Inc. and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unexercised warrants and the unconverted portion of the convertible secured promissory note) would not exceed 4.9% of the then outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act of 1934. Accordingly, the number of shares of common stock beneficially owned by Curative Health Services, Inc. set forth in the table above exceeds the number of shares of common stock that Curative Health Services, Inc. could currently beneficially own based on the number of shares of common stock currently outstanding. On May 1, 2001, the maximum aggregate number of shares of common stock that could have been issued under either or both of the convertible secured promissory note and the warrant was 523,901.

(13) Includes two times the number of shares beneficially owned by Curative Health Services, Inc. to accommodate any future antidilution adjustments or fluctuations in our stock price that cause the conversion rate and exercise price of the note and warrant to change.


(14) Represents 100,000 shares of common stock issuable upon exercise of a warrant.

(15) Includes 250,000 shares of common stock issuable upon exercise of a warrant.

(16) Includes 600,000 shares of common stock issuable upon exercise of options and 51,500 shares of common stock issuable upon exercise of warrants.

(17) Represents 250,000 shares of common stock issuable upon exercise of a warrant, based on the exercise price currently in effect. The warrant is exercisable by TSENVI, LLC only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by TSENVI, LLC and its affiliates (other than shares of common stock which may be deemed beneficially owned through the ownership of the unexercised warrants) would not exceed 4.9% of the then outstanding shares of common stock as determined in accordance with
     Section 13(d) of the Exchange Act of 1934.

(18) Includes two times the number of shares beneficially owned by TSENVI, LLC to accommodate any future antidilution adjustments or fluctuations in our stock price that cause the exercise price of the warrant to change.

(19) On March 5, 2001, Mr. Caywood resigned his position of Vice President of Strategy and Business Development at Cytomedix, Inc.

(20) Includes 55,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 19,643 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(21) Includes 125,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 44,643 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(22) Includes 25,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 8,929 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(23) Includes 10,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 3,571 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(24) Includes 45,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 16,071 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(25) Includes 85,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 30,357 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(26) Includes 75,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 26,786 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(27) Includes 50,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 17,857 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(28) Includes 8,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 2,857 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(29) Includes 5,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 1,786 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(30) Includes 12,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 4,286 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(31) Includes 15,000 shares of common stock issuable upon conversion of a convertible secured promissory note and 5,357 shares of common stock issuable upon exercise of a warrant, based on the conversion rate and exercise price currently in effect.

(32) Includes 300,000 shares of common stock issuable upon conversion of a convertible secured promissory note based on the conversion rate currently in effect.

(33) Includes 100,000 shares of common stock issuable upon conversion of a convertible secured promissory note based on the conversion rate currently in effect.

(34) Includes 200,000 shares of common stock issuable upon conversion of a convertible secured promissory note based on the conversion rate currently in effect.

(35) Includes 300,000 shares of common stock owned by SPH Equities, Inc., an affiliate of SPH Investments, Inc., and options held by SPH Investments, Inc. to purchase 40,000 shares of our common stock that are presently exercisable.

(36) Includes 525,000 shares owned by the Charles E. Worden Trust, of which Mr. Worden is trustee and the beneficial owner of the shares.

         The following table sets forth beneficial ownership of our Series A Preferred Stock:

                                                                       NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                      TITLE OF CLASS          BENEFICIALLY OWNED       PERCENT OF OWNERSHIP
------------------------                    ------------------        ------------------       --------------------
5% STOCKHOLDERS:
Rozel International Holdings, Inc. ....     Series A Preferred             575,000                    26.14%
    Road Town
    Tortola, British Virgin Islands
FAC Enterprises........................     Series A Preferred             125,000                     7.14%
    4960 S. Virginia
    Suite 300
    Reno, Nevada  89502
Millworth Investments, Inc.  ..........     Series A Preferred             225,000                    12.16%
    4960 S. Virginia
    Suite 300
    Reno, Nevada  89502
Bel-Cap Properties.....................     Series A Preferred             250,000                    13.33%
    9665 Wilshire Blvd.
    Suite M-19
    Beverly Hills, California  90212
SPH Equities, Inc......................     Series A Preferred             100,000                     5.80%
    648 Post Road
    Wakefield, Rhode Island
DIRECTORS:
Arthur F. Staubitz..................        Series A Preferred               --                         --
Fabrizio Bonanni....................        Series A Preferred               --                         --
Dennis L. Winger....................        Series A Preferred               --                         --
R. Douglas Armstrong................        Series A Preferred               --                         --
NAMED EXECUTIVE OFFICERS:
James A. Cour.......................        Series A Preferred               --                         --
Dennis G. Hendren...................        Series A Preferred               --                         --
    67 Norfolk Drive
    Maumelle, Arkansas 72113-6537
Glenn M. Charlesworth...............        Series A Preferred               --                         --
Christopher J. Caywood..............        Series A Preferred               --                         --
David C. Demarest...................        Series A Preferred               --                         --
Robin Lee Geller....................        Series A Preferred               --                         --
ALL DIRECTORS AND EXECUTIVE  OFFICERS AS A
GROUP (10 PERSONS):.................        Series A Preferred               --                         --


         The following table sets forth the beneficial ownership of our Series B Convertible Preferred Stock.


                                                                       NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                      TITLE OF CLASS          BENEFICIALLY OWNED       PERCENT OF OWNERSHIP
------------------------                    ------------------        ------------------       --------------------
5% STOCKHOLDERS:

Quasar Investments, LLC................     Series B Preferred           2,227,607                    30.34%
    1523 Bowman Road
    Suite A
    Little Rock, Arkansas  72201
Charles E. Worden......................     Series B Preferred             458,625                     8.23%
    7201 Hwy. 300
    Little Rock, Arkansas  72223
Discretionary Investment Trust.........     Series B Preferred             385,245                      7.0%
    7460 150th Place N.
    Lake Park, Florida  33418
GWR Trust..............................     Series B Preferred             340,693                     6.24%
    c/o Friday Eldredge & Clark
    400 W. Capitol
    2000 Regions Center
    Little Rock, Arkansas  72201
KAB Investments........................     Series B Preferred             314,486                     5.79%
    24224 Kanis Road
    Little Rock, Arkansas  72223
Gatkin Investments.....................     Series B Preferred             269,935                     5.01%
    Tropic Isle Building
    Road Town
    Tortola, British Virgin Islands

                                                                       NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                      TITLE OF CLASS          BENEFICIALLY OWNED       PERCENT OF OWNERSHIP
------------------------                    ------------------        ------------------       --------------------
DIRECTORS:
Arthur F. Staubitz..................        Series B Preferred               --                         --
Fabrizio Bonanni....................        Series B Preferred               --                         --
Dennis L. Winger....................        Series B Preferred               --                         --
R. Douglas Armstrong................        Series B Preferred               --                         --
NAMED EXECUTIVE OFFICERS:                   Series B Preferred               --                         --
James A. Cour ......................        Series B Preferred               --                         --
Dennis G. Hendren...................        Series B Preferred             131,036                     2.50%
    67 Norfolk Drive
    Maumelle, Arkansas 72113-6537
Glenn M. Charlesworth...............        Series B Preferred               --                         --
Christopher J. Caywood..............        Series B Preferred               --                         --
David C. Demarest...................        Series B Preferred               --                         --
Robin Lee Geller....................        Series B Preferred               --                         --
ALL DIRECTORS AND EXECUTIVE  OFFICERS AS A
GROUP (10 PERSONS):.................        Series B Preferred               --                         --


                              PLAN OF DISTRIBUTION


         We are registering all 7,822,334 shares on behalf of the selling stockholders. The purpose of this prospectus is to permit the selling stockholders to offer for sale or to sell shares of common stock at such time and at such prices as they, in their sole discretion, choose. We will not receive any of the proceeds from these offerings or sales. The selling stockholders or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on the NASDAQ Over-the-Counter Bulletin Board, or on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. Our common stock may be sold by one or more of, or a combination of, the following:


o a block trade in which the broker-dealer so engaged will attempt to sell our common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

o    an exchange distribution in accordance with the rules of such exchange;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

o    in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of our common stock or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver our common stock to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our common stock. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell our common stock so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of our common stock for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts negotiated in connection with our common stock.

         Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of our common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

         In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

         Our common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market activities with respect to common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act of 1934 and the rules and regulations thereunder, including Rule 10B-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares offered hereby. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of our common stock.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

o the name of each such selling stockholder and of the participating broker-dealer(s);

o    the number of shares involved;

o    the price at which such shares were sold;

o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

o    other facts material to the transaction.

         We will bear all costs, expenses and fees in connection with the registration of our common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         We have agreed to indemnify the selling stockholders and any other person who sells shares using this prospectus, and any officer, director or agent of such a person, against certain civil liabilities, including liabilities under the Securities Act of 1933. The selling stockholders will severally indemnify us against certain civil liabilities, including certain liabilities under the Securities Act of 1933, or we will be entitled to contribution in connection therewith. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

                          DESCRIPTION OF CAPITAL STOCK

         The following description is a summary of the material terms of our capital stock. It is not a complete description of all of the terms of our capital stock. You should read this description of our capital stock as well as the Delaware General Corporation Law, or DGCL, our Amended Certificate of Incorporation, including the Corrected Certificate of Designations of the Series A 5% Cumulative Preferred Stock and the Series B Convertible Preferred Stock, and our Bylaws. Copies of our Certificate and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.


         Our authorized capital stock consists of 40,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of May 1, 2001, 11,449,299 shares of common stock, 1,625,000 shares of Series A Preferred Stock and 5,115,000 shares of Series B Convertible Preferred Stock were outstanding and 7,567,441 shares of common stock were subject to outstanding warrants and options. As of May 1, 2001, there were approximately 367 holders of record of the common stock, approximately 18 holders of record of the Series A Preferred Stock and approximately 35 holders of record of the Series B Convertible Preferred Stock.


         COMMON STOCK


         As of May 1, 2001, we had 11,449,299 shares of common stock outstanding held by approximately 367 stockholders of record.


         Holders of the common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. Holders of common stock are entitled to receive dividends as may from time to time be declared by our board of directors out of funds legally available therefor. Declaration of dividends on common stock is subject to the discretion of the board of directors and will depend upon a number of factors, including the future earnings, capital requirements and financial condition of Cytomedix. We have not declared dividends on our common stock in the past and management currently anticipates that retained earnings, if any, in the future will be applied to the expansion and development of Cytomedix rather than the payment of dividends. Under the terms of the convertible promissory notes issued in connection with our purchase of certain technology and other assets of Curative Health Services, Inc. and CHS Services, Inc., we may not pay, declare or set apart any dividends or distributions on our capital stock, other than common stock share dividends on shares of common stock, without consent of the holders of the convertible promissory notes for as long as we have obligations under the convertible promissory notes.

         In the event of a liquidation, dissolution or winding up of Cytomedix, holders of common stock are entitled to share equally and ratably in the assets of Cytomedix, if any, remaining after the payment of all our liabilities and the liquidation preference of any then outstanding class or series of preferred stock. The outstanding shares of common stock are, and the common stock offered by the selling stockholders in this offering when issued upon conversion of the convertible secured promissory notes and upon exercise of the warrants will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock currently outstanding or that we may issue in the future as described below.

         PREFERRED STOCK

         Our board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. The issuance of preferred stock by our board of directors could adversely affect the voting power of holders of common stock and could decrease the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Cytomedix. Accordingly, the issuance of shares of preferred stock may discourage offers for Cytomedix's common stock or may otherwise adversely affect the market price of the common stock. As of the date of this prospectus, there are two series of preferred stock outstanding with the following rights, preferences and privileges:

         SERIES A PREFERRED STOCK

         Holders of the Series A Preferred Stock are entitled to one vote per share on all matters on which the stockholders of Cytomedix are entitled to vote. Dividends accrue at the rate of 5% per year, are cumulative and must be paid before any dividends may be paid on our common stock or Series B Convertible Preferred Stock. We may, in our sole discretion, pay the dividends in cash or in shares of our common stock. As of December 31, 2000, we had accrued cumulative preferred dividends in the amount of $94,384. In the event of Cytomedix's liquidation, dissolution or winding up, holders of Series A Preferred Stock are entitled to a liquidation preference of $1.00 per share in all assets remaining after payment of liabilities. Cytomedix is required to redeem the Series A Preferred Stock and pay all accumulated but unpaid dividends on the earlier of the seventh anniversary of the date of issuance of forty-five days following the end of its fiscal quarter as of which Cytomedix has had aggregate gross revenues for four consecutive fiscal quarters of not less than $50 million. The Series A Preferred Stock has no conversion rights.

         SERIES B CONVERTIBLE PREFERRED STOCK

         Holders of the Series B Convertible Preferred Stock are entitled to one vote per share on all matters on which the stockholders of Cytomedix are entitled to vote. Holders of the Series B Convertible Preferred Stock are not entitled to receive any dividends on shares of Series B Convertible Preferred Stock. In the event of Cytomedix's liquidation, dissolution or winding up, holders of Series B Convertible Preferred Stock are entitled to a liquidation preference of $0.0001 per share after the payment of the debts and other liabilities of Cytomedix and the liquidation preference of any other preferred stock ranking senior to the Series B Convertible Preferred Stock. Holders of Series B Convertible Preferred Stock have no preemptive rights. In connection with the private placements completed by us in January and March 2000, which raised approximately $8.5 million in proceeds, 885,000 shares of Series B Convertible Preferred Stock were converted into 885,000 shares of our common stock, which is the maximum number of shares which the Series B Convertible Preferred Stock can be converted into. Therefore, the 5,115,000 shares of Series B Convertible Preferred Stock that remain outstanding have no conversion rights. On the mandatory redemption date, we will redeem all outstanding shares of Series B Convertible Preferred Stock at their liquidation value of $511.50.

         WARRANTS AND OPTIONS


         As of May 1, 2001, we had outstanding warrants and options to purchase an aggregate of 7,567,441 shares of our common stock.


         REGISTRATION RIGHTS


         Under the employment agreements for James A. Cour, Robin Lee Geller and David C. Demarest, dated as of March 3, 2000, and with Glenn M. Charlesworth and Kent T. Smith, dated as of June 30, 2000, we issued an aggregate of 1,976,760 options to purchase shares of our common stock. We guaranteed that we will issue registered common stock to the executives pursuant to the exercise of their options. If we do not have sufficient quantities of registered shares available to satisfy this obligation, we must immediately take all steps necessary to file a registration statement and to make sufficient registered shares available in satisfaction of this obligation.

         We have also granted registration rights to the holders of the 12% convertible promissory notes and have agreed to register by the one year anniversary date of the private placement the shares of our common stock issuable upon exercise of these notes. Currently, we have 3,250,000 shares of our common stock reserved for issuance upon conversion of these notes. We have also agreed to register 364,140 shares of common stock issuable upon exercise of certain warrants.

         DELAWARE ANTI-TAKEOVER LAW

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended, or DGCL. Subject to a number of exceptions, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" includes a merger, asset or stock sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deterring or preventing a change of control of Cytomedix without further action by the stockholders.

         TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is StockTrans
Inc.

         LISTING

         Our common stock is listed for quotation on the NASDAQ Over-the-Counter Bulletin Board under the trading symbol "CYDX."

                         SHARES ELIGIBLE FOR FUTURE SALE

         Our common stock previously traded on the NASDAQ Over-the-Counter Bulletin Board under the symbols of our predecessor organizations as "MENW," "IFXF" and "AWTX." In March 2000, when we changed our corporate name to Cytomedix, Inc., we changed our trading symbol to "CYDX." Future sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.


         Of the approximately 16,471,216 shares to be outstanding after this offering (assuming the convertible secured promissory notes and warrants are fully converted and exercised at the conversion rates and exercise prices currently in effect), approximately 10,123,940 million shares will be freely tradable without restriction in the public market unless such shares are held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. The remaining shares of common stock to be outstanding after the offering are "restricted securities" under the Securities Act and may be sold in the public market upon the expiration of specified holding periods under Rule 144, subject to the volume, manner of sale and other limitations of Rule 144.

         Under the employment agreements for James A. Cour, Robin Lee Geller and David C. Demarest, dated as of March 3, 2000, and with Glenn M. Charlesworth and Kent T. Smith, dated as of June 30, 2000, we issued an aggregate of 1,976,760 options to purchase shares of our common stock. We guaranteed that we will issue registered common stock to the executives pursuant to the exercise of their options. If we do not have sufficient quantities of registered shares available to satisfy this obligation, we must immediately take all steps necessary to file a registration statement and to make sufficient registered shares available in satisfaction of this obligation.


         LOCK-UP ARRANGEMENTS

         5,407,006 shares beneficially owned by certain of our beneficial owners of our stock and executive officers are subject to lock-up restrictions that prohibit such executive officers and directors from to selling or otherwise disposing of any shares of common stock for a period ending nine months from the effective date of this registration statement without prior written consent of the lenders in the Curative transaction, provided, however, that certain of these beneficial owners, executive officers or directors may (i) dispose of up to 10% of their securities at any time, (ii) dispose of up to an additional 5% of their securities three months after the commencement of the lock-up period,
(iii) dispose of up to an additional 5% of their securities six months after the commencement of the lock-up period, (iv) purchase common stock on the open market or (v) sell common stock acquired on the open market.

                                  LEGAL MATTERS


         The validity of the shares offered hereby will be passed upon for Cytomedix, Inc. by David Demarest, General Counsel of Cytomedix, Inc. As of May 1, 2001, Mr. Demarest held options to purchase 221,680 shares of our common stock.


                                     EXPERTS


         Our financial statements as of December 31, 1999 and for the year ended December 31, 1999 have been included in this prospectus and elsewhere in the registration statement in reliance upon the report of L J Soldinger Associates, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



         Our financial statements as of December 31, 2000 and for the year ended December 31, 2000 have been included in this prospectus and elsewhere in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


         The financial statements of Procuren(R) Operations of Curative Health Services, Inc. at December 31, 1999 and for the yeaR then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors as set forth in their report below appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement with respect to the shares and the exhibits and schedules to the registration statement. For further information about Cytomedix and the shares, reference is made to the registration statement.

         Cytomedix is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, files annual and quarterly reports, proxy materials and other information with the SEC. You can inspect and copy reports and other information filed by Cytomedix with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements regarding issuers, including Cytomedix, that file electronically with the SEC.

         Upon request, you may obtain without charge copies of this prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this prospectus under Section 10(a) of the Securities Act of 1933, as amended. Requests for such copies should be addressed to David Demarest, Three Parkway North, Deerfield, Illinois, 60015 (telephone number (847) 405-7800).

                                  CYTOMEDIX, INC.

                          INDEX TO FINANCIAL STATEMENTS

Cytomedix, Inc.


Interim Financial Statements (unaudited)

         Condensed Balance Sheets as of March 31, 2001 and December 2000......            F-2

         Condensed Statements of Operations for the Three Months Ended March
         31, 2001 and 2000 and for the period from December 11, 1998
         (inception) through March 31, 2001...................................            F-4

         Condensed Statements of Cash Flows for the Three Months Ended March
         31, 2001 and 2000 and for the period from December 11, 1998
         (inception) through March 31, 2001...................................            F-5

         Notes to Condensed Financial Statements..............................            F-7

Annual Financial Statements

         Independent Auditors' Report KPMG LLP................................            F-12

         Independent Auditors' Report L J Soldinger Associates................            F-13

         Balance Sheets as of December 31, 1999 and 2000......................            F-14

         Statements of Operations for the years ended December 31,
         1999 and 2000 and the period from December 11, 1998 (date
         of inception) to December 31, 2000...................................            F-15

         Statement of Stockholders' (Deficit) Equity for the years
         ended December 31, 2000 and 1999 and for the period from
         December 11, 1998 (date of inception) to December 31, 2000...........            F-16

         Statements of Cash Flows for the years ended December 31,
         1999 and 2000 and the period from December 11, 1998 (date
         of inception) to December 31, 2000...................................            F-18

         Notes to Financial Statements........................................            F-19

Unaudited Pro Forma Condensed Financial Statements

         Unaudited Pro Forma Condensed Statement of Operations for
         the year ended December 31, 2000.....................................            P-2

         Notes to Unaudited Pro Forma Condensed Financial Statements..........            P-3

Procuren(R) Operations of Curative Health Services, Inc.

         Report of Independent Auditors.......................................           F-39

         Statement of Directly Identifiable Assets and Liabilities
         as of December 31, 2000 and 1999.....................................           F-40

         Statement of Revenues and Operations for the years ended
         December 31, 2000 and 1999...........................................           F-41

         Statement of Cash Flows for the years ended December 31, 2000
         and 1999.............................................................           F-42

         Notes to Financial Statements........................................           F-43

                               CYTOMEDIX, INC.
                        (a development stage enterprise)

                            Condensed Balance Sheets

                      March 31, 2001 and December 31, 2000



                               ASSETS                                    MARCH 31,
                                                                            2001                  2000
                                                                      ----------------     -----------------
                                                                        (unaudited)
Current assets:
     Cash and cash equivalents                                            $  544,253          $2,116,232
     Receivables                                                             369,789              30,055
     Receivables - related party                                             201,079             197,989
     Inventory                                                               269,869              23,760
     Prepaid expenses and other current assets                               155,758             114,073
                                                                      ----------------     -----------------

         Total current assets                                              1,540,748           2,482,109
                                                                      ----------------     -----------------

Property and equipment, net                                                  928,815             514,713
                                                                      ----------------     -----------------


Other assets:
     Intangibles                                                           6,161,219             156,513
     Other                                                                   378,595             721,939

         Total other assets                                                6,539,814             878,452
                                                                      ----------------     -----------------

                                                                          $9,009,377          $3,875,274
                                                                      ================     =================

           LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
     Notes payable, net of discount                                       $3,242,204                   -
     Current maturities of capital lease obligations                          18,423              18,470
     Payable - stockholder and related parties                                87,083              87,083
     Accounts payable                                                      1,137,292             779,171
     Accrued expenses                                                      2,444,586             185,473
     Deferred revenue                                                         96,448              15,000
                                                                      ================     =================

         Total current liabilities                                         7,026,036           1,085,197
                                                                      ----------------     -----------------

Long-term liabilities:
     Deferred revenue                                                        669,265              11,250
     Other                                                                   160,254             144,260
                                                                      ----------------     -----------------

         Total long-term liabilities                                         829,519             155,510
                                                                      ----------------     -----------------

         Total liabilities                                                 7,855,555           1,240,707
                                                                      ----------------     -----------------

Mandatorily redeemable Series A 5% cumulative preferred
     stock; $.0001 par value; $1 liquidation value; authorized,
     issued and outstanding - 1,625,000 shares                             1,625,000           1,625,000
                                                                      ----------------     -----------------

Commitment and contingencies

Stockholders' equity (deficit):
     Series B preferred stock; $.0001 par value; $.0001
       liquidation value; at March 31, 2001 and December 31,
       2000 authorized - 7,500,000 shares; issued and
       outstanding - 5,115,000 shares                                            512                 512

     Common stock; $.0001 par value; at March 31, 2001,
       authorized - 40,000,000 shares; issued, issuable and
       outstanding - 10,691,875 shares; at December 31, 2000,
       authorized - 40,000,000; issued, issuable and outstanding -
       10,541,875 shares                                                       1,069               1,054

     Additional paid-in capital                                           49,777,607          44,881,270
     Deferred compensation                                                (4,013,337)         (4,314,294)
     Deficit accumulated during the development stage                    (46,237,029)        (39,558,975)
                                                                      ----------------     -----------------

         Total common stockholders' (deficit) equity                        (471,178)          1,009,567
                                                                      ----------------     -----------------

                                                                          $9,009,377          $3,875,274
                                                                      ================     =================



See accompanying notes to condensed financial statements.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)
                       Condensed Statements of Operations

                   Three Months Ended March 31, 2001 and 2000
     and for the period from December 11, 1998 (inception) to March 31, 2001



                                                                                                      DECEMBER 11, 1998
                                                            THREE MONTHS ENDED MARCH 31,               (INCEPTION) TO
                                                        ----------------------------------------          MARCH 31,
                                                             2001                  2000                     2001
                                                        -----------------    -------------------    ----------------------
                                                         (Unaudited)            (Unaudited)              (Unaudited)
Revenues                                                $    1,220,742            $  34,504          $     1,548,161

Cost of Sales                                                1,163,093                5,236                1,250,915
                                                        -----------------    -------------------    ----------------------

         Gross Margin                                           57,649               29,268                  297,246
                                                        -----------------    -------------------    ----------------------



Operating expenses:
     Salaries and wages                                        622,937              434,178               23,652,033
     Consulting                                                521,785            5,688,023               10,817,623
     Professional fees                                         632,623              196,004                2,503,506
     Selling, general, and administrative                      663,392              199,262                2,703,273
     Merger costs                                                    -                    -                2,678,700
                                                        -----------------    -------------------    ----------------------

         Total operating expenses                            2,440,737            6,517,467               42,355,135
                                                        -----------------    -------------------    ----------------------

         Loss from operations                               (2,383,088)          (6,488,199)             (42,057,889)
                                                        -----------------    -------------------    ----------------------

Other (income) expense:
     Interest expense                                        4,293,616                2,692                4,312,871
     Interest income                                           (15,445)             (19,795)                (215,480)
     Other, net                                                 (3,519)                   -                  (32,947)
                                                        -----------------    -------------------    ----------------------

         Total other (income) expense                        4,274,652              (17,103)               4,064,444
                                                        -----------------    -------------------    ----------------------

         Net loss                                           (6,657,740)          (6,471,096)             (46,122,333)

Dividend on Series A preferred stock                            20,312               20,312                  114,696
                                                        -----------------    -------------------    ----------------------

         Net loss applicable to common
         stockholders                                    $  (6,678,052)       $  (6,491,408)            $(46,237,029)
                                                        -----------------    -------------------    ----------------------

Basic and diluted net loss per common share              $       (0.63)       $       (0.69)
                                                        =================    ===================

Weighted-average share outstanding                          10,671,875            9,343,089
                                                        =================    ===================



See accompanying notes to condensed financial statements.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                       Condensed Statements of Cash Flows

                   Three Months Ended March 31, 2001 and 2000
     and for the period from December 11, 1998 (inception) to March 31, 2001



                                                                                                           DECEMBER 11,
                                                                                                               1998
                                                                THREE MONTHS ENDED MARCH 31,              (INCEPTION) TO
                                                         -------------------------------------------        MARCH 31,
                                                                2001                    2000                   2001
                                                         --------------------    -------------------     -----------------
                                                            (Unaudited)             (Unaudited)             (Unaudited)
Cash Flows from operating activities:
     Net loss                                               $   (6,657,740)          $ (6,471,096)          $(46,122,333)
Adjustments to reconcile net loss to net cash used
  in operating activities:
     Depreciation and amortization                                 209,820                  6,532                329,545
     Provision for losses (recoveries) on receivables              (32,912)                                      103,138
     Consulting expense recorded for issuance of
         stock, warrants and options under service
         agreement                                                 280,000              5,573,500              9,921,801
     Compensation expense recorded for issuance of
         options under long term incentive plan -
         employees and officer                                      20,958                261,452             21,163,941
     Compensation expense recorded for the assumption
         of debt of an officer - related party                                                                    67,000
     Amortization of deferred financing costs for
         issuance of warrants to placement agents                  954,643                                       954,643
     Amortization of debt discount                               3,242,204                                     3,242,204
     Merger expense recorded for issuance of common
         stock in connection with merger with
         Informatix                                                                                            2,678,700
     Change in assets, net of effects of acquisition              (339,290)               (36,584)              (774,879)
     Change in liabilities, net of effects of
         acquisition                                             1,138,296                 73,271              2,127,328

         Net cash used in operating activities                  (1,184,021)              (592,925)            (6,308,912)
                                                         --------------------    -------------------     -----------------

Cash flows from investing activities:
     Purchase of equipment                                         (38,883)              (144,199)              (621,726)
     Purchase of business                                       (2,441,651)                                   (2,441,651)
     Cash acquired in merger with Informatix                                                                     398,934
     Advances to stockholders and related parties                                                               (100,054)
     Advances (repayments) to employees                             (3,090)                 3,541                 (5,634)
     Acquisition costs, pre-closing                                                                             (721,939)
                                                         --------------------    -------------------     -----------------

         Net cash used in financing activities                  (2,483,624)              (140,658)            (3,492,070)
                                                         --------------------    -------------------     -----------------

Cash flows from financing activities:
     Proceeds from line of credit                                                          43,590                100,000
     Repayments on line of credit and short-term debt                                                           (119,000)
     Payments on capital lease obligation                           (4,364)                (4,797)               (29,765)
     Loans to related party                                                                                      (95,391)
     Proceeds from short-term borrowings                         2,100,000                                     2,100,000
     Proceeds from notes payable - stockholders                                                                  193,324
     Repayment of notes payable - stockholders                                            (44,000)              (252,469)
     Proceeds from sale of common stock, net of
     offering costs paid                                                30              8,003,234              8,448,536
                                                         --------------------    -------------------     -----------------

         Net cash provided by financing activities               2,095,666              7,998,027             10,345,235

         Net (decrease) increase in cash                        (1,571,979)             7,264,444                544,253

Cash and cash equivalents at beginning of period                 2,116,232                123,795                      0
                                                         --------------------    -------------------     -----------------

Cash and cash equivalents at end of period                  $      544,253           $  7,388,239           $    544,253
                                                         ====================    ===================     =================

Cash paid for interest                                      $       96,769           $      2,692           $    117,390
                                                         ====================    ===================     =================

Cash paid for income taxes                                  $            -           $          -           $          -
                                                         ====================    ===================     =================



See accompanying notes to condensed financial statements.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)
                     Notes to Condensed Financial Statements
                                   (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

         Cytomedix has prepared the financial statements included herein without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Cytomedix's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

         In the opinion of Cytomedix's management, the accompanying unaudited condensed financial statements contain all adjustments, consisting solely of those adjustments which are of a normal recurring nature, necessary to present fairly its financial position as of March 31, 2001 and the results of its operations and its cash flows for the interim periods presented and the period from December 11, 1998 (inception) through March 31, 2001.

         The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the entire fiscal year.

         Cytomedix is a development stage enterprise, and accordingly, certain additional financial information is required to be included in the condensed financial statements from the inception of Cytomedix to the current balance sheet date.

         Basic and diluted net loss per share was calculated based upon the net loss available to common shareholders divided by the weighted average number of shares of common stock outstanding during the period. Options and warrants of 6,302,392, in total, to purchase common stock are not included in the computation of diluted loss per share because the effect of these instruments would be anti-dilutive for loss periods presented.

         Certain amounts from December 31, 2000 have been reclassified to conform to the March 31, 2001 presentation.

NOTE 2- BUSINESS COMBINATION

         On January 2, 2001, Cytomedix acquired certain technology and other assets of Curative Health Services, Inc., a Minnesota corporation (Curative), and CHS Services, Inc., a Delaware corporation (CHS), pursuant to an amended and restated asset purchase agreement. The technology and other assets acquired by Cytomedix include the intellectual property rights related to development and production of Curative's chronic wound treatment agent, Procuren(R), and other platelet-derived growth factors and all production equipment, leasehold improvements and certain other fixed assets.

         The consideration paid by Cytomedix to Curative and CHS at closing was the sum of: (i) $3,782,571 in the form of cash and a promissory note (the net book value of the assets acquired); (ii) the assumption of liabilities arising after the closing in connection with any contracts sold or assigned to Cytomedix by Curative or CHS and relating to the Procuren operations; and
(iii) Cytomedix's obligation to pay future royalties to Curative as set forth in the royalty agreement dated as of December 26, 2000, as amended on April 20, 2001, by and between Cytomedix and Curative. The amount of this consideration was determined as a result of the negotiation of the asset purchase agreement and the related agreements. This acquisition was recorded using the purchase method of accounting. Accordingly, the purchase price was allocated to the fair value of assets acquired and liabilities assumed. The Company has recorded all production equipment, leasehold improvements and certain other fixed assets at estimated disposal value. Purchased patents and intellectual property was recorded at their estimated fair value with a useful life of nine years established. The Company did not record any goodwill in conjunction with this acquisition.

         In connection with this transaction, Cytomedix entered into supply and royalty agreements with Curative. Under the supply agreement, Cytomedix is responsible for supplying all of Curative's requirements for Procuren in the United States. Curative has the exclusive right to sell Procuren to third party end-users in the United States, although Cytomedix has the unrestricted right to sell Procuren on its own behalf outside the United States. Pursuant to the terms of the supply agreement, Cytomedix is required to sell Procuren to Curative at fixed prices based on the number of units sold. Under certain conditions, Cytomedix will have no obligation exclusively supply Curative with its needs for Procuren, whether in any individual state where the product is made, or in the United States as a whole, if it would result in a net loss for Cytomedix, unless Curative agrees to make up the net loss amount.

         Under the royalty agreement, Cytomedix must pay a royalty to Curative for sales of Procuren that it makes to customers other than Curative. The royalty is equal to a fixed percentage of sales of Procuren made in certain countries, so long as Cytomedix retains patent rights for Procuren in those countries. Cytomedix must also make royalty payments to Curative for sales of products that Cytomedix may develop, or sales of products made by third parties under the license of, the intellectual property Cytomedix has acquired pursuant to the asset purchase agreement. This royalty is a slightly higher percentage of net sales, up to a maximum amount of sales of the newly developed products, after which the royalty will decrease by a percentage point.

         In consideration for Curative's agreement to enter into a Consent, Waiver, Payoff and Exchange Agreement as described below, we agreed to amend the royalty agreement: (1) to establish Curative's position as the senior secured creditor and lienholder with regard to all of the patents we acquired from Curative and the income we may derive from such patents; (2) to provide Curative with a payment of 30% of all aggregate proceeds we may recover from third parties for infringement of the patents we acquired from Curative; and
(3) to provide Curative with a payment of 20% of any up-front license fees we may acquire from third-parties from future licenses we may grant on the patents we acquired from Curative.

         Since the acquisition of Procuren occurred on the first day of operations of the first quarter of 2001, and the acquisition was accounted as a purchase business combination as of that date proforma data is inapplicable for the first quarter of 2001. However, for comparative purposes proforma results of operations for the first quarter of fiscal 2000 have been presented showing the effects of the acquisition as if it had occurred at the beginning of that period.


                                                  THREE MONTHS ENDED
                                              MARCH 31, 2000 - PRO FORMA
                                              --------------------------
  Revenues                                                   $ 1,968,440
  Net Loss                                                   $(6,561,638)
  Basis and Diluted Loss Per Common Share                    $      (.70)



NOTE 3- BRIDGE FINANCING

         Cytomedix financed the $3,782,571 cash portion of the asset purchase price through a combination of loans from Curative and three third-party lenders (collectively, "the lenders") evidenced by 10% convertible secured promissory notes, given by Cytomedix to Curative and the three third-party lenders in the aggregate principal amounts of $1,682,571 and $700,000 each, or $2,100,000 in total, respectively. Principal and interest on the convertible secured promissory notes issued to the lenders will mature on April 15, 2002 (as extended pursuant to the terms of the Consent, waiver, Payoff and Exchange Agreement as described in Note 7 ). At any time between the issuance date and the repayment date, the lenders have the option to convert the convertible secured promissory notes into shares of Cytomedix's common stock, at a conversion price per share equal to the lesser of (i) $1.00 and (ii) the price equal to eighty percent of the average of the lowest three intra-day sale prices as reported by Bloomberg during the twenty trading days preceding the date of any request by the lenders to exercise its conversion option. This conversion price is subject to adjustment for stock splits and combinations, dividends and distributions, reclassifications, reorganizations, mergers, consolidations or sales of assets, as well as issuances of Cytomedix's common stock or securities convertible into Cytomedix's common stock at a share price below the applicable conversion price.

         In conjunction with the financing Cytomedix also issued to the lenders a warrant to purchase shares of its common stock. Cytomedix has issued to Curative a warrant to purchase 600,846 shares of its common stock and to each of the three third-party lenders a warrant to purchase 250,000 shares of its common stock, or 1,350, 846 in total. The purchase price per share is the lesser (i) $0.50; and (ii) the price equal to eighty percent of the average of the lowest three intra-day sale prices as reported by Bloomberg during the twenty trading days preceding the date on which the lenders may elect to exercise their warrants. The warrants issued to the lenders vested fully upon their funding of the convertible secured promissory notes. This exercise price is subject to adjustment for stock splits and combinations, dividends and distributions, as well as issuances of Cytomedix's common stock or securities convertible into Cytomedix's common stock at a share price below the applicable exercise price. The exercise period of the warrant remains in effect until December 26, 2010. Cytomedix has also entered into a security agreement, which grants to the lenders a pro rata security interest in all of Cytomedix's personal property and assets in connection with each of the convertible secured promissory notes.

         Cytomedix has recorded the fair value of the warrants, which has been limited to the proceeds received, as a discount on the notes. The debt discount relating to the fair value of the warrants is being amortized as interest expense through April 15, 2001. After allocation of fair value to the detachable warrants, the carrying value of the convertible notes was zero. Accordingly, no additional amounts were available for allocation to the beneficial conversion feature of the convertible promissory notes.

         Cytomedix issued to the Kriegsman Group and FAC Enterprises, Inc. warrants representing the right to purchase an aggregate of 25,000 and 350,000 shares of its common stock, respectively, as placement fees in connection with this bridge financing. These warrants are immediately exercisable at a price per share equal to the lesser of: (i) $0.50; and (ii) the price equal to eighty percent of the average of the lowest three intra-day sales prices as reported by Bloomberg during the twenty trading days preceding the date on which the warrant is exercised. The exercise period of each of the warrants remains in effect until January 2, 2011. In February 2001, FAC Enterprises, Inc. assigned its right to purchase 250,000 shares of Cytomedix's common stock to Smoke Rise Investments, LLC. The fair value of the warrants have been recorded as debt issuance costs and is being amortized to interest expense through April 15, 2001.

NOTE 4- LICENSING AGREEMENT

         On March 21, 2001, Cytomedix signed an exclusive licensing agreement with DePuy AcroMed, Inc., a subsidiary of DePuy, Inc. Under this agreement, Cytomedix has granted to DePuy an exclusive, worldwide license to use certain of the U.S. and foreign issued patents relating to platelet-based growth factors that Cytomedix acquired from Curative. This license is limited to a field of use, which is defined as covering diagnostic and therapeutic spinal, neurosurgery and orthopedic surgery (including soft tissue damage resulting from such surgery). DePuy has no rights to use the technology embodied in Cytomedix's patents outside the defined field of use. In consideration of these rights, DePuy paid to Cytomedix a one-time up front license fee of $750,00 and agreed to pay running royalties of 6.5% on all relevant sales as defined under the terms of the agreement, for the life of the patents, which is, on averge, approximately nine years. Under the terms of Cytomedix's royalty agreement with Curative, Cytomedix must pay Curative 92.3% of the royalties Cytomedix collects from DePuy. The license also provides for certain minimum annual royalties, beginning in fiscal 2001. Cytomedix retains the right to practice under, and grant licenses to other parties to the technology embodied in its patents outside the defined field of use.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

CLOSING OF OPERATIONS RELATED TO PROCUREN(R)

         In conjunction with the acquisition on January 2, 2001, management began to formulate a plan to shut down facilities that are not economically viable. Accordingly, Cytomedix accrued the costs it expects to incur in the process of closing facilities, disposing of the physical assets, terminating the related employees and paying the applicable facility and equipment leases. Those costs, which total $2,218,399, have been recorded as a component of the cost of acquiring the Procuren operation and related assets, and will not be charged to operations. Any adjustment to that estimate that occurs subsequent to one year from the date it was determined to close the facilities and dispose of the related assets will be charged to operations in that period.

         During each month of the first quarter of 2001, Curative's purchase orders for the Procuren product have continuously declined. Because under the terms of the supply agreement Cytomedix is required to sell the Procuren product to Curative at fixed prices, Cytomedix has incurred significant losses as a result of this decline in sales. Therefore, Cytomedix has given notice to Curative and Cytomedix's employees of its decision to close all of its Procuren production facilities by the end of fiscal 2001. Cytomedix anticipates closing 22 of its 30 production centers in various states and Puerto Rico by May 2001. Cytomedix will continue to manufacture and supply Procuren to Curative from its 8 remaining facilities until July 2001, at which time, Cytomedix intends to close all but the Florida facility.

         Concurrent with Cytomedix's notice to Curative and Cytomedix's employees, Cytomedix plans to request permission from the FDA to continue to manufacture and sell Procuren from its Florida facility to existing patients who are in the course of Procuren wound therapy treatment through December 2001. There is no assurance the FDA will approve the request. If, in fact, it does not, the Florida facility will also be closed in July, 2001. Cytomedix believes that it is necessary to close substantially all of the Procuren production facilities by July 2001 in order to mitigate a significant aspect of continuing losses to its business.

         Cytomedix assumed several non-cancelable operating leases for the rental of certain office space relating to Procuren operations processing facilities and equipment leases at such locations expiring in various years through 2004. Minimum lease commitments for periods after the expected closure date of the facilities have been accrued in conjunction with other incremental costs to exit the operations related to Procuren(R). The following is a schedule of future minimum lease payments by year and in the aggregate under those non-cancelable operating leases with initial or remaining terms of one year or more as of March 31, 2001:



                                        OPERATING
                                          LEASES
                                      -----------
        2001                          $   625,000
        2002                              653,000
        2003                              213,000
        2004                               45,000
                                      -----------

        Total                         $ 1,536,000
                                      ===========



         Cytomedix's rent expense for all operating leases associated with Procuren operations totaled approximately $219,054 for the quarter ended March 31, 2001.

NOTE 6 - CAPITAL STOCK ACTIVITY

         In January 2001, Bennett Medical, LLC ("BMI") exercised warrants to purchase 150,000 shares of the company's common stock at an exercise price of $.0002. Upon exercise of those warrants, BMI became eligible to exercise 150,000 options with an exercise price of $.02 per share.

NOTE 7 - SUBSEQUENT EVENTS

         The convertible secured promissory notes matured on April 15, 2001. Cytomedix did not make payments on the notes on the maturity date; however, on April 20, 2001, Cytomedix entered into a Consent, Waiver, Payoff and Exchange Agreement with each of the lenders providing for the partial pay-off of the notes and the extension of the maturity date of the notes until April 15, 2002. Under the terms of this agreement, Cytomedix paid to the lenders a total of $1,325,000 from the proceeds of an offering of 12% convertible promissory notes, reducing the outstanding amount of the notes. One of the lenders also elected to convert $100,000 principal amount of its note into 100,000 shares of Cytomedix's common stock. In addition, a group of third-party investors purchased the remaining outstanding convertible secured promissory notes from the lenders, and agreed to subordinate these notes to Cytomedix's newly issued 12% convertible promissory notes. This same group of investors also loaned
Cytomedix an additional $312,000 by increasing the outstanding principal amount of the assigned notes. As consideration for subordinating the assigned notes and for extending the maturity date of these notes, Cytomedix issued to certain of these third party investors warrants representing the right to purchase an aggregate of $364,140 shares of its common stock on the same terms and conditions as the warrants issued to the original note holders.

         On April 23, 2001, Cytomedix completed a private placement of 12% convertible secured promissory notes referred to above, maturing April 23, 2005, for aggregate net proceeds of $1,391,700. Cytomedix used $1,325,000 of these proceeds to pay down the convertible secured promissory notes as described above. Cytomedix may issue additional debt securities under this placement, although it can give no assurances that it will be able to raise any additional financing. Cytomedix intends to use any proceeds received from additional borrowings to pay off the remaining outstanding balance on the note held by Curative, to pay off the remaining outstanding balance on the notes held by the third-party investors, and to provide funds for general corporate operating needs. Cytomedix has agreed to register with the Securities and Exchange Commission the shares of common stock underlying the 12% convertible promissory notes. The unpaid principal balance of the Notes and accrued interest thereon may be converted at the option of the holder from and after April 15, 2002, into common stock of Cytomedix at a conversion price equal to seventy-five percent (75%) of the average of the three lowest intraday sale prices during the twenty
(20) trading days immediately preceding the date of conversion, but in no event less than $2.00 per share not more than $5.00 per share.

         Cytomedix entered into a common stock purchase agreement as of April 20, 2001, with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement $26,250 of the registrant's common stock up to an aggregate of $14.7 million. The $14.7 million is to be purchased over a 28-month period, which may be extended an additional six months at the Company's discretion. The purchase price of the shares will be equal to a price based upon the future market price of the registrant's common stock without any fixed discount to the market price. As consideration for Fusion Capital's purchase commitments, Cytomedix has issued to Fusion Capital a warrant representing the right to purchase 1,189,320 shares of Cytomedix common stock. The warrant has an exercise price of $1.00 per share and remains exercisable for 5 years.

NOTE 8 - NON-CASH TRANSACTIONS

        Non-cash transactions for the quarter ended March 31, 2001 include:

        Accrued dividends on 5% cumulative preferred stock      $    20,312

        Debt issued to seller in conjunction with business      $ 1,682,571
        acquisition

        Warrants issued in connection with debt issuance        $ 1,113,750

                          INDEPENDENT AUDITORS' REPORT


     The Board of Directors and Stockholders
     Cytomedix, Inc.:


     We have audited the accompanying balance sheet of Cytomedix, Inc. (a development stage enterprise) as of December 31, 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year then ended and for the period from December 11, 1998 (inception) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The cumulative statements of operations, stockholders' equity (deficit), and cash flows for the period from December 11, 1998 (inception) to December 31, 2000 include amounts for the period from December 11, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999, which were audited by other auditors whose report has been furnished to us, and in our opinion, insofar as it relates to the amounts included for the period from December 11, 1998 through December 31, 1999 is based solely on the report of the other auditors.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Cytomedix, Inc. (a development stage enterprise) as of December 31, 2000 and the results of its operations, and its cash flows for the year ended December 31, 2000 and for the period from December 11, 1998 (inception) to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            /s/ KPMG LLP


     February 9, 2001
     Chicago, Illinois

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors
Cytomedix, Inc.
Deerfield, Illinois


We have audited the accompanying balance sheets of Cytomedix, Inc. (a development stage entity) as of December 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cytomedix, Inc. as of December 31, 1999 and the results of its operations, changes in stockholders' deficit and cash flows for the year ended December 31, 1999, in conformity with generally accepted accounting principles.

                          /s/ L J SOLDINGER ASSOCIATES


Arlington Heights, Illinois

March 15, 2000

                                    CYTOMEDIX, INC.
                          (a development stage enterprise)

                                    Balance Sheet

                             December 31, 2000 and 1999

                                  ASSETS                                      2000               1999
                                                                         -------------       -----------
Current assets:
     Cash and cash equivalents                                           $  2,116,232        $  123,795
     Receivables                                                              228,044            38,877
     Inventory                                                                 23,760             1,440
     Prepaid expenses and other current assets                                114,073            32,059
                                                                         ------------        ----------
                   Total current assets                                     2,482,109           196,171

Property and equipment, net                                                   514,713            65,616

Other assets                                                                  878,452            16,166
                                                                         ------------        ----------

                                                                         $  3,875,274        $  277,953
                                                                         ============        ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Line of credit                                                      $         --        $   23,724
     Current maturities of capital lease obligations                           18,470            24,911
     Payable - stockholder and related parties                                 87,083           144,052
     Accounts payable                                                         779,171           136,691
     Accrued expenses                                                         185,473            58,769
     Deferred revenue                                                          15,000            30,000
                                                                         ------------        ----------

                   Total current liabilities                                1,085,197           418,147
                                                                         ------------        ----------

Long-term liabilities:
     Dividends payable on Series A preferred stock                             94,384            13,134
     Capital lease obligations, net of current portion                          7,724            15,916
     Deferred revenue                                                          11,250            52,500
     Other                                                                     42,152                --
                                                                         ------------        ----------

                   Total long-term liabilities                                155,510            81,550
                                                                         ------------        ----------

                   Total liabilities                                        1,240,707           499,697
                                                                         ------------        ----------

Mandatorily redeemable Series A 5% cumulative preferred stock;
     $.0001 par value; $1 liquidation value; at December 31, 2000
     and 1999, authorized, issued and outstanding - 1,625,000 shares        1,625,000         1,625,000
                                                                         ------------        ----------

Commitment and contingencies

Stockholders' equity (deficit):
     Series B preferred stock; $.0001 par value; $.0001 liquidation value; December 31, 2000, authorized - 7,500,000 shares;
       issued and outstanding - 5,115,000 shares; at
       December 31, 1999, authorized 7,500,000 shares; issued and
       outstanding - 6,000,000 shares                                             512               600
     Common stock; $.0001 par value; at December 31, 2000, authorized -
       40,000,000 shares; issued, issuable and outstanding - 10,541,875 shares; at December 31, 1999, authorized - 40,000,000 shares;
       issued, issuable and outstanding - 8,612,375 shares                      1,054               861
     Additional paid-in capital                                            44,881,270        10,005,641
     Stock subscription note receivable                                            --           (55,500)
     Deferred compensation                                                 (4,314,294)       (5,575,833)
     Deficit accumulated during the development stage                     (39,558,975)       (6,222,513)
                                                                         ------------        ----------

                   Total common stockholders' equity (deficit)              1,009,567        (1,846,744)
                                                                         ------------        ----------

                                                                         $  3,875,274        $  277,953
                                                                         ============        ==========

See accompanying notes to financial statements.

                                   CYTOMEDIX, INC.
                          (a development stage enterprise)

                             Statements of Operations

             Years ended December 31, 2000 and 1999 and for the period from December 11, 1998 (inception) to December 31, 2000


                                                                                                           DECEMBER 11,
                                                                                                              1998
                                                                                                         (INCEPTION) TO
                                                                                                           DECEMBER 31,
                                                                        2000               1999               2000
                                                                   ------------        -----------      ----------------
Revenues                                                          $    318,819        $    8,600        $    327,419

Cost of sales                                                           61,952            25,870              87,822
                                                                  ------------        ----------        ------------
                   Gross margin                                        256,867           (17,270)            239,597
                                                                  ------------        ----------        ------------

Operating expenses:
     Salaries and wages                                             22,013,583         1,015,513          23,029,096
     Consulting                                                      8,329,475         1,963,363          10,295,838
     Professional fees                                               1,588,956           267,747           1,870,883
     Selling, general, and administrative                            1,792,734           244,965           2,039,881
     Merger costs                                                           --         2,678,700           2,678,700
                                                                  ------------        ----------        ------------
                   Total operating expenses                         33,724,748         6,170,288          39,914,398
                                                                  ------------        ----------        ------------

                   Loss from operations                            (33,467,881)       (6,187,558)        (39,674,801)
                                                                  ------------        ----------        ------------

Other (income) expense:
     Interest expense                                                   16,363             2,892              19,255
     Interest income                                                  (199,602)             (433)           (200,035)
     Other, net                                                        (29,430)               --             (29,430)
                                                                  ------------        ----------        ------------

                   Total other (income) expense, net                  (212,669)            2,459            (210,210)
                                                                  ------------        ----------        ------------

                   Net loss                                        (33,255,212)       (6,190,017)        (39,464,591)
                                                                  ------------        ----------        ------------

Dividend on Series A preferred stock                                    81,250            13,134              94,384
                                                                  ------------        ----------        ------------

                   Net loss applicable to common
                      stockholders                                $(33,336,462)      $(6,203,151)       $(39,558,975)
                                                                  ============       ===========        ============

Basic and diluted loss per common share                           $      (3.26)      $     (0.93)
                                                                  ============       ===========

Weighted-average shares outstanding                                 10,240,532         6,641,904
                                                                  ============       ===========

See accompanying notes to financial statements.

                                   CYTOMEDIX, INC.
                          (a development stage enterprise)

                    Statements of Stockholders' Equity (Deficit)

             Years ended December 31, 2000 and 1999 and for the period from December 11, 1998 (inception) to December 31, 2000

                                                                                                              Deficit
                                     Series B                                                               accumulated
                                  preferred stock    Common Stock    Additional                             during the
                                -----------------  -----------------  paid-in   Subscription   Deferred     development
                                 Shares    Amount   Shares   Amount   capital    receivable  compensation      stage      Total
                                --------  -------  --------- ------  ---------- ----------- -------------  -----------  ---------
Balance at December 11,
   1998 (inception)                   --  $   --       --    $   --  $      --  $      --  $        --     $     --     $     --

Common stock issued for cash
   December 11, 1998*          5,000,000     500   5,000,000    500       (900)        --           --           --          100

Net loss                              --      --          --     --         --         --           --      (19,362)     (19,362)
                               ---------  ------  ---------- ------  ---------  ---------  -----------     --------     ---------

Balance at December 31, 1998   5,000,000     500   5,000,000    500       (900)        --           --      (19,362)      (19,262)

Stock retirement for
  marketing option              (250,000)    (25)   (250,000)   (25)        25         --           --           --           (25)
Stock retirement for
  private placement offering    (500,000)    (50)   (500,000)   (50)        50         --           --           --           (50)
Stock retirement for employee
  stock option plan           (1,000,000)   (100) (1,000,000)  (100)       100         --           --           --          (100)
Common stock issued in
  connection with private
  placement offering, third
  quarter net of offering
  costs; $2 per share            250,000      25     250,000     25    445,088         --           --           --       445,138
Warrant issued under
  consulting agreement;
  September 22, 1999;
  250,000 shares;
  $1.68 per share                     --      --          --     --    421,050         --           --           --       421,050
Options issued under
  consulting agreement;
  September 22, 1999;
  250,00 shares; $1.81
  per share                           --      --          --     --    451,800         --           --           --       451,800
Options issued under the
  stock option plan;
  September 1, 1999;
  750,000 shares; $1.98
  per share                           --      --          --     --  1,485,000         --     (742,500)          --       742,500
Common stock issued for
  cancellation of fee
  under consulting
  contract; October 29, 1999;
  $2.00 per share              2,500,000     250   2,500,000    250  4,999,750         --   (4,833,333)          --      166,917
Options issued for
  cancellation of fee
  under consulting contract;
  October 29, 1999; 135,000
  shares at $2.81 per share           --      --          --     --    379,350         --           --           --      379,350
Net assets and liabilities
  acquired in merger with
  Informatix                          --      --   2,212,375    221 (1,289,266)   (55,500)          --           --   (1,344,545)
Common stock issued for
   transaction fees                   --      --     400,000     40  1,567,960         --           --           --    1,568,000
Options issued for consulting
   services; October 1999;
   22,550 shares at an
   average per share price
   of $1.86 per share                 --      --          --     --     41,934         --           --           --       41,934
Options issued for cancellation
   of fee under consulting
   contract; October 29, 1999;
   50,000 shares at $7.86
   per share                          --      --          --     --    393,000         --           --           --      393,000
Options issued investment
  bank for merger transaction
  fee; November 4, 1999;
  290,000 shares at $3.83
  per share                           --      --          --     --  1,110,700         --           --           --    1,110,700
Dividend on Series A preferred
  stock                               --      --          --     --         --         --           --      (13,134)    (13,134)
Net loss                              --      --          --     --         --         --           --   (6,190,017)  (6,190,017)
                               ---------  ------  ---------- ------ ----------- ---------  -----------  -----------  -----------
Balance at December 31, 1999   6,000,000  $  600   8,612,375 $  861 $10,005,641 $ (55,500) $(5,575,833) $(6,222,513) $(1,846,744)

* Per share amounts reflect the 1,000:1 common stock split on June 8, 1999 and the merger with Autologous Wound Therapy, Inc. and subsequent 1:2 common stock split on November 8, 1999. The original capitalization of the Company was 100 shares, $1.00 par value stock for $100.00.

                                   CYTOMEDIX, INC.
                          (a development stage enterprise)

                    Statements of Stockholders' Equity (Deficit)

             Years ended December 31, 2000 and 1999 and for the period from December 11, 1998 (inception) to December 31, 2000

                                                                                                          Deficit
                                   Series B                                                             accumulated
                                preferred stock    Common Stock    Additional                           during the
                              -----------------  -----------------  paid-in   Subscription   Deferred   development
                               Shares    Amount   Shares   Amount   capital    receivable compensation     stage        Total
                              --------  -------  --------- ------ ----------- ----------- ------------- ----------- ------------
Balance brought forward,
  December 31, 1999          6,000,000  $   600  8,612,375 $  861 $10,005,641 $   (55,500) $(5,575,833) $(6,222,513) $(1,846,744)

Options issued under
  consulting agreement
  dated January 2000;
  600,000 shares at an
  average per share
  price of $10.68                   --       --         --     --   6,409,500          --           --           --    6,409,500

Options issued for
  consulting services;
  January 2000; 50,000
  shares at $6.77 per share         --       --         --     --     338,500          --           --           --      338,500

Common stock issued in
  connection with private
  placement offering,
  net of offering costs;
  February 2000; $3.00
  per share                         --       --    250,000     25     674,975          --           --           --      675,000

Common stock issued in
  connection with private
  placement offering, net
  of offering costs;
  March 2000; $10.00
  per share                         --       --    791,500     79   7,273,650          --           --           --    7,273,729

Series B Preferred Stock
  converted to Common Stock   (885,000)     (88)   885,000     88          --          --           --           --           --

Compensatory common stock
  options issued; 35,000
  shares at prices ranging
  from $7.93 to $13.58
  per share                         --       --         --            352,316          --     (352,316)          --           --

Compensatory common stock
  options issued; 2,173,440
  shares at prices ranging
  from $1.43 to $10.58
  per share                         --                  --         19,326,628          --  (19,326,628)          --           --

Proceeds from satisfaction
  of subscription receivable        --                  --                 --      55,500           --           --       55,500

Options issued in connection
  with the amendment of
  a consulting agreement;
  September 2000; 72,056
  shares; $6.94 per share           --                  --            500,000          --     (500,000)          --           --

Common stock issued at the
  exercise of options,
  December 2000                     --               3,000      1          60          --           --           --           61

Amortize cost of options
  issued to employees                                                                       20,400,483           --   20,400,483

Amortize cost of stock and
  options issued to consultants     --       --         --     --          --          --    1,040,000           --    1,040,000

Dividend on Series A
  preferred stock                   --       --         --     --          --          --           --      (81,250)     (81,250)

Net loss                            --       --         --     --          --          --           --  (33,255,212) (33,255,212)
                               ---------  ------  ---------- ------ ----------- ---------  -----------  -----------  -----------
Balance at December 31, 2000   5,115,000  $  512  10,541,875 $1,054 $44,881,270 $      --  $(4,314,294)$(39,558,975) $ 1,009,567
                               =========  ======  ========== ====== =========== =========  =========== ============  ===========


See accompanying notes to financial statements.

                                   CYTOMEDIX, INC.
                          (a development stage enterprise)

                             Statements of Cash Flows

             Years ended December 31, 2000 and 1999 and for the period from December 11, 1998 (inception) to December 31, 2000

                                                                                                     December 11,
                                                                                                        1998
                                                                                                    (inception) to
                                                                                                     December 31,
                                                                      2000               1999            2000
                                                                ----------------   ---------------   -------------
Cash flows from operating activities:
     Net loss                                                   $    (33,255,212)  $  (6,190,017)    $(39,464,591)
     Adjustments to reconcile net loss to
      net cash used in operating activities:
         Depreciation and amortization                                   115,670           4,055          119,725
         Provision for losses on receivables                             136,050              --          136,050
         Consulting expense recorded for issuance of stock,
           warrants and options under service agreement                7,788,000       1,853,801        9,641,801
         Compensation expense recorded for issuance of
           options under long term incentive plan -
           employees and officers                                     20,400,483         742,500       21,142,983
         Compensation expense recorded for the assumption
           of debt of an officer - related party                              --          67,000           67,000
         Merger expense recorded for issuance of common
           stock in connection with merger with Informatix                    --       2,678,700        2,678,700
         Change in assets and liabilities:
           Accounts receivables                                         (141,239)             --         (141,239)
           Inventory                                                     (22,320)             --          (22,320)
           Other current assets                                          (66,848)        (45,217)        (116,513)
           Other assets                                                 (155,517)             --         (155,517)
           Accounts payable                                              642,480          93,617          759,899
           Accrued expenses                                              168,857          34,024          202,881
           Deferred revenue                                              (56,250)         82,500           26,250
                                                                ----------------   -------------     ------------

               Net cash used in operating activities                  (4,445,846)       (679,037)      (5,124,891)
                                                                ----------------   -------------     ------------

Cash flows from investing activities:
     Purchase of equipment                                              (564,767)        (18,076)        (582,843)
     Cash acquired in merger with Informatix                                  --         398,934          398,934
     Advances to stockholders and related parties                        (94,554)         (5,500)        (100,054)
     Advances (repayments) to employees                                    6,967          (9,511)          (2,544)
     Acquisition costs, pre-closing                                     (721,939)             --         (721,939)
                                                                ----------------   -------------     ------------

               Net cash (used in) provided by investing activities    (1,374,293)        365,847       (1,008,446)
                                                                ----------------   -------------     ------------

Cash flows from financing activities:
     Proceeds from line of credit                                         76,276          23,724          100,000
     Repayments on line of credit and short-term debt                   (119,000)             --         (119,000)
     Payments on capital lease obligation                                (14,633)        (10,768)         (25,401)
     Loans to related party                                              (95,391)             --          (95,391)
     Proceeds from notes payable - stockholders                               --         193,324          193,324
     Repayment of notes payable - stockholders                           (37,969)       (214,500)        (252,469)
     Proceeds from sale of common stock,
       net of offering costs paid                                      8,003,293         445,113        8,448,506
                                                                ----------------   -------------     ------------

               Net cash provided by financing activities               7,812,576         436,893        8,249,569
                                                                ----------------   -------------     ------------

               Net increase in cash                                    1,992,437         123,703        2,116,232

Cash and cash equivalents at beginning of period                         123,795              92               --
                                                                ----------------   -------------     ------------
Cash and cash equivalents at end of period                      $      2,116,232   $     123,795     $  2,116,232
                                                                ================   =============     ============

Cash paid for interest                                          $        16,363    $       4,258     $     20,621
                                                                ================   =============     ============

Cash paid for income taxes                                      $            --    $          --     $         --
                                                                ================   =============     ============


See accompanying notes to financial statements.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999


NOTE 1 - DESCRIPTION OF THE BUSINESS

              NATURE OF OPERATIONS

              The Company, a development stage enterprise, is in the business of providing proprietary, turnkey solutions to the chronic wound care field through its AuTolo-Cure System developed by the founder of the Company. The Company operates in one industry segment, and all of its long-lived assets are located in the United States of America.

              HISTORY

              Cytomedix, Inc., formerly AuTologous Wound Therapy, Inc. and Informatix Holdings, Inc. ("Informatix") (the "Company") was incorporated under the laws of the state of Nevada on June 10, 1987 and reincorporated in the State of Delaware on April 29, 1998. The Company was initially a public shell company, defined as an inactive, publicly-quoted company with nominal assets and liabilities.

              The operations and financial statements of the Company are those of AuTologous Wound Therapy, Inc. ("AuTologous"), an operating company incorporated under the laws of the state of Arkansas on December 11, 1998. AuTologous was merged into the Company on November 4, 1999 at which time the Company changed its name to AuTologous Wound Therapy, Inc. The Company was the surviving legal entity. In connection with the merger, the Company exchanged 50 shares of its common stock and 50 shares of its Series B convertible preferred stock for each issued and outstanding share of common stock of AuTologous after adjusting for a one-for-two reverse common stock split on November 8, 1999. The former stockholders of AuTologous acquired a majority interest in the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              BASIS OF PRESENTATION

              The Company's financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America, and have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

              Since the inception of the Company, management has been in the process of raising capital, hiring personnel, obtaining customers and developing and marketing the Company's product line Accordingly, the Company is a development stage enterprise, as defined in Statement of Financial Accounting Standards No. 7, ACCOUNTING AND REPORTING FOR DEVELOPMENT STAGE ENTERPRISES ("SFAS No. 7"). Under SFAS No. 7, certain additional financial information is required to be included in the financial statements for the period from inception of the Company to the current balance sheet date.

              The combination of the Company and AuTologous has been treated as a recapitalization of the Company. The Company was the legal acquirer in the merger. AuTologous was the accounting acquirer since its stockholders acquired a majority ownership interest in the Company. Consequently, the historical financial information included in these financial statements prior to

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999

              November 1999 is that of AuTologous. All significant intercompany transactions and balances have been eliminated.

              On June 8, 1999 and November 8, 1999, the Company's Board of Directors approved a one thousand-for-one common stock split and one-for-two reverse common stock split, respectively. Stockholders of record on these dates, received one thousand shares of common stock for each share held on June 8, 1999 and one share of common stock for each two shares held on November 8, 1999. All share numbers presented in these financial statements and notes have been adjusted to reflect these stock splits for all periods.

              The recapitalization resulted in the Company's equity accounts being restated based on the ratio of the shares issued to AuTologous' shareholders in the merger. The number of shares restated was equivalent to the number of shares of the Company's common stock issued for each share of AuTologous common stock. While not changing stockholders' deficit in the aggregate, the restatement changed the allocation of capital between par value and additional paid-in-capital. The par value of the Company's common stock is $.0001 per share versus a par value of $.10 per share of common stock for AuTologous.

              LIQUIDITY

              The Company has experienced significant losses and has not been able to generate cash flow from operations since inception. The Company will need to raise substantial additional capital to fund its operations. Management intends to raise sufficient funds through debt and equity financings with third-party investors. There can be no assurances that such funds will be available to the Company at acceptable terms, if at all. Should the plans contemplated by management not be consummated, the Company may have to seek alternative sources of capital or reevaluate its operating plan. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

              USE OF ESTIMATES

              The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

              CONCENTRATION OF CREDIT RISK

              The Company provides credit in the normal course of business and performs ongoing credit evaluations of its customers.

              During the periods presented in these financial statements, the Company maintained cash balances at financial institutions located in both Illinois and Arkansas. At December 31, 2000 and 1999, the amount of funds in accounts not covered under Federal Deposit Insurance Corporation (FDIC) insurance was approximately $2,081,000 and $4,095, respectively. Management does not believe that maintaining balances of these amounts in excess of FDIC insurance resulted in a significant risk to the Company.

              CASH EQUIVALENTS

              The Company considers all highly-liquid instruments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 2000 and 1999, the Company had cash equivalents of $1,612,647 and $0, respectively, included in cash and cash equivalents.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999


              INVENTORY

              Inventory is stated at the lower of its cost or net realizable value. Cost is determined on a first-in-first-out (FIFO) basis.

              PROPERTY AND EQUIPMENT

              Property and equipment are recorded at cost. Property and equipment are depreciated using the straight-line method over their estimated lives, ranging from two to seven years. Equipment under capital leases are stated at the present value of the minimum lease payments. Assets under capital leases and leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases by use of the straight-line method.

              The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards
              (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS
              No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

              OTHER ASSETS

              The Company has deferred approximately $722,000 of direct costs related to the acquisition of Procuren from Curative Health Services. These costs are recorded as other assets at December 31, 2000.


              INCOME TAXES

              The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. This method also requires the recognition of future tax benefits such as net operating loss and credit carryforwards, to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              REVENUE RECOGNITION

              Revenue from the sale of disposable supplies are recognized when shipments are made to the customer. The Company also recognizes revenue for certification and for billing services at the time such services are rendered. Revenue from licensing agreements entered into with hospitals, clinics and wound care facilities for the licensing of technology is deferred upon receipt and then amortized on a straight line basis over the life of the license agreement. The Company deferred all direct incremental costs of each license and is amortizing these costs on a straight line basis over the life of the license agreement. Direct incremental costs include commissions paid to sales agents, amounts paid to consultants hired to perform the on-site training, travel costs and disposable supplies expense incurred in connection with the training.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999


              RESEARCH AND DEVELOPMENT

              Research and development costs are expensed as incurred and were approximately $131,000 and $455,000 in 2000 and 1999, respectively.

              STOCK-BASED COMPENSATION ARRANGEMENTS

              The Company applies the intrinsic value method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations, in accounting for its stock-based grants to employees. Under the intrinsic value method of accounting, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. Statement of Financial Accounting Standards
              (SFAS) NO. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based compensation. The Company applies SFAS No. 123 in accounting for stock-based grants to non employees and provides the disclosure requirement of SFAS No. 123 for stock-based grants to employees.

              LOSS PER SHARE

              Loss per share is calculated in accordance with Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE. Basic loss per share is computed based upon the weighted average number of shares of common stock outstanding for the period and excludes any potential dilution. Diluted earnings per share reflects potential dilution from the exercise of securities into common stock. Outstanding options and warrants to purchase common stock are not included in the computation of diluted loss per share because the effect of these instruments would be anti-dilutive for the loss periods presented. The common shares potentially issuable upon the exercise of these instruments, which were outstanding during the periods presented in the financial statements, are as follows:

                                                       2000           1999
                                                   -------------  -------------

              Options                                 4,425,046      1,497,550

              Warrants                                  276,500        250,000
                                                   -------------  -------------
                                                      4,701,546      1,747,550
                                                   =============  =============

              FAIR VALUE OF FINANCIAL INSTRUMENTS

              The carrying value of accounts receivable, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments.

              RECLASSIFICATIONS

              Certain reclassifications have been made to conform prior year's data to the current presentation. These reclassifications had no effect on reported earnings.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999



              RECENT ACCOUNTING PRONOUNCEMENTS

              In June 1998, Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS NO. 133") was issued, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. As amended, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Adoption of SFAS No. 133 is effective January 1, 2001. We do not expect the adoption of the provisions of SFAS No. 133 to have a material impact on our financial position or results of operations.

              In September 2000, the FASB issued SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES - A REPLACEMENT OF FASB STATEMENT NO. 125 ("SFAS NO. 140"), which revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures, although it continues most of the provisions of SFAS No. 125 without consideration. The provisions of SFAS No. 140 are effective for periods beginning after December 15, 2000. We currently are evaluating the impact, if any, of adopting the provisions of SFAS No. 140. We do not expect the adoption of the provisions of SFAS No. 140 to have a material impact on our financial position or results of operations.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999


NOTE 3 - RECEIVABLES

        Receivables consist of the following at December 31:


                                                                                                 2000          1999
                                                                                             ------------   -----------
        Trade accounts                                                                       $   110,807    $      --
        Stockholders, employees, and advances to affiliates                                      197,989       15,011
        Other receivables                                                                         54,298       23,866
                                                                                              ------------  ------------

                                                                                                 363,094       38,877

        Less allowance for doubtful receivables                                                 (135,050)          --
                                                                                              ------------  ------------

                                                                                             $   228,044    $  38,877
                                                                                              ============  ============

        In July 1999, the Company loaned $5,500 to BDR Consulting, Inc. The loan was originally due and payable on July 1, 2000 and carried interest at the rate of 7.5 percent per annum. At December 31, 2000 the loan is still outstanding and is due on demand.

        The Company loaned an officer $95,391, which is due and payable on demand and bears interest at the rate of 10 percent per annum, and is unsecured. This loan and an advance of $94,554 were utilized to capitalize multiple foreign companies in anticipation of the Company recapitalizing on an international basis. These funds remain in bank accounts in Europe pending such corporate action.

NOTE 4 - PROPERTY AND EQUIPMENT

        Property and equipment consisted of the following at December 31:


                                                                            2000          1999
                                                                         ------------  ------------
        Office furniture and fixtures                                    $  471,487    $   1,090
        Medical equipment                                                    96,347       32,763
        Medical equipment under capital lease                                34,845       34,845
        Leasehold improvements                                               30,786           --
                                                                         ------------  ------------

                                                                            633,465       68,698

             Accumulated depreciation                                      (118,752)      (3,082)
                                                                         ------------  ------------

                 Net                                                     $  514,713    $  65,616
                                                                         ============  ============

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999


NOTE 5 - LINE OF CREDIT

        On December 9, 1999, the Company obtained a line of credit from First State Bank. The loan agreement provides for a maximum aggregate borrowing limit of $75,000 with advances made against, and secured by, machines purchased for use in the AuTolo-Cure System. On April 3, 2000 the loan was refinanced and the line of credit was increased to $100,000. The line is due on demand, bears an interest rate of 8% per annum and matures on January 8, 2001 if no demand has been made before then. The loan was retired prior to December 31, 2000.

NOTE 6 - CAPITAL LEASE OBLIGATIONS

        During 1999, the Company entered into agreements to lease medical equipment in the amount of $51,595. As of December 31, 2000 and 1999, the Company was obligated on these leases in the amount of $26,194 and $40,827, respectively. These borrowings bear interest at rates ranging from approximately 14% to 16% per annum, are payable in equal monthly installments of $1,765, consisting of principal and interest payments, and mature between February and May 2002. The equipment has been pledged as collateral for the leases.

        The following is a schedule of future minimum lease payments required under the capital leases together with the present value of the net minimum lease payments as of December 31, 2000:

                2001                                         $ 21,176
                2002                                            8,056
                                                             -----------

                     Total minimum lease payments              29,232

                Less amount representing interest               3,038
                                                             -----------

                     Present value of net minimum
                     lease payments                            26,194

                  Less amount due within one year              18,470
                                                             -----------

                         Noncurrent portion                  $  7,724
                                                             ===========

NOTE 7 - MANDATORILY REDEEMABLE PREFERRED STOCK

        In November 1999, the Company issued 1,625,000 shares of Series A 5% cumulative preferred stock in satisfaction of notes assumed with a principal and accrued interest balance of $1,525,000 and to satisfy investment banking fees owed in the amount of $100,000 in connection with a 1998 private placement of its equity securities. The Series A preferred stock has a par value of $.0001 per share, a liquidation preference of $1.00 per share and pays a 5% cumulative dividend on the liquidation value. The Series A preferred stock has a mandatory redemption feature, whereby at the earlier of seven years after issuance or the time the Company meets certain performance criteria, the Company is obligated to redeem the shares in cash at the liquidation value plus all accrued and unpaid dividends. The Company may, in its sole discretion, pay the dividends in cash or in common stock of the Company. Each share of Series A preferred stock has one vote in all matters voted on by holders of

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999


         the common stock of the Company. As of December 31, 2000 and 1999, the Company had accrued cumulative preferred dividends in the amount of $94,384 and $13,134, respectively.

NOTE 8 - INCOME TAXES

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities reflected on the financial statements and the amounts used for income tax purposes and net operating loss carryforwards. The tax effects of temporary differences and net operating loss carryforwards that give rise to significant portions of the deferred tax assets recognized as of December 31, 2000 and 1999 are presented below:

                                                                                           2000               1999
                                                                                     ------------------  ---------------
        Deferred tax assets:
            Common stock, warrants and options issued to employees
               and consultants                                                       $   12,782,000      $   1,555,000
            Other                                                                            87,000             21,000
            Deferred tax assets from Informatix                                             751,000            802,000
            Net operating loss carryforwards:
                 Autologous                                                                     --             203,000
                 Cytomedix                                                                1,959,000            627,000
                                                                                     ------------------  ---------------
                                                                                         15,579,000          3,208,000
        Less valuation allowance                                                        (15,579,000)        (3,208,000)
                                                                                     ------------------  ---------------

                      Total deferred tax assets                                      $           --      $           --
                                                                                     ==================  ===============


        Income tax benefit for the years ended December 31, 2000 and 1999 consists of the following:


                                                                                         2000                 1999
                                                                                   -----------------    ---------------
        Deferred:
            Federal                                                                $    10,178,000      $    2,021,000
            State                                                                        1,064,000             353,000
            Tax benefit of net operating loss
                  carryforward                                                           1,129,000             830,000
            Increase in valuation allowance                                            (12,371,000)         (3,204,000)
                                                                                   -----------------    ---------------
                   Total                                                           $            --      $           --
                                                                                   =================    ===============


        The Company has loss carryforwards of approximately $5,160,000 as of December 31, 2000 that may be offset against future taxable income. The carryforwards will expire between 2018 and 2020. Utilization of these carryforwards may be subject to annual limitations based upon previous significant changes in stock ownership. Management has determined that realization of deferred tax assets is less likely than not and accordingly has established a valuation allowance of $15,579,000 and $3,208,000 at December 31, 2000 and 1999,
        respectively. The valuation allowance against deferred tax assets increased by $12,371,000 and $3,204,000 in 2000 and 1999, respectively.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999



        The following table presents the principal reasons for the difference between the Company's effective tax rates and the United States statutory income tax rate.

                                                                                            2000              1999
                                                                                       ----------------  ---------------
        U.S. Federal statutory income tax                                                         34%               34%

        Federal income tax benefit at statutory rate                                  $   11,306,500         2,104,600
        State and local income tax benefits, net of effect of federal benefit              1,274,700           126,300
        Nondeductible compensation for stock, options and warrants issued to
            employees and consultants                                                             --          (472,000)
        Change in rate                                                                      (163,600)               --
        Other                                                                                (46,200)                --
        Valuation allowance for deferred income tax benefit                              (12,371,400)       (1,758,900)
                                                                                       ----------------  ---------------

                 Income tax expense                                                   $           --                --
                                                                                       ================  ===============

                 Effective income tax rate                                            $           --%               --%
                                                                                       ================  ===============


NOTE 9 - CAPITAL STOCK ACTIVITY

        A summary of capital stock transactions, which has been restated for a recapitalization, follows:

        On December 11, 1998, the Company issued 5,000,000 shares of common stock and Series B Preferred Stock for an aggregate purchase price of $100.

        On March 8, 1999, the sole shareholder of the Company returned 250,000 shares of common stock and Series B Preferred Stock to the Company to be reserved for issuance under a consulting and marketing agreement with Sigma Health Care Consulting.

        On April 29, 1999, the Company and its sole shareholder entered into an agreement with Quasar Investments, LLC whereby the sole shareholder returned 500,000 shares of common stock and Series B Preferred Stock to the Company to be held for a private placement offering through the efforts of Quasar Investments, LLC.

        On June 8, 1999, the Company amended its Articles of Incorporation changing the par value of its common stock to $.01 per share and authorizing the issuance of up to 1,000,000 shares of common stock.

        On June 8, 1999, a shareholder of the Company returned 1,000,000 shares of common stock and Series B Preferred Stock to the Company to be reserved for issuance under the Non-Qualified Stock Option Plan.

        In October 1999, the Company completed a private placement offering of 250,000 shares of common stock and Series B Preferred Stock for an aggregate purchase price of $500,000. Costs related to this offering amounted to $54,862.

        On October 29, 1999, the Company and BDR Investment Partnership amended the February 23, 1999 consulting agreement whereby the Company issued 2,500,000 shares of common stock and Series B Preferred Stock to BDR Investment Partnership in exchange for amendment of the agreement. This resulted in the Company

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999



        recording deferred consulting fees of $5,000,000, which will be amortized over the five-year term of the agreement. As of December 31, 2000 and 1999, the Company had amortized $1,166,667 and $166,667, respectively, of the deferred consulting fees.

        On November 4, 1999, the Company consummated a plan of merger and reorganization with AuTologous whereby the Company remained the surviving legal entity. The reverse merger has been accounted for as a recapitalization. At the time of the merger, the Company had 2,212,375 shares of its common stock issued and outstanding. After adjusting for a one-for-two reverse common stock split on November 8, 1999, the merger resulted in the exchange of 50 shares of the Company's common stock and 50 shares of the Company's Series B convertible preferred stock for each share of AuTologous common stock. Each warrant and option outstanding was exchanged for a similar warrant or option to acquire 50 shares of the Company's common stock and 50 shares of Series B convertible preferred stock. In conjunction with the merger, AuTologous rescinded its right of first refusal upon the sale of shares of its common stock between certain stockholders. The merger also called for the Company to raise minimum gross proceeds of $1,200,000 from the sale of its common stock within one year of the merger in one or more private placements. In connection with the merger, 400,000 shares of common stock were issued as payment for investment banking fees which resulted in the Company recording merger costs of $1,568,000. The Company also issued options to consultants to purchase 290,000 shares of its common stock with an exercise price of $4.00 and terms of five years. The options were valued at $3.83 per share, using the Black-Scholes model, which resulted in the Company recording additional merger costs of $1,110,700.

        Holders of Series B preferred stock are not entitled to any dividends. Each share of Series B preferred stock has one vote on all matters voted on by holders of the common stock of the Company. The Series B preferred stock is subject to mandatory conversion, whereby if the Company raises gross proceeds of $1,200,000 or more from the sale of its common stock within one year of the issuance of the Series B preferred stock, then for every share of common stock issued by the Company in the raising of the $1,200,000, the Company will convert three shares of Series B preferred stock into three (3) shares of common stock of the Company. In February and March of 2000 the Company completed two private placements of its common stock (see below). These offerings met the terms as agreed to in the plan of merger and reorganization through the issuance of 295,000 shares to outside investors and, therefore, the Company converted 885,000 shares of the Series B preferred stock into 885,000 shares of common stock of the Company.

        In May 1999, the President of the Company loaned the Company $25,000. The founder and majority shareholder of the Company guaranteed the loan on behalf of the Company by pledging three percent of the Company's outstanding common stock as collateral. The Company did not repay the loan and in October 1999, the President received three percent of the outstanding stock of the Company, 150,000 shares, from the founder of the Company in exchange for the promissory note for the loan.

        In February 2000, the Company completed a private placement offering to one accredited investor. The private placement offering was for 250,000 shares of the Company's common stock at $3.00 per share. In connection with the private placement offering, the Company paid an investment banking fee of 10% of the gross proceeds.

        In March 2000, the Company completed a private placement offering of its common stock. The Company sold 771,500 shares of its common stock at $10.00 per share, raising gross proceeds of $7,715,000. In connection with this private placement, the Company paid investment banking fees of

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999



        approximately $441,000. In addition, 20,000 shares of the Company's common stock were issued to two separate investment bankers as placement fees; and immediately exercisable warrants for 26,500 shares of common stock at an exercise price of $10 per share were issued as a placement fee pursuant to an agreement between The Kriegsman Group (Kriegsman) and the Company, based on gross funds raised by Kriegsman. This private placement also completed the requirements of the Agreement of Merger and Reorganization between the Company and old AuTologous Wound Therapy, whereby the Company was required to raise gross proceeds of $1,200,000 in a series of private placements over one year following the merger. The merger agreement called for the conversion of three shares of Series B preferred stock into three shares of the Company's common stock for each share of common stock sold in private placements to raise the $1,200,000. Therefore, the Company issued 885,000 shares of its common stock in conversion of 885,000 shares of Series B preferred stock.

NOTE 10 - LONG-TERM INCENTIVE PLAN

        On June 8, 1999, the Company adopted a Nonqualified Stock Option Plan (the NSO Plan) which provides for the granting of options to employees, officers, directors and consultants of the Company. The number of shares of common stock which can be purchased under this plan is limited to 1,000,000 shares, adjustable for changes in the capital structure of the Company. The exercise prices of the options granted under the NSO Plan are to be determined by the Board of Directors or other NSO Plan administrators on the date the option is granted. The expiration date for an option granted shall be determined at the discretion of the Board of Directors and shall not expire later than ten years after date of grant.

        In October, 2000 the Board approved the Long-Term Incentive Plan (the
        Plan) covering its employees, directors, officers, consultants and independent contractors, which amended and restated the NSO Plan. The Plan provides for the compensation committee of the board of directors to have authority over all aspects of the plan and for each award granted. All options and grants made under the former NSO Plan are now subject to the new Plan, which provides for awards of stock appreciation rights, options and incentive options, unit grants, dividend equivalents and restricted stock. The Plan is limited to making awards up to 15% of the fully diluted common stock of the Company as of the effective date of board approval of the Plan. At December 31, 2000, 6,000,000 shares of common stock have been reserved for issuance under the Plan, including 3,471,894 shares available for future grants.

        Any options which have not been exercised prior to termination of services will be deemed canceled immediately as a result of resignation or dismissal and after 180 days subsequent to death or disability. The Company will incur compensation expense to the extent that the market value of the stock at the date of grant to employees exceeds the amount the grantee is required to pay for the options.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999



        The Company follows the provisions of SFAS No. 123. As permitted under SFAS No. 123, the Company has continued to follow APB 25 in accounting for its stock-based compensation to employees. Had compensation expense for the years ended December 31, 2000 and 1999 been determined under the provisions of SFAS No. 123, the Company's net loss and net loss per share would have differed as follows:

                                                 2000                             1999
                                   ---------------------------------  ------------------------------
                                       NET LOSS         PER SHARE        NET LOSS       PER SHARE
                                   -----------------  --------------  ---------------  -------------
        As reported               $  (33,336,462)    $    (3.26)     $   (6,203,151)  $    (0.93)
                                   =================  ==============  ===============  =============

        Pro forma                 $  (49,741,848)    $    (4.86)     $   (6,115,776)  $    (0.92)
                                   =================  ==============  ===============  =============


        These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be issued in future years. The estimated fair value of each option granted is calculated using the Black-Scholes option pricing model. The following summarizes the weighted average of the assumptions used in the model.

                                                                                               2000            1999
                                                                                          --------------  -------------
        Risk free rate                                                                          5.08%           4.72%
        Expected years until exercise                                                          10.29            9.33
        Expected stock volatility                                                             107.00%         200.00%
        Dividend yield                                                                           --               --
                                                                                           ==============  =============

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999


        Stock option activity during the periods indicated is as follows:

                                                                                                        WEIGHTED-AVERAGE
                                                                                           NUMBER OF        EXERCISE
                                                                                            SHARES            PRICE
                                                                                        ----------------  --------------
        Balance at December 31, 1998                                                              --     $       --

           Granted                                                                           1,497,550         0.99
                                                                                        ----------------  --------------

        Balance at December 31, 1999                                                         1,497,550         0.99

           Granted                                                                           2,940,496         6.31
           Cancelled                                                                           (10,000)        5.00
           Exercised                                                                            (3,000)        0.02
                                                                                        ----------------  --------------
        Balance at December 31, 2000                                                        4,425,046    $     4.52
                                                                                        ================  ==============


        The following table summarizes information about fixed stock options outstanding:

                                                 OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                                   -------------------------------------------------  ----------------------------------
                                     NUMBER OF        WEIGHTED
                                    OUTSTANDING        AVERAGE           WEIGHTED         NUMBER             WEIGHTED
                                     SHARES AT        REMAINING          AVERAGE       EXERCISABLE           AVERAGE
           RANGE OF EXERCISE        DECEMBER 31,      CONTRACT           EXERCISE      AT DECEMBER           EXERCISE
                  PRICES                2000            LIFE              PRICE          31, 2000             PRICE
        -------------------------  ---------------  --------------     -------------  ---------------      -------------
                 $0.02                   997,000         6.93         $    0.02             997,000       $   0.02
                 $1.00                   135,000         3.76              1.00             135,000           1.00
             $2.00 - $4.00             1,036,550         3.91              3.89           1,036,550           3.89
             $5.00 - $7.00             2,184,440         9.76              6.99           2,174,440           7.00
                 $7.69                    72,056         3.83              7.69              72,056           7.69
                                   ---------------  --------------     -------------  ---------------      -------------
                                       4,425,046         7.47         $    4.52           4,415,046       $   4.52
                                   ===============  ==============     =============  ===============      =============

        In 1999 the Company incurred $1,485,000 of compensation expense in connection with the issuance of 750,000 options to employees under the Company's stock option plan. The exercise prices were 1% of the fair market value of the underlying common stock and therefore the Company has recorded the issuances of these options in the same manner as if common stock had been granted. The $1,485,000 has been expensed as compensation for services rendered ratably over the two-year period ending December 31, 2000 as services were rendered by the employees.

        In 1999 the Company recorded consulting expense in the amount of $379,350 in connection with the issuance of options to purchase 135,000 shares of stock in exchange for cancellation of its commission agreement with Bennett Medical, LLC ("BMI"). BMI also received warrants to acquire

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999



        250,000 shares of common stock with an exercise price of $.0002 per share. Upon exercise of the warrants, BMI is entitled to receive one option with an exercise price of $.02 per share for every warrant share exercised.

        In 1999 the Company recorded consulting expense in the amount of $393,000 in connection with the issuance of options to purchase 50,000 shares of stock to Little Rock Foot Clinic in exchange for cancellation of its consulting agreement with Little Rock Foot Clinic. The options have an exercise price of $2.50 per share and a term of five years.

        In 1999 the Company recorded consulting expense in the amount of $41,934 in connection with the issuance of options to purchase 22,550 shares of its common stock with exercise prices ranging from $2.00 to $5.00 and with a term of five years.

        In 1999 the Company recorded merger costs in the amount of $1,110,700 for options to acquire 290,000 shares of common stock issued to consultants in connection with the merger with AuTologous. The options have an exercise price of $4.00 per share and a term of five years.

        During fiscal year 2000, the Company issued 600,000 options to Kriegsman according to the terms of the agreement. The Company recorded consulting expense in the amount of $6,409,500 in connection with the issuance of these options. In addition, Kriegsman was issued warrants for 26,500 shares of the Company's common stock as per its agreement with the Company. The issuance of these warrants was considered to be a cost of raising capital. Therefore, the warrants were recorded as an increase and corresponding decrease to additional paid-in capital.

        The Company recorded consulting expense in the amount of $338,500 in connection with the issuance of options to purchase 50,000 shares of common stock granted to Sigma Healthcare Consulting in January 2000. The options have an exercise price of $4.00 per share and a term of five years.

        In March 2000, the Company issued options to purchase 1,600,000 shares of its common stock to four new executives under their respective employment agreements with the Company. In addition, in June 2000, the Company issued options to purchase 400,000 shares of its common stock to two new executives under their respective employment agreements with the Company. All the aforementioned options have an exercise price of $7.00 per share. The deferred compensation related to these options is being amortized ratably over their respective three year vesting periods, ending on either December 31, 2002 or June 30, 2003, according to the respective agreements. However, in December 2000, the board of directors passed a resolution accelerating the vesting to the date of the resolution. Accordingly, all remaining deferred compensation was expensed in December 2000.

        The 2,000,000 options issued to the Company's executives are subject to anti-dilution provisions, which will prevent the value of the options from being reduced should the Company issue any type of equity security, or act in any other way that would immediately reduce the value of the options. Therefore, as a result of the March 2000 private placement, the Company was required under the anti-dilution provisions to issue 173,440 additional options to four of the six new executives. The options to purchase shares of common stock expire ten years from the date each option becomes exercisable. The Company recorded $19,326,628 of deferred compensation in connection with the 2,173,440 options issued to the six new executives. As of December 31, 2000, the Company had amortized the entire amount of the deferred compensation due to the accelerated vesting noted above.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999



        During the first quarter of 2000, the Company issued options to purchase 45,000 shares of its common stock to other employees. These options have exercise prices ranging from $4.00 to $5.00 per share. The options all carry terms of five years from the date of issuance, and vest 12 months after issuance. The Company recorded $478,063 of deferred compensation in connection with the issuance. During the year, two of the employees left the Company and forfeited, collectively, the options to purchase 10,000 shares. The deferred compensation was reduced by $125,750 due to the forfeitures. During 2000 the Company expensed $331,355 of the deferral. The remaining balance of $20,958 will be ratably expensed over the remaining vesting period.

        In September 2000, the Company and BDR Consulting, Inc. ("BDR") amended their consulting agreement. As consideration for the amendment, the Company granted BDR an option to purchase 72,056 shares of the Company's common stock, with an exercise price of $7.69 per share. The option expires on October 31, 2004. The Company recorded deferred compensation cost of $500,000 for the value of the option, which it will amortize on a straight-line basis through October 31, 2004. At December 31, 2000, $460,000 of this amount was included in deferred compensation.

NOTE 11 - SUPPLEMENTAL CASH FLOW DISCLOSURES - NONCASH TRANSACTIONS

        In 1999, the Company entered into capital leases to acquire property and equipment in the amount of $51,595.

NOTE 12 - RELATED PARTY TRANSACTIONS

        BDR is the managing member of, and significant investor in, Quasar Investments, LLC which owns a controlling interest in the Company. BDR through a voting trust agreement, is entitled to vote on matters relating to election of directors, mergers, sale and liquidation of the Company on behalf of Quasar Investments, LLC. As of December 31, 2000, Quasar Investments, LLC controlled 28.5% of the outstanding stock of the Company.

        BDR Consulting Inc. is also affiliated with BDR Investment Partnership through common ownership. The principal in both entities provided consulting services to the Company amounting to $72,000 and $25,000 for the periods ended December 31, 2000 and 1999, respectively.

        On February 23, 1999, the Company and BDR Consulting, Inc. ("BDR") entered into a consulting agreement. The agreement called for BDR to provide contacts, potential investors, expertise in marketing, general business and certain legal services required by the Company. Initially, the Company was to pay a consulting fee of ten percent of the gross value of any contracts entered into with a party introduced by BDR. On October 28,1999, BDR assigned its rights to the consulting fees to BDR Investment Partnership.

        On October 29, 1999, the Company and BDR entered into a subsequent consulting agreement, providing for BDR to receive compensation based on the annualized gross revenues. This agreement was amended in September 2000, has a term of five years from the date of amendment, and provides for the monthly consulting fee to be capped at $10,000, based on meeting certain revenue targets.

        The founder and sole stockholder of the Company, the Company and Quasar Investments, LLC entered into an agreement on April 27, 1999, which was subsequently amended October 29, 1999, amending an earlier option agreement between the founder and Quasar Investments, LLC. Under the

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999



        amended agreement, the Company is to pay the founder a royalty of five percent of the gross profit derived from the sale, license or other exploitation of the intellectual property of the Company, payable thirty days after the end of each quarter, in exchange for the founder delivering fifty-one percent of the issued and outstanding common stock of the Company held by the founder to Quasar Investments, LLC and the assignment of certain intellectual property rights to the Company. The royalty would be limited to $1,000,000 in the aggregate during any four consecutive quarters. The agreement also calls for the founder to be paid a consulting fee of $50,000 per year until royalty fees exceed $150,000 per year.

        On June 8, 1999, the principal stockholders and the Company entered into an agreement whereby the principal stockholders would be required to give the Company the right of first refusal to purchase their stock if any of those stockholders desired to sell their stock to anyone other than the stockholders involved.

        On September 1, 1999, the Company granted options to purchase 250,000 shares of the Company's common stock to the President of the Company, 350,000 shares of the Company's common stock to the Chief Operating Officer of the Company and 150,000 shares to the Vice President of Technical Operations. The exercise price for each issuance was $.02 per share. These three officers were also Directors of the Company at the time of the grants. None of the three are either officers or directors as of December 31, 2000.

        During 1999, the Company was advanced funds by stockholders of the Company to meet working capital requirements. The advances are payable on demand with interest rates ranging from .05% to 1% per annum. In July 1999, the Company and stockholders agreed to waive the interest payable.

NOTE 13 - OPERATING LEASES

        The Company has various lease agreements for offices and personal property. These obligations extend through 2003. Most leases contain renewal options and some contain purchase options. For the years ended December 31, 2000 and 1999, the Company incurred rent expense of $215,787 and $28,318, respectively.

        The Company recorded a reserve of approximately $86,000 in fiscal year 2000 for its remaining lease obligation related to its abandoned office space in Little Rock, Arkansas.

        The following is a schedule, by year, of minimum rentals required under operating leases:

                            YEAR                        AMOUNT
                                                     ------------
                            2001                    $    203,144
                            2002                         195,827
                            2003                          81,675
                                                     ------------

                                   Total            $    480,645
                                                     ============

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999




NOTE 14 - COMMITMENTS AND CONTINGENCIES

        On March 8, 1999, and subsequently amended on January 13, 2000, the Company and Sigma Health Care Consulting, Inc. ("Sigma") entered into a consulting agreement whereby Sigma would use its contacts to sell licenses of the AuTolo-Cure System. The amended agreement called for Sigma to receive a one-time payment of $3,000 for its efforts to place systems, a commission of approximately 22% of the license fee received by the Company for every license Sigma sells in the future, and an option to purchase 50,000 shares of the Company's common stock for an exercise price of $4 per share with a term of five years.

        On September 22, 1999, the Company, Keith Bennett, M.D. ("Bennett") and Bennett Medical, LLC ("BMI") entered into a service agreement whereby Bennett and BMI agreed to test the AuTolo-Cure TM System on 75 cases on behalf of the Company. The Company was obligated to provide operational and technical support in connection with the technology. As compensation for the clinical trials, Bennett and BMI retained all professional fees associated with the trials and received a warrant to purchase up to 250,000 shares of the Company's common stock upon completion of the trials. The warrant may be exercised at any time after January 1, 2000 and is exercisable through September 22, 2004. The exercise price of the warrant is $.0002 per share of underlying common stock. Upon exercise of the warrant, BMI will be entitled to participate in the Nonqualified Stock Option Plan on a one-for-one basis with the number of shares exercised under the warrant (up to 250,000 shares). The options have a term of five years and an exercise price of $.02 per share. BMI will also act as a sales agent for the lease of equipment, licensing fees, sale of disposable supplies and training services for the Company. The agreement calls for BMI to receive a commission of twenty-five percent of the gross profit from these sales and licenses to customers designated in their sales territory and to receive a commission of five percent of the gross profit for sales and licenses to certain designated customers. On October 29, 1999, the Company and BMI amended the commission agreement whereby BMI waived the five percent commission on the gross profit of sales and licenses to certain designated customers in exchange for an option to purchase 135,000 shares of common stock of Informatix at an exercise price of $1.00 per share. The number of shares and the per share amount for the option to purchase 135,000 shares of Informatix common stock reflects the recapitalization and subsequent reverse stock split affected by the Company in connection with its merger with AuTologous. As of December 31, 1999, BMI had completed the 75 trials under the agreement. In 1999 the Company recorded consulting expense in the amount of $872,850 for the difference in price between the exercise price of the warrant and option and the fair market value of the common stock of $1.68 and $1.81 for the warrants and options, respectively, determined using the Black-Scholes model.

        On September 23, 1999, the Company and Little Rock Foot Clinic ("LRFC") entered into an agreement whereby the Company will pay a commission equal to five percent of the gross profit earned on any sales, licenses or training that LRFC is directly responsible for providing to the Company. The Company licensed one machine to LRFC for an unlimited period, at no charge, in return for being the first commercial operation to utilize the process. In November, 1999, the Company and LRFC amended the commission agreement, whereby the Company issued options to purchase 50,000 shares of the Company's common stock in exchange for amending the commissions payable under the agreement for license sales made by LRFC. The options have an exercise price of $2.50 per share and vest immediately. In October 2000, LRFC terminated the license agreement and returned the machines.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999



        The Company entered into a royalty agreement dated April 27, 1999, as amended October 29, 1999 for the assignment of certain intellectual property. The Company agreed to pay a royalty equal to 5% of the gross profit derived from the sale or use of the intellectual property rights, not to exceed $1,000,000 in any four consecutive quarter. The Company also has a consulting arrangement with the same party which provides for a maximum payment of $50,000 per year until such time as the royalties exceed $150,000 during any four consecutive calendar quarters.

        On January 12, 2000, the Company and The Kriegsman Group ("Kriegsman") entered into a three-year consulting agreement, whereby Kriegsman agreed to assist the Company in recruiting members for its board of directors, advisory board and senior executives to complete the Company's management team. In consideration for these services, Kriegsman received a non-refundable consulting fee of $25,000 and is entitled to additional consulting fees up to a maximum of $25,000 per month if certain conditions of the agreement are met. The monthly consulting fee will commence once these conditions are met and continue over the term of the agreement. For signing the agreement in January 2000, Kriegsman received options to purchase 150,000 shares of common stock of the Company. The options have a term of five years and an exercise price of $4.00 per share. The Company has agreed to register the common stock underlying these options under certain conditions as outlined in the agreement. Kriegsman is also entitled to receive additional options to purchase up to a maximum of 450,000 shares of common stock with a term of five to eight years and an exercise price of $4.00, based on Kriegsman meeting certain performance criteria as outlined in the agreement, or alternatively, upon the first and second anniversary dates of the agreement. The Company agreed that Kriegsman met certain of his performance obligations and in March 2000 issued to him options to purchase 275,000 shares of its common stock. In September 2000, the Company agreed that Kriegsman's remaining contractual conditions had been met and therefore issued 175,000 options to Kriegsman as required by the agreement. The agreement also calls for Kriegsman to receive a fee of 8% of the proceeds raised from any equity or debt placement initiated by Kriegsman. In March 2000, Kriegsman raised $2,650,000 and consequently received a fee of approximately $213,000. The Company has also agreed to issue Kriegsman warrants representing the rights to purchase 10% of the shares issued in the equity placement (or shares into which debt is convertible). Thus, the Company issued to Kriegsman warrants for 26,500 shares of its common stock with an exercise price equal to the offering price of $10.00 per share. The warrants have a term of five years. In the event Kriegsman arranges for the merger, sale or acquisition of the Company, then all remaining outstanding options shall immediately vest and Kriegsman will be paid a success fee on the closing of the transaction equal to 6% of the value of the consideration received in such transaction by the Company or its stockholders.

        On January 24, 2000, the Company entered into two development rights agreements. The five-year agreements give exclusive marketing and sales territories to two companies to market and sell licenses for the AuTolo-Cure(TM) System. The agreement specifies the companies will receive a commission equal to 29% of the sales price for each license they place. The agreement also requires the companies to sell a minimum number of licenses. Failure to sell the minimum number of licenses gives the Company the right to terminate the agreement. In July 2000 the owner of one of the Companies signed an agreement terminating all rights under the original development rights agreement, and subsequently was employed by the Company. The other development rights agreement remained in effect at December 31, 2000.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999


NOTE 15 - SUBSEQUENT EVENT (UNAUDITED)

        PROCUREN BUSINESS PURCHASE

        In January 2001, the Company purchased from Curative Health Services, Inc. ("Curative") all inventories, leasehold improvements and certain other assets including the intellectual property rights related to development and production of Curative's chronic wound treatment agent, Procuren. In addition, the Company agreed to retain some 50 of Curative's employees associated with Procuren production. The purchase price was approximately $3.9 million plus the assumption of certain liabilities. Simultaneous with the purchase agreement, the Company entered into supply and royalty agreements with Curative. Under the supply agreement, Curative retains the right to continue selling Procuren to third party end users in the United States, and the Company is responsible for supplying 100% of the production of Procuren to Curative and cannot sell Procuren to anyone other than Curative in the United States for the term of the agreement. The Company is restricted to selling Procuren to Curative at fixed prices based on the number of units sold to Curative plus 50% of certain facility lease costs and expenses. The Company is free to sell Procuren to anyone outside of the United States with no price restrictions. The supply agreement will remain in effect until the Company acquires Food and Drug Administration ("FDA") approval for marketing Procuren in the United States. Under the royalty agreement, the Company will pay a royalty to Curative for sales to customers other than Curative equal to 3% of sales of Procuren in certain countries so long as the Company retains patent rights for Procuren within those countries. The Company will also pay a royalty to Curative for sales made to customers other than Curative equal to 6% of sales of products developed through the Procuren intellectual property purchased in the asset purchase agreement, up to $300 million in sales of the developed product, at which time the royalty becomes 5% of sales. The royalty will also apply to sales of Curative, if the Company acquires marketing approval from the FDA for Procuren.

        In connection with the Procuren business purchase, the Company raised $2,100,000 through the issuance of three $700,000, 10% convertible secured promissory notes to outside investors in private placements and issued a $1,682,571, 10% convertible secured promissory note to Curative. The notes mature on April 15, 2001, accrue interest at 10 percent per annum, payable monthly in arrears, have anti-dilution rights, registration rights and give the holders of the notes right of first refusal for future equity offerings so long as any portion of the principal or accrued interest remains outstanding. The notes also contain covenants that restrict the Company, without prior written consent from the holders, from (1) issuing distributions, (2) initiating any stock buy-back programs, (3) entering into any additional debt or capital lease obligations, (4) selling corporate assets, (5) advancing money to affiliated individuals or companies, and (6) entering into any agreement to guarantee or indemnify the indebtedness of another. The holders also have the right to send a non-voting representative to all board of directors meetings. The principal amount of the notes, or any part of the principal remaining outstanding, may be converted at any time into shares of the common stock of the Company at a conversion price of the lesser of $1.00 per share or a price per share equal to 80% of the three lowest intraday sale prices during the twenty trading days immediately proceeding the date of conversion. The fixed conversion price is subject to adjustment if the Company issues securities that are dilutive to the holders of the conversion shares. In the event of default, the notes become immediately due, the interest rate increases to fifteen percent, per annum, the holder becomes entitled to receive 120 percent of the principal amount outstanding and the fixed conversion price is reduced to $0.50 per share.

                                 CYTOMEDIX, INC.
                        (a development stage enterprise)

                         Notes to Financial Statements

                           December 31, 2000 and 1999



        Attached to each of the $700,000 10% convertible secured promissory notes is a warrant agreement for each holder to purchase 250,000 shares of the Company's common stock at an exercise price of the lesser of $0.50 per share or a price per share equal to the average of the three lowest intraday sale prices during the twenty trading days immediately proceeding the date of exercise. Attached to the Curative $1,682,571 10% convertible secured promissory note is a warrant agreement which entitles Curative to purchase 600,846 shares of the Company's common stock at an exercise price of the lesser of $0.50 per share or a price per share equal to the average of the three lowest intraday sale prices during the twenty trading days immediately proceeding the date of exercise. The warrants all vest immediately, have a term of 10 years from the date of issuance, and provide for anti-dilution and registration rights.

        If the Company fails to register the securities underlying these convertible promissory notes and warrants within 120 days of the closing of the note agreements, the Company is required to pay a fee, in cash or common stock of the Company, equal to one percent of the outstanding principal amount of the notes for the first 30 day period, then two percent for each 30 day period thereafter.

        In conjunction with the $2,100,000 debt financing, the Company issued a total of 375,000 warrants to two individuals as placement fees. The terms of these warrants are substantially equivalent to the warrants issued in the debt financing.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


         Set forth below is certain selected unaudited condensed combined financial information showing the pro forma effects of the acquisition on January 2, 2001 by Cytomedix, Inc. of certain assets and the assumption of certain liabilities from Curative Health Services, Inc. related to the development and production of Curative's chronic wound care treatment agent, Procuren, herein referred to as Procuren(R) Operations. We have derived the pro forma financial data from Cytomedix's audited financial statements and Procuren(R) Operations' audited financial statements, each as of and for the year ended December 31, 2000. No events occurred between December 31, 2000 and January 2, 2001 that materially affected the financial position or results of operations of either Cytomedix, Inc. or Procuren(R) Operations. Accordingly, pro forma financial data for the three-month period ended March 31, 2001 is not presented.


         The pro forma condensed combined statement of operations is presented as if the purchase of the assets, the issuance of the promissory notes, and the grant of the warrants to purchase Cytomedix common stock had occurred as of the beginning of the period presented.


         The pro forma condensed combined financial information is not necessarily indicative of the results of operations Cytomedix would have obtained had the acquisition of Procuren(R) Operations and the promissory note issuance been completed as of the beginning of the period presented. Accordingly, actual results will differ from the pro forma results, and the differences may be material. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the separate historical financial statements and the notes thereto appearing elsewhere in this Form SB-2 or incorporated elsewhere in this Form SB-2 by reference.

                                 CYTOMEDIX, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 2000



                                                     Cytomedix,      Procuren       Pro Forma
                                                         Inc.       Operations      Adjustments     Pro Forma
                                                     ----------     ----------      -----------     ---------
                                                                                     Unaudited       Unaudited
Revenues                                          $    318,819     $ 7,020,440     $                $  7,339,259

Cost of sales                                           61,952       5,202,187                         5,264,139
                                                  ------------     -----------                      ------------
     Gross margin                                      256,867       1,818,253                         2,075,120

Selling, general, and administrative expenses       33,724,748       3,766,683        758,450(a)      38,249,881
                                                  ------------     -----------                      ------------
     Loss from operations                          (33,467,881)     (1,948,430)                      (36,174,761)
                                                  ------------     -----------                      ------------

                                                                                    1,185,000(c)
Other (income) expense                                                                378,257(b)
     Interest expense                                   16,363                      3,782,571(d)       5,362,191
     Other, net                                       (229,032)                                         (229,032)
                                                  ------------     -----------                      ------------
                                                      (212,669)             --                         5,133,159
                                                  ------------     -----------                      ------------

          Net loss                                 (33,255,212)     (1,948,430)                      (41,307,920)

Dividend on Series A preferred stock                    81,250              --                            81,250
                                                  ------------     -----------                      ------------

          Net loss applicable to common
            stockholders                          $(33,336,462)    $(1,948,430)                     $(41,389,170)
                                                  ============     ===========                      ============

Basic and diluted loss per common share           $      (3.26)                                     $      (4.04)
                                                  ============                                      ============

Weighted average shares outstanding                 10,240,532                                        10,240,532
                                                  ============                                      ============



The accompanying notes are an integral part of this unaudited pro forma condensed combined statement of operations.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


         (a) To reflect a full year of depreciation expense on property and equipment, and amortization expense on identifiable intangible assets acquired as if the acquisition had occurred at the beginning of the period presented, as follows:



            Depreciation          5 years         $   83,250
            Amortization          9 years            675,200
                                                  ----------

               Total                              $  758,450
                                                  ==========



         (b) To record annual interest expense resulting from the issuance of 10% convertible secured promissory notes for the acquisition of Procuren(R) Operations as if the debt had been incurred as of the beginning of the period presented. Interest expense has been annualized assuming refinancing of short-term debt on substantially identical terms.


         (c)      To record amortization of deferred debt issuance costs.

         (d) To record amortization of discount on debt attributable to detachable warrants for the purchase of common stock issued in conjunction with the 10% convertible promissory notes.

                         Report of Independent Auditors

To the Board of Directors of
   Curative Health Services, Inc.

We have audited the accompanying statements of directly identifiable assets and liabilities of the Procuren(R) Operations of Curative Health Services, Inc. ("Procuren(R) Operations" as described in Note 1) as of December 31, 2000 and 1999 and the related statements of revenues and expenses, and cash flows for the years then ended. These financial statements are the responsibility of management of Curative Health Services, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the directly identifiable assets and liabilities of Procuren(R) Operations as of December 31, 2000 and 1999, and its revenues and expenses and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                         /s/ Ernst & Young LLP


Melville, New York
February 15, 2001

                         Curative Health Services, Inc.
                             Procuren(R) Operations

           Statements of Directly Identifiable Assets and Liabilities


                                                                           DECEMBER 31
                                                                       2000           1999
                                                                    ----------     ----------

DIRECTLY IDENTIFIABLE ASSETS
Accounts receivable (less allowance of $117,138 and $210,538 at
  December 31, 2000 and 1999, respectively)                         $  681,840     $1,911,029
Inventories                                                            258,403        296,349
                                                                    ----------     ----------

         Total directly identifiable current assets                    940,243      2,207,378

Property and equipment, net                                          2,784,149      3,009,150
Security deposits                                                       59,898         55,674
Patents and trademarks, net                                            605,630        644,473
                                                                    ----------     ----------

         Total directly identifiable assets                          4,389,920      5,916,675

DIRECTLY IDENTIFIABLE LIABILITIES
Accounts payable                                                       198,926        126,332
Accrued expenses                                                       382,302        363,263
                                                                    ----------     ----------

         Total directly identifiable liabilities                       581,228        489,595
                                                                    ----------     ----------

Total directly identifiable assets in excess of
   directly identifiable liabilities                                $3,808,692     $5,427,080
                                                                    ==========     ==========



SEE ACCOMPANYING NOTES.

                         Curative Health Services, Inc.
                             Procuren(R) Operations

                       Statements of Revenues and Expenses


                                                      YEAR ENDED DECEMBER 31
                                                      2000             1999
                                                  -----------      -----------

Revenues:
   Procuren(R) sales                               $ 6,404,456      $12,049,969
   Facility fees                                      615,984          837,813
                                                  -----------      -----------

         Total revenues                             7,020,440       12,887,782

Cost of revenues:
  Supplies                                            722,027        1,213,887
  Facility costs                                    4,480,160        5,508,441
                                                  -----------      -----------

         Total cost of revenues                     5,202,187        6,722,328

Other expenses:
  Selling, general and administrative               1,474,117        1,675,273
  Technical services                                2,136,063        2,832,847
  Bad debts                                           156,503          453,586
                                                  -----------      -----------

         Total other expenses                       3,766,683        4,961,706
                                                  -----------      -----------

Total cost of revenues and other expenses           8,968,870       11,684,034
                                                  -----------      -----------

Excess (deficiency) of revenues over expenses     $(1,948,430)     $ 1,203,748
                                                  ===========      ===========

SEE ACCOMPANYING NOTES.

                         Curative Health Services, Inc.
                             Procuren(R) Operations

                            Statements of Cash Flows


                                                                                 YEAR ENDED DECEMBER 31
                                                                                 2000             1999
                                                                              -----------      -----------

OPERATING ACTIVITIES
Excess (deficiency) of revenues over expenses                                 $(1,948,430)     $ 1,203,748
Adjustments to reconcile excess (deficiency) of revenues over expenses to net cash provided by operating activities:
     Depreciation and amortization                                                757,533          934,989
     Provision for doubtful accounts                                              156,503          453,586
     Change in operating assets and liabilities:
       Decrease in accounts receivable                                          1,072,686          827,170
       Decrease in inventories                                                     37,946           84,648
       Increase (decrease) in accounts payable and accrued expenses
                                                                                   91,633         (105,697)
                                                                              -----------      -----------
Net cash provided by operating activities                                         167,871        3,398,444

INVESTING ACTIVITIES
Purchases of property and equipment                                              (493,690)      (1,153,126)
Increase in security deposits                                                      (4,224)          (4,529)
                                                                              -----------      -----------
Net cash used in investing activities                                            (497,914)      (1,157,655)

FINANCING ACTIVITIES
Cash flow from (to) Parent, Curative Health Services, Inc.                        330,043       (2,240,789)
                                                                              -----------      -----------
Net cash provided by (used in) financing activities                               330,043       (2,240,789)
                                                                              -----------      -----------
Cash and cash equivalents at beginning and end of year                        $        --      $        --
                                                                              ===========      ===========

SEE ACCOMPANYING NOTES.

                         Curative Health Services, Inc.
                             Procuren(R) Operations

                          Notes to Financial Statements

                                December 31, 2000


1. BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

The accompanying financial statements include directly identifiable assets and liabilities, revenues and expenses and cash flows of the Procuren(R) Operations of Curative Health Services, Inc. ("Procuren(R) Operations"). Procuren(R) is a product line of Curative Health Services, Inc. (the "Company"). The Company is a disease management company in the chronic wound care business. The Company manages a nationwide network of Wound Care Centers that offer patients a multi-disciplinary comprehensive wound treatment program. Procuren(R) is a treatment that is provided at the wound care centers.

Procuren(R) Operations was not a separate legal entity and, as such, was an integral part of the Company's operations. As a result, separate financial statements were not maintained for the operations sold to Cytomedix, Inc. ("Cytomedix"). The accompanying financial statements have been prepared from the books and records of the Company and do not purport to reflect the assets and liabilities and results of operations and cash flows that would have resulted if Procuren(R) Operations had operated as a separate entity. Rather, these financial statements were prepared for the purpose of complying with rules and regulations of the Securities and Exchange Commission, in conjunction with Cytomedix's Registration Statement on Form SB-2, which indicate that certain financial statements are required for Procuren(R) Operations.

2. DESCRIPTION OF SALE

On October 12, 2000, the Company announced the sale of certain assets related to its Procuren(R) Operations to Cytomedix. The sale was finalized on January 2, 2001. The sale price for the Procuren(R) Operations was approximately $3.8 million, of which $2.1 million was paid in cash and the Company was issued a note for $1.7 million by Cytomedix which is payable in full in April 2001. In addition, as part of the consideration for taking the $1.7 million note from Cytomedix, the Company was issued 600,845 warrants to purchase shares of common stock of Cytomedix for $.50 per share. Under the agreement, Cytomedix will acquire the Company's assets associated with Procuren(R) Operations and will be the exclusive manufacturer of the Procuren(R) solution. The Company will continue to be the exclusive distributor of the product in the United States and will receive royalties based on the sales of the products that are developed from the associated patents on sales outside the United States.

                         Curative Health Services, Inc.
                             Procuren(R) Operations

                    Notes to Financial Statements (continued)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK: Substantially all of the Company's revenues have been generated from Wound Care Centers which the Company has established as cooperative ventures with acute care hospitals in the United States to provide a multi-disciplinary treatment protocol for chronic wounds. The Company sells Procuren(R) to acute care hospitals and other health care providers. Credit is extended based on an evaluation of the hospital's financial condition and collateral is generally not required.

ACCOUNTS RECEIVABLE: Accounts receivable represents the Procuren(R) portion of the outstanding receivable from hospitals, net of the allowance for bad debts.

INVENTORIES: Inventories are recorded at the lower of cost or market on a first-in, first-out basis. Inventories consist principally of the consumable supplies required for the manufacture of Procuren(R).

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization of property and equipment is provided using the straight-line method over the estimated useful lives (generally 4 to 7 years). Leasehold improvements are amortized over the life of the lease or the useful life of the related asset, whichever is shorter. Total direct expenses include depreciation and amortization expense related to the assets sold of approximately $741,000 and $883,000 for the years ended December 31, 2000 and 1999, respectively.

SECURITY DEPOSITS: Consists principally of amounts held by landlords under leases for the Company's Procuren(R) Operations' processing facilities and New York warehouse.

                         Curative Health Services, Inc.
                             Procuren(R) Operations

                    Notes to Financial Statements (continued)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PATENTS AND TRADEMARKS: Patents and trademarks consist of costs of filing patents and trademarks. Costs and expenses related to patents and trademarks are being amortized over the estimated life of the patent (17 years) or trademark (20 years) using the straight-line method. Total other expenses include amortization expense related to patents and trademarks of approximately $39,000 and $52,000 for the years ended December 31, 2000 and 1999, respectively.

LIABILITIES: Total liabilities include trade payables related to the Procuren(R) blood processing facilities and accrued expenses such as wages, benefits, rents and other miscellaneous expenses.

STOCK-BASED COMPENSATION PLANS: The Company grants stock options for a fixed number of shares of its common stock to employees with the exercise price equal to the fair value of the shares at the date of grant. Footnote disclosure related to the Company's stock-based compensation plans has not been included in the accompanying financial statements and footnotes because Procuren(R) Operations is not a separate legal entity for which stock options were issued and outstanding for the years presented.

INCOME TAXES: The Company provides for income taxes using the liability method in accordance with FASB No. 109, "Accounting for Income Taxes." Corporate allocations for income tax liability and expense relating to Procuren(R) Operations have not been included in the accompanying financial statements for the years presented. Procuren(R) Operations is not a separate member of a consolidated group and, therefore, any applicable income tax is recognized by the parent of the consolidated group, Curative Health Services, Inc.

4. STATEMENT OF REVENUES AND EXPENSES

REVENUES: Revenues are recorded when products are dispensed. Total revenues include actual charges to hospitals for Procuren(R) and estimates of Procuren(R) revenue in instances where Procuren(R) charges are not separately stated (approximately $261,000 and $372,000 for the years ended December 31, 2000 and 1999, respectively), and fees related to operation of the Procuren(R) blood processing facilities.

COST OF REVENUES: Cost of revenues represents the cost of producing Procuren(R). These costs include raw materials, labor, and overhead such as rent, depreciation, utilities, and other costs of operating the blood processing facilities.

                         Curative Health Services, Inc.
                             Procuren(R) Operations

                    Notes to Financial Statements (continued)


4. STATEMENT OF REVENUES AND DIRECT EXPENSES (CONTINUED)

OTHER EXPENSES: Total other expenses include selling, general and administrative, bad debt and technical services costs such as quality assurance, facility management, and purchasing costs. Included in technical service costs are corporate allocations including secretarial support, rent, utilities, and insurance which approximated $298,000 and $578,000 for the years ended December 31, 2000 and 1999, respectively. Included in selling, general and administrative expenses are other corporate allocations for selling, general and administrative support services such as payroll, human resources, accounting and accounts payable, management information systems and similar services from Curative Health Services, Inc. approximating $1,474,000 and $1,675,000 for the years ended December 31, 2000 and 1999, respectively.

5. PROPERTY AND EQUIPMENT

A summary of property and equipment and related accumulated depreciation and amortization follows:

                                                          DECEMBER 31
                                                      2000           1999
                                                   ----------     ----------

Property and equipment                             $3,614,434     $3,368,057
Leasehold improvements                              3,381,717      3,134,405
                                                   ----------     ----------
Less accumulated depreciation and amortization
                                                    4,212,002      3,493,312
                                                   ----------     ----------
                                                   $2,784,149     $3,009,150
                                                   ==========     ==========

                         Curative Health Services, Inc.
                             Procuren(R) Operations

                    Notes to Financial Statements (continued)


6. COMMITMENTS AND CONTINGENCIES

LEASES: The Company has entered into several noncancellable operating leases for the rental of certain office space relating to Procuren(R) Operations processing facilities and equipment leases at such locations expiring in various years through 2004. The following is a schedule of future minimum lease payments by year and in the aggregate under noncancellable operating leases and initial or remaining terms of one year or more at December 31, 2000:

                      OPERATING LEASES
                      ----------------
          2001          $  554,000
          2002             378,000
          2003             190,000
          2004              13,000
                        ----------
          Total         $1,135,000
                        ==========

Rent expense for all operating leases associated with Procuren(R) Operations approximated $704,000 and $696,000 for the years ended December 31, 2000 and 1999, respectively.

7. EMPLOYEE BENEFITS

The Company maintains a qualified Employee Savings Plan (the "Plan") for eligible employees under Section 401(k) of the Internal Revenue Code. The Plan provides for voluntary employer contributions at the discretion of the Company. The Company currently has authorized employer contributions of 50% of employees' contributions up to 2% of the employees' compensation.

The Company also maintains a non-qualified Deferred Compensation Plan for certain executives and directors.

Corporate allocations for employee benefits approximating $32,000 and $48,000 have been included in selling, general and administrative expenses for the years ended December 31, 2000 and 1999, respectively.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


         ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses relating to the registration of the shares will be borne by Cytomedix. Such expenses are set forth in the table below. All amounts are estimates except the Securities Act registration fee.

SEC Registration fee..............................................    $  7,863
Printing expenses.................................................      17,000
Legal fees and expenses...........................................     200,000
Accounting fees and expenses......................................      75,000
Transfer agent and registrar fees and expenses....................       2,500
Blue Sky and miscellaneous........................................      10,000
                                                                        ------
Total.............................................................    $312,363
                                                                      ========

         ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our amended certificate of incorporation in effect as of the date hereof (the "Certificate") provides that the Registrant's directors and officers shall not be personally liable to third parties for expenses, fines or settlements actually and reasonably incurred in connection with any action arising out of his service to the Registrant. Additionally, the Registrant's Certificate provides that the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages and expenses or settlements actually and reasonably incurred in connection with the defense of any such action, except that indemnification shall be made to a director who is adjudged liable for negligence or misconduct in the performance of his duties to the Registrant only to the extent that the court in which the action was brought determines that the director is fairly and reasonably entitled to indemnification despite his liability. The Registrant may obtain liability insurance for its officers and directors.

         The indemnification discussed above shall only be made to the extent that the director or officer to be indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and had no reasonable cause to believe that his conduct was unlawful. Such determination shall be made by either (a) a majority vote of a quorum consisting of members of the Board of Directors who were not party to the relevant suit, (b) if such quorum is not obtainable, or if such quorum so directs, by independent legal counsel in a written opinion, or (c) by the shareholders.

         ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

         1. On January 20, 1998, Informatix Holdings, Inc. issued 750 shares of common stock to Executive Business Service in exchange for a promissory note in the principal amount of $15,000 pursuant to Rule 504 promulgated under the Securities Act. The note was satisfied by Executive Business Services providing consulting services on behalf of the Cytomedix.

         2. On January 30, 1998, Informatix Holdings, Inc. authorized a reverse stock split of one share of its common stock for each two thousand share block of outstanding common stock (1:2,000). Any share certificate which was reduced below 200 shares as a result of the reverse stock split was adjusted to 200 shares of post split common stock.

         3. On February 23, 1998, Informatix Holdings, Inc. issued 10,000 shares of common stock to Executive Business Service in exchange for a subscription note receivable in the principal amount of $15,000, payable on demand and bearing an interest rate of 12%, pursuant to Rule 504 promulgated under the Securities Act. The note was satisfied by Executive Business Services providing consulting services on behalf of the Company.

         4. In March and April, 1998, Informatix Holdings, Inc. issued 600,000 shares of common stock to eighteen shareholders pursuant to Rule 504 promulgated under the Securities Act for an aggregate purchase price of $150,000.

         5. On April 20, 1998, Informatix Holdings, Inc. issued 100,000 shares of common stock to two overseas investors for an aggregate purchase price of $700,000 in a private placement pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933. In connection with the offering, Cytomedix was obligated to pay $100,000 in investment banking fees. In October 1999, the $100,000 fee was converted into 100,000 shares of the registrant's Series A preferred stock.

         6. On May 6, 1998, Informatix Holdings, Inc. authorized a reverse stock split of one share of its common stock for each five shares of outstanding common stock (1:5) which became effective in June, 1998.

         7. In May, 1998, Informatix Holdings, Inc. issued 1,512,500 shares of common stock to former shareholders of Informatix, Inc. in connection with a share exchange transaction whereby Cytomedix acquired 1,512,500 shares of the outstanding common stock of Informatix, Inc. A portion of the transaction was subsequently rescinded and 272,905 shares of Cytomedix common stock was returned to the registrant. After the rescission there were 1,239,595 shares still held by the former Informatix stockholders. The share exchange was exempt from registration in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933.

         8. On March 11, 1999, Informatix Holdings, Inc. issued 510,000 shares of common stock to the former President and CEO of the registrant, Robert deRose, of which 10,000 shares were issued pursuant to his employment agreement and 500,000 were issued in consideration of a note payable to the registrant. On August 1, 1999, the terms of the note were restated to reduce by 450,000 to 50,000 the number of shares issuable to Mr. deRose. The three-year note has a principal amount of $83,000 at an annual interest rate of 5.48%. Under a pledge agreement, the 50,000 shares are being held by Cytomedix until the note is satisfied in full. The 10,000 shares issued pursuant to the employment agreement are exempt from registration in reliance upon Rule 701 promulgated under the Securities Act. The shares in connection with the note are exempt from registration as provided in Section 4(2) of the Securities Act.

         9. On April 27, 1999, Informatix Holdings, Inc. issued 25,000 shares of its common stock to Bel-Cal Holdings Ltd. in partial consideration for consulting services in reliance on the exemption from registration as provided in Section 4(2) of the Securities Act.

         10. On August 5, 1999, Informatix Holdings, Inc. issued 7,500 shares of its common stock to Linzy Limited in payment for consulting services in reliance on the exemption from registration as provided in Section 4(2) of the Securities Act.

         11. On September 9, 1999, Informatix Holdings, Inc. granted options to purchase an aggregate of 750,000 shares of its common stock to three (3) employees. The 750,000 shares issued are exempt from registration in reliance upon Rule 701 promulgated under the Securities Act.

         12. In September 1999, the registrant granted Keith Bennett, M.D. and Bennett Medical, LLC a warrant to purchase up to 5% of its shares of common stock then outstanding as compensation for Dr. Bennett agreeing to test the AuTolo-Cure system on 75 cases on the registrant's behalf. The warrant may be exercised at any time after March 31, 2000 and must be exercised on or before the fifth anniversary of the date of issue. The exercise price of the warrant is $.02 per share of underlying common stock. Upon exercise of the warrant, BMI is entitled to participate in a stock option plan that permits BMI to acquire one additional share of common stock for each share of common stock then owned by BMI or Dr. Bennett. The options have an exercise price of $1.00 and may be exercised for five years after the later of (i) the date of issue or (ii) March 31, 2000. BMI will also act as a sales agent for the lease of equipment, licensing fees, sale of disposable supplies and training services for the registrant. On October 29, 1999, the registrant and BMI amended the commission agreement whereby BMI waived its right to 5% commission on the gross profit of sales and licenses to certain designated customers outside of Arkansas in exchange for an option to purchase 135,000 shares of the registrant's common stock at an exercise price of $1.00 per share. These warrants were issued in reliance on the exemption from registration as provided in Section 4(2) of the Securities Act.

         13. In October, 1999, Autologous Wound Therapy, Inc. completed a private placement of Autologous Wound Therapy, Inc. common stock. In the offering 5,000 shares of Autologous Wound Therapy, Inc. common stock (now representing 250,000 shares of Cytomedix's common stock and 250,000 shares of Series B Convertible Preferred Stock) were sold to twelve accredited investors for an aggregate purchase price of $500,000 to provide working capital for Autologous Wound Therapy, Inc. Sales were made in reliance on the exemption from registration as provided in Section 4(2) of the 1933 Securities Act, as amended, and Regulation D.

         14. In October, 1999, Autologous Wound Therapy, Inc. issued 50,000 shares of Autologous Wound Therapy, Inc. common stock (now representing 2,500,000 shares Cytomedix's common stock and 2,500,000 shares of Series B Convertible Preferred Stock) to BDR Investment Partnership in exchange of its contribution of certain contractual rights to Autologous Wound Therapy, Inc. The contractual rights consisted of the partnership's right to receive 10% of the gross revenues of Autologous Wound Therapy, Inc. and any other monies raised on behalf of Autologous Wound Therapy, Inc., regardless of whether in the form of equity or debt, through the efforts of the partnership. By virtue of the contribution, Autologous Wound Therapy, Inc. shall retain the 10% of revenues otherwise payable under the canceled agreement. The shares were issued in reliance on the exemption from registration as provided in Section 4(2) of the 1933 Securities Act, as amended.

         15. In November, 1999, Autologous Wound Therapy, Inc. sold 250,000 shares of common stock to four (4) shareholders for an aggregate purchase price of $500,000 to provide working capital for Autologous Wound Therapy, Inc. Sales were made in reliance on the exemption from registration as provided in Section 4(2) of the 1933 Securities Act, as amended.

         16. In November, 1999, Autologous Wound Therapy, Inc. issued 1,625,000 shares of its Series A 5% Cumulative Preferred Stock to certain stockholders in consideration for the cancellation of shareholder loans, accrued interest and investment banking fees made to Autologous Wound Therapy, Inc. in the aggregate amount of approximately $1,625,000. The shares were issued to the shareholders in reliance on the exemption from registration under the 1933 Securities Act provided by Section 4(2).

         17. In November, 1999, in connection with the merger, Autologous Wound Therapy, Inc., predecessor to the registrant, issued 6,000,000 shares of common stock and 6,000,000 shares of Series B Convertible Preferred Stock to Autologous Wound Therapy, Inc.'s pre-merger stockholders in exchange for the cancellation of the pre-merger Autologous Wound Therapy, Inc. common stock surrendered in the transaction. Additionally, the registrant assumed certain obligations of pre-merger Autologous Wound Therapy, Inc. under the Stock Option Plan with respect to the issuance of 750,000 shares of common stock and 750,000 shares of Series B Convertible Preferred Stock and warrants representing an additional 250,000 shares of common stock and 250,000 shares of Series B Convertible Preferred Stock and an option to purchase 135,000 shares of common stock. The total number of shares of common stock and Series B Preferred Stock committed to be issued in connection with the merger shall not exceed 7,500,000 shares of common stock. In connection with the merger, the registrant issued 400,000 shares of common stock to SPH Equities, Inc., options to purchase 40,000 shares of common stock to SPH Investments, Inc. and options to purchase 250,000 shares of common stock to three consultants as payment of investment banking fees associated with the merger.

         18. From January 2000 to September 2000, the registrant issued to The Kriegsman Group warrants representing the right to purchase 600,000 shares of its common stock, par value $0.0001 per share, with exercise price of $4.00 per share pursuant to the terms of a Consulting Agreement entered into between the registrant and The Kriegsman Group. The warrants have a term ranging from five to eight years from the date of issuance. The Kriegsman Group received these warrants in exchange for providing the registrant with assistance in recruiting members for the registrant's board of directors, advisory board and senior executives. The issuance of these securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act of 1933, as amended.

         19. In January 2000, the registrant granted to Sigma Health Care Consulting warrants representing the right to purchase 50,000 shares of its common stock, par value $0.0001 per share, at an exercise price of $4.00 per share. The warrants have a term of five years from the date of issuance. The issuance of these securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act of 1933, as amended.

         20. In February 2000, the registrant sold 250,000 shares of its common stock, par value $0.0001 per share, to Lancer Offshore, Inc., at a purchase price of $3.00 per share pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended. The registrant received gross proceeds of $750,000 from this private placement and paid investment banking fees of $75,000.

         21. In March 2000, the registrant sold 771,500 shares of its common stock, par value $0.0001 per share, at a purchase price of $10.00 per share to 31 accredited investors in a private placement transaction pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended. The registrant received gross proceeds of $7,715,000 from this private placement and paid aggregate advisory and placement fees of $441,267. The registrant also issued 20,000 shares of its common stock, par value $0.0001 per share, and warrants representing the right to purchase 26,500 shares of its common stock, par value $0.0001 per share, with an exercise price of $10.00 per share, to The Kriegsman Group, as additional placement fees pursuant to the terms of the Consulting Agreement entered into between the registrant and The Kriegsman Group. The warrants have a term of five years from the date of issuance.

         22. In March 2000, the registrant issued options to purchase 1,600,000 shares of its common stock, par value $0.0001 per share, at an exercise price of $7.00 per share, to four new executives pursuant to their respective employment agreements with the registrant. The options vest over a period of three years, ending on December 31, 2002. The options issued contain anti-dilution provisions, and therefore, as a result of the March 2000 private placement, the registrant was required to issue options to purchase an additional 173,440 shares of common stock to these four executives. The options expire ten years from the date of the grant. In June 2000, the registrant issued options to purchase 400,000 shares of its common stock, par value $0.0001 per share, at an exercise price of $7.00 per share, to two new executives pursuant to their respective employment agreements with the registrant. The options vest over a three year period, ending on June 30, 2003, and the options expire ten years from the date of the grant. The issuance of these securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act of 1933, as amended. On December 21, 2000, the board of directors accelerated the vesting schedule in the employment agreements. Consequently, the options to purchase 2,173,440 shares of common stock are fully vested.

         23. From February 16, 2000 to March 4, 2000, the registrant granted options to purchase an aggregate of 45,000 shares of its common stock, par value $0.0001 per share, to its employees pursuant to its Long-Term Incentive Plan, with exercise prices ranging from $4.00 to $5.00 per share. The options expire five years from the date of the grant and vest 12 months after issuance. In August and September 2000, certain employees resigned and their options cumulatively totaling 10,000 shares were cancelled in accordance with the terms of their option grants. The issuance of these securities was deemed to be exempt from registration in reliance on Rule 701 promulgated under Section 3(b) under the Securities Act of 1933, as amended.

         24. In September 2000, the registrant issued to BDR Consulting, Inc. a warrant representing the right to purchase 72,056 shares of its common stock, par value $0.0001 per share, at an exercise price of $7.69 per share, in exchange for BDR Consulting, Inc. agreeing to amend the terms of their Consulting Agreement entered into with the registrant to place a maximum limit on the consulting fees payable to BDR Consulting. The warrants are immediately exercisable and expire on October 31, 2004.

         25. In January 2001, the registrant issued to Bel-Cap Delaware, LLC, Bristol Investment Fund, Ltd., Curative Health Services, Inc. and TSENVI, LLC warrants representing the right to purchase an aggregate of 1,350,846 shares of its common stock, par value $0.0001 per share, at an exercise price equal to the lesser of $.50 per share or a price per share equal to the average of the three lowest intraday sale prices during the twenty trading days immediately preceding the date on which the warrant is exercised. The registrant issued the warrants in exchange for bridge financing in the amount of $2,100,000, the proceeds of which were used to acquire certain assets of Curative Health Services, Inc. The warrants are immediately exercisable and expire on December 25, 2010. The issuance of these securities were deemed to be exempt from registration in reliance on Section 4(2) and Rule 506 under Regulation D promulgated under the Securities Act of 1933, as amended.


         26. In January 2001, the registrant issued a convertible secured promissory note to each of Bel-Cap Delaware, LLC, Bristol Investment Fund, Ltd. and TSENVI, LLC in the principal amount of $700,000 in exchange for bridge financing in the aggregate principal amount of $2,100,000. The notes accrue interest at a rate of 10% per annum. Each holder is entitled to convert the note into shares of our common stock at any time until all principal and interest due under the note is repaid in full at a conversion price per share equal to the lesser of (1)
$1.00 per share and (2) 80% of the average of the three lowest intraday sale prices during the twenty trading days immediately preceding the date on which the note is surrendered for conversion. In January 2001, the registrant also issued a convertible secured promissory note to Curative Health Services, Inc. in the aggregate principal amount of $1,682,571. The note accrues interest at a rate of 10% per annum. Curative Health Services, Inc. is entitled to convert the note into shares of our common stock at any time until all principal and interest due under the note is repaid in full at a conversion price per share equal to the lesser of (1) $1.00 per share and (2) 80% of the average of the three lowest intraday sale prices during the twenty trading days immediately preceding the date on which the note is surrendered for conversion. The issuance of these securities were deemed to be exempt from registration in reliance on Section 4(2) and Rule 506 under Regulation D promulgated under the Securities Act of 1933, as amended.


         27. In January 2001, the registrant issued to The Kriegsman Group and FAC Enterprises, Inc. warrants representing the right to purchase an aggregate of 25,000 and 350,000 shares of its common stock, respectively, as placement fees in connection with the bridge financing used to purchase assets of Curative Health Services, Inc. and CHS Services, Inc. These warrants are immediately exercisable at a price per share equal to the lesser of (1) $0.50 and (2) the price equal to eighty percent of the average of the lowest three intraday sales prices as reported by Bloomberg during the twenty trading days preceding the date on which the warrant is exercised. The exercise period of each of the warrants remains in effect until January 2, 2011. In February 2001, FAC Enterprises, Inc. assigned its right to purchase 250,000 shares of the registrant's common stock to Smoke Rise Investments, LLC.


         28. In April 2001, the registrant issued to a group of third-party investors warrants representing the right to purchase 364,140 shares of its common stock, as consideration for subordinating and extending the maturity date of convertible secured promissory notes assigned to them.

         29. In April 2001, the registrant issued 12% secured promissory notes in the aggregate principal amount of $1,807,500 to a group of investors. The notes mature on April 23, 2005. In connection with this offering, the registrant paid offering costs and expenses of $415,800. The issuance of these securities were deemed to be exempt from registration in reliance on Section 4(2) and Rule 506 under Regulation D promulgated under the Securities Act of 1933, as amended.

         30. In April 2001, the registrant entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement $26,250 of the registrant's common stock up to an aggregate of $14.7 million. The $14.7 million is to be purchased over a 28 month period, which may be extended an additional six months at the registrant's discretion. The purchase price of the shares will be equal to a price based upon the future market price of the registrant's common stock without any fixed discount to the market price. As consideration for Fusion Capital's purchase commitments, the registrant has issued to Fusion Capital a warrant representing the right to purchase 1,189,320 shares of Cytomedix common stock. On April 23, 2001, Fusion Capital exercised its warrant by means of "cashless" exercise terms contained in the warrant. As a result, the registrant issued to Fusion Capital 657,424 shares of the registrant's common stock. Sales were made in reliance on the exemption from registration as provided in Section 4(2) of the 1933 Securities Act, as amended, and Regulation D.

         The recipients of securities in each of the foregoing transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      EXHIBITS.
                  --------


   Number                                                     Description
--------------     --------------------------------------------------------------------------------------------------
     2.1           Agreement  and Plan of Merger and  Reorganization,  dated as of October 22, 1999,  by and between
                   Informatix  Holdings,  Inc. and  Autologous  Wound Therapy,  Inc. (now known as Cytomedix,  Inc.)
                   (Previously filed on December 10, 1999, on Form 10-SB, File No. 000-28443).

     2.2           Amended and Restated Asset Purchase  Agreement,  effective as of October 12, 2000 and executed as of December 26, 2000,  by and among  Cytomedix,  Inc.,  CHS  Services,  Inc. and Curative  Health
                   Services, Inc.  (Previously filed on January 17, 2001, on Form 8-K, File No. 000-28443).

     3.1           Certificate of  Incorporation.  (Previously  filed on December 10, 1999, on Form 10-SB,  File No.
                   000-28443).

     3.2           Amended  Certificate  of  Incorporation.  (Previously  filed on December 10, 1999, on Form 10-SB,
                   File No. 000-28443).

     3.3           Amended  Certificate of Incorporation.  (Previously filed on April 4, 2000, on Form 8-K, File No.
                   000-28443).

     3.4           By-laws. (Previously filed on December 10, 1999, on Form 10-SB, File No. 000-28443).

     4.1           Specimen Common Stock certificate.*

     4.2           Convertible  Secured  Promissory  Note  issued to Curative  Health  Services,  Inc.,  dated as of
                   December 26, 2000 (Previously filed on January 17, 2001, on Form 8-K, File No. 000-28443).

     4.4           Convertible  Secured Promissory Note issued to Bristol Investment Fund, LLC, dated as of December
                   26, 2000.  (Previously filed on January 17, 2001, on Form 8-K, Registration No. 000-28443).

     4.5           Warrant issued to Curative  Health  Services,  Inc.,  dated as of December 26, 2000.  (Previously filed on January 17, 2001, on Current Form 8-K, Registration No. 000-28443).

     4.7           Warrant issued to TSENVI,  LLC, dated as of December 26, 2000.  (Previously  filed on January 17,
                   2001, on Form 8-K, File No. 000-28443).

     4.8           Warrant  issued to Bel-Cap  Delaware,  LLC, dated as of December 26, 2000.  (Previously  filed on
                   January 17, 2001 on Form 8-K, Registration No. 000-28443).

     4.9           Warrant issued to Bristol  Investment  Fund, LLC, dated December 26, 2000.  (Previously  filed on
                   January 17, 2001, on Form 8-K, Registration No. 000-28443).

     4.10          Warrant issued to FAC  Enterprises,  Inc.,  dated as of December 26, 2000.  (Previously  filed on
                   February 16, 2001, on Form SB-2, File No. 333-55818).

     4.11          Warrant issued to Smoke Rise  Investments,  LLC dated as of February 13, 2001.  (Previously filed on February 16, 2001, on Form SB-2, File No. 333-55818).

     4.12          Warrant  issued to The  Kriegsman  Group,  dated as of December  26, 2000.  (Previously  filed on
                   February 16, 2001, on Form SB-2, File No. 333-55818).

     4.13          Warrant issued to Fusion Capital Fund II, LLC, dated April 20, 2001.*

     4.14          Form of 12% Convertible Secured Promissory Note due April 15, 2005.*

     4.15          Form of Warrant dated April 23, 2001 by Cytomedix, Inc.*

     5.1           Opinion on legality of David Demarest, General Counsel of Cytomedix, Inc.*

     9.1           Voting  Agreement dated November 4, 1998, by and among certain  stockholders  of Cytomedix,  Inc.
                   and Jim D. Swink. (Previously filed on December 10, 1999, on Form 10-SB, File No. 000-28443).

    10.1           Royalty  Agreement,  dated as of December 26, 2000, by and between  Cytomedix,  Inc. and Curative
                   Health Services, Inc.  (Previously filed on January 17, 2001, on Form 8-K, File No. 000-28443).

    10.2           First Amendment to Royalty Agreement,  dated as of April 20, 2001, by and between Cytomedix, Inc.
                   and Curative Health Services, Inc.*

    10.3           Supply  Agreement,  dated as of December 26, 2000,  by and between  Cytomedix,  Inc. and Curative
                   Health Services, Inc.  (Previously filed on January 17, 2001, on Form 8-K, File No. 000-28443).

    10.4           Transitional  Services Agreement,  dated as of December 26, 2000, by and between Cytomedix,  Inc.
                   and Curative Health Services,  Inc.  (Previously filed on January 17, 2001, on Form 8-K, File No.
                   000-28443).



   Number                                                     Description
--------------     --------------------------------------------------------------------------------------------------
    10.5           Securities  Purchase  Agreement,  dated as of December 26, 2000,  by and among  Cytomedix,  Inc.,
                   TSENVI,  LLC, Bel-Cap Delaware,  LLC, Bristol Investment Fund, Ltd. and Curative Health Services,
                   Inc.   (Previously filed on January 17, 2001, on Form 8-K, File No. 000-28443).

    10.6           Registration  Rights  Agreement,  dated as of December 26, 2000,  by and among  Cytomedix,  Inc.,
                   TSENVI,  LLC,  Bel-Cap  Investments,  Ltd.,  Bristol  Investment  Fund,  LLC and Curative  Health
                   Services, Inc.  (Previously filed on January 17, 2001, on Form 8-K, File No. 000-28443).

    10.7           Security  Agreement,  dated as of December 26, 2000, by and among Cytomedix,  Inc., TSENVI,  LLC,
                   Bel-Cap  Investments,  Ltd.,  Bristol  Investment  Fund, LLC and Curative Health  Services,  Inc.
                   (Previously filed on January 17, 2001, on Form 8-K, File No. 000-28443).

    10.8           Assignment and  Assumption  Agreement,  dated as of December 26, 2000, by and between  Cytomedix,
                   Inc. and Curative  Health  Services,  Inc.  (Previously  filed on January 17, 2001,  on Form 8-K,
                   File No. 000-28443).

    10.9           Form of Lease Assignment and Assumption Agreement,  dated as of December 26, 2000, by and between
                   Cytomedix,  Inc. and Curative Health  Services,  Inc.  (Previously  filed on January 17, 2001, on
                   Form 8-K, File No. 000-28443).

    10.10          Assignment  of Marks,  dated as of December  26, 2000,  by and among  Cytomedix,  Inc.,  Curative
                   Health Services,  Inc.  (formerly known as Curative  Technologies,  Inc. and Curatech,  Inc.) and
                   CHS  Services,  Inc.  (Previously  filed on  January  17,  2001,  on Form 8-K,  Registration  No.
                   000-28443).

    10.11          Assignment of Patents,  dated as of December 26, 2000,  by and among  Cytomedix,  Inc.,  Curative
                   Health Services, Inc. (formerly known as Curative Technologies,  Inc. and Curatech, Inc.) and CHS
                   Services, Inc.  (Previously filed on January 17, 2001, on Form 8-K, Registration No. 000-28443).

    10.12          Assignment of Copyrights,  dated as of December 26, 2000, by and among Cytomedix,  Inc., Curative
                   Health  Services,  Inc. and CHS  Services,  Inc.  (Previously  filed on January 17, 2001, on Form
                   8-K, Registration No. 000-28443).

    10.13          Letter to The  Kriegsman  Group,  dated as of December 26, 2000,  granting  registration  rights.
                   (Previously filed on February 16, 2001, on Form SB-2, File No. 333-55818).

    10.14          Letter to Quasar Investments,  LLC, dated as of December 26, 2000, granting  registration rights.
                   (Previously filed on February 16, 2001, on Form SB-2, File No. 333-55818).

    10.15          Employment  Agreement,  dated as of June 30, 2000,  by and between  Cytomedix,  Inc. and Glenn M.
                   Charlesworth.  (Previously filed on August 14, 2000, on Form 10-QSB, File No. 000-28443).

    10.16          Employment  Agreement,  dated as of March 3, 2000, by and between Autologous Wound Therapy,  Inc.
                   (now known as  Cytomedix,  Inc.) and James A. Cour.  (Previously  filed on May 25, 2000,  on Form
                   10-QSB/A, File No. 000-28443).

    10.17          Employment  Agreement,  dated as of March 3, 2000, by and between Autologous Wound Therapy,  Inc.
                   (now known as Cytomedix,  Inc.) and Robin L. Geller.  (Previously  filed on May 25, 2000, on Form
                   10-QSB/A, File No. 000-28443).

    10.18          Employment  Agreement,  dated as of March 3, 2000, by and between Autologous Wound Therapy,  Inc.
                   (now known as  Cytomedix,  Inc.) and David C.  Demarest.  (Previously  filed on May 25, 2000,  on
                   Form 10-QSB/A, File No. 000-28443).

    10.19          Lease,  dated as of April 19,  2000,  by and  between  Cytomedix,  Inc.  and  CarrAmerica  Realty
                   Corporation.  (Previously filed on May 15, 2000, on Form 10-QSB, File No. 000-28443).

    10.20          Autologous Wound Therapy,  Inc. Long-Term  Incentive Plan.  (Previously filed on August 14, 2000, on Form 10-QSB, File No. 000-28443).

    10.21          Securities  Purchase  Agreement,  dated as of January 25, 2000, by and between  Autologous  Wound
                   Therapy,  Inc. (now known as Cytomedix,  Inc.) and Lancer  Offshore,  Inc.  (Previously  filed on
                   May 15, 2000, on Form 10-QSB, File No. 000-28443).

    10.22          Form of Securities Purchase  Agreement,  dated as of March 1, 2000, by and among Autologous Wound
                   Therapy,  Inc. (now known as Cytomedix,  Inc.) and investor  parties thereto.  (Previously  filed on May 15, 2000, on Form 10-QSB, File No. 000-28443).

    10.23          Consulting  Agreement,  dated as of January 12, 2000, by and between  Autologous  Wound  Therapy,
                   Inc.  (now  known as  Cytomedix,  Inc.) and The  Kriegsman  Group.  (Previously  filed on May 15,
                   2000, on Form 10-QSB, File No. 000-28443).



   Number                                                     Description
--------------     --------------------------------------------------------------------------------------------------
    10.24          First  Amendment  to  Consulting  Agreement,  dated  as of  February  22,  2000,  by and  between
                   Autologous  Wound  Therapy,  Inc.  (now  known  as  Cytomedix,  Inc.)  and The  Kriegsman  Group.
                   (Previously filed on May 15, 2000, on Form 10-QSB, File No. 000-28443).

    10.25          Royalty  Agreement,  dated as of April 27, 1999, by and between  Charles E. Worden and Autologous
                   Wound Therapy,  Inc. (now known as Cytomedix,  Inc.)  (Previously  filed on December 10, 1999, on
                   Form 10-SB, File No. 000-28443).

    10.26          First  Amendment to Royalty  Agreement,  dated as of October 29, 1999, by and between  Charles E.
                   Worden and Autologous Wound Therapy,  Inc. (now known as Cytomedix,  Inc.)  (Previously  filed on
                   December 10, 1999, on Form 10-SB, File No. 000-28443).

    10.27          Consulting  Agreement,  dated as of October 29, 1999, by and between  Autologous  Wound  Therapy,
                   Inc. (now known as Cytomedix,  Inc.) and BDR Consulting,  Inc.  (Previously filed on December 10,
                   1999, on  Form 10-SB, File No. 000-28443).

    10.28          First  Amendment  to  Consulting  Agreement,  dated as of  September  15,  2000,  by and  between
                   Cytomedix,  Inc.  and BDR  Consulting,  Inc.  (Previously  filed on November  20,  2000,  on Form
                   10-QSB, File No. 000-28443).

    10.29          Services  Agreement,  dated as of September 22, 1999,  and amended as of October 29, 1999, by and among Autologous Wound Therapy,  Inc. (now known as Cytomedix,  Inc.),  Bennett Medical,  LLC and
                   Keith Bennett, M.D. (Previously filed on February 16, 2001, on Form SB-2, File No. 333-55818).

    10.30          Grant of Security  Interest  (Trademarks,  Copyrights,  Patents and Licenses) in favor of TSENVI,
                   LLC,  dated  December 26, 2000.  (Previously  filed on February 16, 2001, on Form SB-2,  File No.
                   333-55818).

    10.31          License Agreement dated March 21, 2001, by and between  Cytomedix,  Inc. and DePuy AcroMed,  Inc.
                   (Previously filed on April 16, 2001, on Form 10-KSB, File No. 000-28443).

    10.32          Consent,  Waiver,  Payoff  and  Exchange  Agreement  dated as of April  20,  2001,  by and  among
                   Cytomedix,  Inc, Bel-Cap Delaware,  LLC, Bristol  Investment Fund, Ltd., TSENVI, LLC and Curative
                   Health Services, Inc. (Previously filed on April 27, 2001, on Form 8-K, File No. 000-28443).

    10.33          Extension and  Modification  Agreement dated as of April 20, 2001, by and among  Cytomedix,  Inc.
                   and BDR, Inc., as agent for the holders of certain 10% convertible secured promissory notes.*

    10.34          Registration  Rights Agreement dated as of April 20, 2001, by and among  Cytomedix,  Inc. and the parties named therein.*

    10.35          Amended and Restated  Common Stock Purchase  Agreement dated as of April 20, 2001, by and between
                   Cytomedix, Inc. and Fusion Capital Fund II, LLC.*

    10.36          Security Agreement dated as of April 23, 2001, by and between Cytomedix,  Inc. and First Security
                   Bank,  as  Collateral  Agent,  for the benefit of the holders of the Series 2001 12%  Convertible
                   Secured Promissory Notes.*



   Number                                                     Description
--------------     --------------------------------------------------------------------------------------------------
    10.37          Registration  Rights Agreement dated as of April 23, 2001, by Cytomedix,  Inc. for the benefit of the purchasers of the Series 2001 12% Convertible Promissory Notes.*

    23.1           Consent of L J Soldinger Associates.*

    23.2           Consent of KPMG LLP.*

    23.3           Consent of Ernst & Young LLP.*

    23.4           Consent of David Demarest, General Counsel of Cytomedix, Inc (included in Exhibit 5.1).*

    24.1           Powers of Attorney (Previously filed on February 16, 2001, on Form SB-2, File No. 333-55818).

-------------------
*Filed herewith.

ITEM 17. UNDERTAKINGS

         (a)  The registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

                 (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

                 (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, CYTOMEDIX, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, WHO IS DULY AUTHORIZED TO DO SO, IN THE CITY OF DEERFIELD, ILLINOIS, AS OF MAY 25, 2001.


                                         CYTOMEDIX, INC.



                                         By:  /s/ James A. Cour
                                             ---------------------------------
                                         Name:  James A. Cour
                                         Title: CHIEF EXECUTIVE OFFICER





         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF MAY 25, 2001.



         SIGNATURE                                      TITLE
         ---------                                      -----
/s/ James A. Cour                         Chief Executive Officer, President
-----------------------------              and Chairman of the Board
       James A. Cour                      (Principal Executive Officer)



            *                               Vice President of Finance and Chief
-----------------------------               Financial Officer
    Glenn M. Charlesworth                  (Principal Financial and
                                            Accounting Officer)


            *                               Director
-----------------------------
     Arthur F. Staubitz

            *                               Director
-----------------------------
       Fabrizio Bonanni

            *                               Director
-----------------------------
       Dennis L. Winger

            *                               Director
-----------------------------
    R. Douglas Armstrong



* By: /s/ James A. Cour
     ----------------------------------------
                  James A. Cour
                 ATTORNEY-IN-FACT
